UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Gates Industrial Corporation plc

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April 26, 2023
Dear Gates Shareholders:
You are cordially invited to attend the 2023 Annual General Meeting of Shareholders of Gates Industrial Corporation plc to be held on Thursday, June 8, 2023, at 10:00 a.m. Mountain Time. In order to provide a consistent and convenient experience to all shareholders regardless of location, we will hold the 2023 Annual General Meeting of Shareholders virtually through a live audiocast at www.virtualshareholdermeeting.com/GTES2023. The attached Notice of Annual General Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the meeting and provide detail on the virtual meeting format, including how to register.
In accordance with the Securities and Exchange Commission’s rule allowing companies to furnish proxy materials to their shareholders over the internet, we are primarily furnishing proxy materials to our shareholders of ordinary shares electronically, rather than mailing paper copies of the materials (including our Annual Report on Form 10-K for the fiscal year ended December 31, 2022). On or about April 26, 2023, we mailed certain shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access these materials and how to vote their shares. Such notice provides instructions on how you can request a paper copy of these materials by mail, by telephone or by email. If you requested your materials via email, the email contains voting instructions and links to the materials on the internet. You may also read, print and download our annual report and our proxy statement at www.proxyvote.com.
As a shareholder of Gates Industrial Corporation plc, you play an important role for our company by considering and taking action on these matters. We appreciate the time and attention you invest in making thoughtful decisions. Regardless of whether you plan to participate in the meeting, we encourage you to vote your shares as promptly as possible.

Sincerely,

Ivo Jurek
Chief Executive Officer

GATES INDUSTRIAL CORPORATION PLC
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

Notice is hereby given that the 2023 Annual General Meeting of Shareholders (the “AGM” or the “Meeting”) of Gates Industrial Corporation plc (“Gates” or the “Company”) will be held virtually on Thursday, June 8, 2023, at 10:00 a.m., Mountain Time at www.virtualshareholdermeeting.com/GTES2023. The AGM will be held for the following purposes:
1.To elect the nine director nominees identified in the proxy statement following this Notice (“Proxy Statement”).
2.To conduct an advisory vote to approve named executive officer compensation.
3.To conduct an advisory vote on the Company’s directors’ remuneration report (the “Directors’ Remuneration Report”) contained in Appendix A of the Proxy Statement in accordance with the requirements of the United Kingdom (the “U.K.”) Companies Act 2006 (the “Companies Act”).
4.To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 30, 2023.
5.To re-appoint Deloitte LLP as the Company’s U.K. statutory auditor under the Companies Act (to hold office until the conclusion of the next annual general meeting at which accounts are laid before the Company’s shareholders).
6.To authorize the Audit Committee of the Board of Directors of the Company (the “Board” or “Board of Directors”) to determine the remuneration of Deloitte LLP in its capacity as the Company’s U.K. statutory auditor.
7.To transact such other business as may properly come before the AGM or any adjournment thereof.
The above proposals are more fully described in the Proxy Statement following this Notice, which shall be deemed to form a part of this Notice. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Annual Report”) accompanies the Proxy Statement following this Notice. These documents may also be accessed free of charge at www.proxyvote.com
You can vote and attend the AGM if you were a shareholder of record at the close of business on April 12, 2023.
On the day of the meeting, please visit www.virtualshareholdermeeting.com/GTES2023 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card. Online access to the audiocast will open approximately 15 minutes prior to the start of the Meeting. There will be no physical meeting location. The meeting will only be conducted via live audiocast.
It is important that your shares be represented and voted at the AGM. We encourage you to vote by internet or telephone, or complete, sign and return your proxy prior to the AGM even if you plan to attend.
By Order of the Board of Directors,

Ivo Jurek
Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 8, 2023:
The Notice of Annual General Meeting of Shareholders, Proxy Statement and 2022 Annual Report are being distributed or made available, as the case may be, on or about April 26, 2023.
i

PROXY STATEMENT
FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
To be held on June 8, 2023 at 10:00 a.m. Mountain Time
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
What is the purpose of the AGM?
At the AGM, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this Proxy Statement. These matters include: the election of nine directors, approval (on an advisory basis) of the named executive officer compensation, approval (on an advisory basis) of the Directors’ Remuneration Report, ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2023 (“Fiscal 2023”), re-appointment of Deloitte LLP as the Company’s U.K. statutory auditor under the Companies Act, and authorization for the Audit Committee of the Board (the “Audit Committee”) to determine the remuneration of Deloitte LLP in its capacity as the Company’s U.K. statutory auditor. Management will be available to respond to questions from shareholders.
Who is entitled to vote at the AGM?
Only the Company’s shareholders of record at the close of business on April 12, 2023 (the “record date” for the Meeting), are entitled to receive notice of and to participate in the virtual AGM. If you were a shareholder of record on that date, you will be entitled to vote electronically all of the shares you held on that date at the Meeting, or any postponement(s) or adjournment(s) of the Meeting. As of the record date, there were 284,951,792 ordinary shares in the capital of the Company in issue, all of which are entitled to be voted at the Meeting. The Company expects the proxy materials and the Notice of Internet Availability of Proxy Materials to be mailed and/or made available to shareholders eligible to vote on or about April 26, 2023.
Any corporation that is a shareholder of record may by resolution of its directors or other governing body authorize such person as it thinks fit to act as its representative at the AGM and the person so authorized shall (on production of a certified copy of such resolution at the Meeting) be entitled to exercise the same powers on behalf of the corporation as that corporation could exercise if it were an individual shareholder of the Company. In the case of joint holders of a share, the vote of the senior holder who tenders a vote, whether in person (virtually) or by proxy, shall be accepted to the exclusion of the vote or votes of the other joint holder or holders, and seniority shall be determined by the order in which the names of the holders stand in the register.
What are the voting rights of the holders of the Company’s ordinary shares?
Holders of ordinary shares are entitled to one vote per share on each matter that is submitted to shareholders for approval.
Who can attend the Meeting?
All shareholders as of the record date may virtually attend the AGM.
How can I attend and vote at the Meeting?
To attend the AGM, please visit www.virtualshareholdermeeting.com/GTES2023 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card. Online access to the audiocast will open approximately 15 minutes prior to the start of the Meeting. There will be no physical meeting location. The meeting will only be conducted via live audiocast. If you encounter any technical difficulties with the virtual meeting during the log in or meeting time, please call the technical support number that will be posted on the virtual meeting log in page. Rules governing conduct at the AGM will be posted on the virtual meeting platform along with an agenda.
Will I be able to participate in the virtual Meeting on the same basis I would be able to participate in a live annual general meeting?
The AGM will be held in a virtual meeting format only and will be conducted via live audiocast. The virtual meeting format for the AGM will enable full and equal participation by all of the Company’s shareholders from any place in the world at little to no cost. The Company believes that holding the AGM virtually provides the opportunity for participation by a broader group of shareholders while reducing environmental impacts and the costs associated with planning, holding and arranging logistics for in-person meeting proceedings.
The Company designed the format of the virtual AGM to ensure that its shareholders who attend the AGM will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance shareholder access, participation and communication through online tools. To ensure such an experience, the Company will provide shareholders with the ability to submit appropriate questions real-time during the AGM through the meeting website by typing your question into the “Ask a Question” field and then clicking “Submit.” Management expects to devote a reasonable amount of time for appropriate questions, which include questions and comments related to one of the matters to be voted on by the shareholders and are relevant to shareholders generally.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Beneficial owners. If your shares are held for you in the name of your broker, bank or other nominee, your shares are held in “street name” and you are considered the “beneficial owner.” As such, these proxy materials or the Notice of Internet Availability of Proxy Materials are being made available or forwarded to you by your broker, bank or other nominee, who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares in accordance with the voting instruction form provided by your bank, broker or other nominee.
Shareholders of record. If you are registered on the register of members of the Company in respect of ordinary shares, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by the Company.
What constitutes a quorum?
The presence at the Meeting, in person (virtually) or by proxy, of the holders of ordinary shares representing at least the majority of the voting rights of all shareholders entitled to vote at the Meeting will constitute a quorum, permitting the Meeting to conduct its business. If a quorum is not present at the Meeting, the director(s) present may adjourn the Meeting to a specified time and place not less than one day after the original date.
What vote is required to approve each item?
Subject to disenfranchisement in accordance with applicable law and/or the Company’s Articles of Association, each of the resolutions shall be decided on a poll in accordance with the Company’s Articles of Association whereby each shareholder present in person (virtually) or by proxy or by representative (in the case of a corporate shareholder) is entitled to one vote for each ordinary share held. The resolutions proposed in proposals 1 through 6 will be proposed as ordinary resolutions, which means that, assuming a quorum is present, each such resolution will be approved by a simple majority (more than 50%) of the votes cast by the shareholders present (in person or by proxy) and entitled to vote.
With respect to the non-binding advisory resolutions in proposal 2 (regarding the advisory approval of named executive officer compensation) and proposal 3 (regarding approval of the Directors’ Remuneration Report), the results of the vote are advisory and will not be legally binding on the Board or any committee thereof to take any action or refrain from taking any action. However, the Board values the opinions of the shareholders as expressed through advisory votes and will carefully consider the outcome of the advisory votes.
Certain proposals on which you are being asked to vote are customary or required for public limited companies incorporated in England and Wales to present to shareholders at each annual general meeting. These proposals may be unfamiliar to shareholders accustomed to proxy statements for companies organized in other jurisdictions. Specifically, proposals 3, 5 and 6 are customary proposals in accordance with English law.
The inspector of election for the AGM shall determine the number of ordinary shares represented at the Meeting, the existence of a quorum and the validity and effect of proxies, and shall count and tabulate ballots and votes and determine the results thereof. Proxies received but marked as abstentions and broker non-votes that are present and entitled to vote will be included in the calculation of the number of shares considered to be present at the Meeting for purposes of determining a quorum. A “broker non-vote” occurs when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker lacks the authority to vote uninstructed shares at its discretion. Abstentions and “broker non-votes” will have no effect on any of the proposals as abstentions and broker non-votes are not considered votes cast and will not be counted as a vote either for or against these proposals.
What are the Board’s recommendations?
The Board recommends a vote FOR each of the proposals submitted for shareholder vote. Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted FOR proposals 1 through 6 and, in accordance with the recommendation of the Board, FOR or AGAINST all other matters that may properly come before the AGM. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shares will be voted in accordance with the specification made.
How do I vote?
If you are a shareholder of record, you may use any of the following methods to vote:
By Written Proxy. All shareholders of record who received proxy materials by mail can vote by returning the proxy card. If you received the proxy materials electronically, you may request a proxy card at any time by following the instructions on the voting website.
By Telephone or Internet. All shareholders of record can vote by telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or through the internet using the procedures and instructions described on the proxy card.
In Person. All shareholders of record may vote in person (virtually) during the AGM.
If you are a street-name holder (that is, if you hold your shares through a bank, broker, or other nominee), you must vote in accordance with the voting instruction form provided by your bank, broker or other nominee. The availability of telephone or internet voting will depend upon your bank’s, broker’s or other nominee’s voting process.
All advance votes must be received by 11:59 Eastern Time on June 7, 2023. The return of a completed proxy card, or the submission of proxy instructions via the internet or by telephone, will not prevent a shareholder of record from attending and voting at the AGM. If you are a shareholder of record and have appointed a proxy but also attend the AGM and vote in person (virtually), your proxy appointment will automatically be terminated.
Except as set out in this Proxy Statement, all communications concerning shareholder of record accounts, including address changes, name changes, share transfer requirements and similar issues should be submitted to the Company’s transfer agent, Computershare, at (800) 942-5909 or in writing at 150 Royall Street, Suite 150, Canton, MA 02021. No other means of communication will be accepted. In particular, you may not use any electronic address provided either in this Proxy Statement or in any related documents to communicate with the Company for any purpose other than those expressly stated.
Are my shares voted if I do not provide a proxy?
If you are a shareholder of record and do not provide a proxy, you must attend the AGM in order to vote. If you hold ordinary shares through an account with a bank or broker, your shares may be voted by the bank or broker on some matters if you do not provide voting instructions. Under New York Stock Exchange (“NYSE”) rules governing broker non-votes, proposals 1, 2, and 3 are considered non-routine matters for purposes of broker non-votes, and a broker will lack the authority to vote uninstructed shares at its discretion on such proposals. Proposals 4, 5, and 6 are considered routine matters, and a broker will be permitted to exercise its discretion to vote uninstructed shares on these proposals. This means that, if you do not provide voting instructions on proposal 4, 5, or 6, your broker may nevertheless vote your shares on your behalf with respect to the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal 2023, the re-appointment of Deloitte LLP as the Company’s U.K. statutory auditor for Fiscal 2023 and the authorization of the Audit Committee to determine the remuneration of Deloitte LLP, but cannot vote your shares on any other matters being considered at the AGM.
Can I change my vote after I return my proxy card?
Yes. Shareholders of record may revoke a proxy and/or change their vote prior to the completion of voting at the AGM by:
•signing another proxy card or voting instruction form with a later date and delivering it to the Corporate Secretary of the Company, 1144 Fifteenth Street, Suite 1400, Denver, Colorado 80202 by 11:59 Eastern Time on June 7, 2023;
•voting again over the internet or by telephone by 11:59 Eastern Time on June 7, 2023;
•voting in person (virtually) at the AGM; or
•notifying the Corporate Secretary in writing by 11:59 Eastern Time on June 7, 2023.
Street name holders who wish to revoke or change their votes should contact the bank, broker or other nominee that holds their shares.

Who pays for costs relating to the proxy materials and AGM?
The Company pays for the costs of preparing, assembling and mailing this Proxy Statement, the Notice, the 2022 Annual Report, the proxy card and the U.K. annual report and accounts for the year ended December 31, 2022, and the cost of posting the proxy materials on a website. In addition to the use of mail, the Company’s directors, officers and employees may solicit proxies personally and by telephone, facsimile and other electronic means. They receive no compensation in addition to their regular salaries for this work. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse these persons for their expenses in so doing.
Shareholders’ requests under section 527 of the Companies Act
Under section 527 of the Companies Act, shareholders meeting the threshold requirements set out in that section have the right to require the Company to publish a statement on a website setting out any matter relating to: (i) the audit of the Company’s accounts (including the auditor’s report and the conduct of the audit) that are to be laid before the AGM; or (ii) any circumstance connected with an auditor of the Company ceasing to hold office since the last annual general meeting.
The Company may not require the shareholders requesting any such website publication to pay its expenses in complying with sections 527 or 528 of the Companies Act. Where the Company is required to place a statement on a website under section 527 of the Companies Act, it must forward the statement to the Company’s auditor no later than the time when it makes the statement available on the website. The business that may be dealt with at the AGM includes any statement that the Company has been required under section 527 of the Companies Act to publish on a website.

PROPOSAL 1: ELECTION OF DIRECTORS
The Board unanimously recommends that shareholders vote “FOR” each nominee to serve as director.
What am I voting on?
The Company’s Articles of Association provide that each director shall retire from office at each annual general meeting of the Company and shall be eligible for re-election. The first proposal for consideration at the AGM is the election of each of the nine candidates named below as a director for a one-year term expiring at the 2024 annual general meeting of shareholders. Each of these candidates is currently a director. Each nominee has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.
Upon the recommendation of the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”), the Board has nominated each of the nine directors identified below as a nominee for a one-year term expiring at the 2024 annual general meeting of shareholders or until his or her successor is duly elected and qualified, or until his or her earlier retirement, resignation, disqualification, removal or death. If any director nominee should become unavailable for election prior to the AGM, an event that currently is not anticipated by the Board, either the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board, or the number of directors may be reduced accordingly.
Set forth on the following pages is biographical and other background information concerning each nominee for director, as well as a discussion of the specific experience, qualifications and skills of each director that helped lead the Board to conclude that each respective director should continue to serve as a member of the Board.
The form of shareholder resolutions for this proposal are set forth under the heading “Shareholder Resolutions for the 2023 Annual General Meeting” in this Proxy Statement.
Composition of the Board of Directors
The Company’s business and affairs are managed under the direction of its Board, which consists of nine directors. The Board has affirmatively determined that all of the directors, except Mr. Jurek who is the Chief Executive Officer of the Company, are independent under the NYSE listing standards. The Company is party to a shareholders agreement with certain affiliates of Blackstone Inc. (“Blackstone” or the “Sponsor”). This agreement grants the Sponsor the right to designate nominees to the Board subject to the maintenance of certain ownership requirements in the Company. See “Certain Relationships and Related Person Transactions — Shareholders Agreement.” Currently, two of the directors, Mr. Meisel and Mr. Simpkins, are designees of the Sponsor.
Director Backgrounds
The following presents the names, ages as of April 12, 2023 and selected biographical information for each of the director nominees.

Name	Age	Position
Neil P. Simpkins	57	Director, Chair of the Board
Ivo Jurek	58	Director, Chief Executive Officer
Fredrik Eliasson	52	Director
James W. Ireland, III	68	Director
Stephanie K. Mains	55	Director
Seth A. Meisel	50	Director
Wilson S. Neely	67	Director
Alicia L. Tillman	47	Director
Molly P. Zhang	61	Director
Neil P. Simpkins has served as a director of Gates Industrial Corporation plc since November 2017 and as the Chair of the Board since January 2020. He has served as a director of Gates entities since 2014. He is currently an Executive Advisor to Blackstone, and prior to that was a Senior Managing Director of Blackstone’s Corporate Private Equity Group. Since joining Blackstone in 1998, Mr. Simpkins has led the acquisitions of TRW Automotive, Vanguard Health Systems, TeamHealth, Apria, Inc., Summit Materials, Change Healthcare and Gates. Before joining Blackstone, Mr. Simpkins was a Principal at Bain Capital. Prior to joining Bain Capital, Mr. Simpkins was a consultant at Bain & Company in the Asia Pacific region and in London. He currently serves as a director of Apria, Inc. (NASDAQ: APR) and Team Health Holdings, Inc., and previously served as a director of Summit Materials, Inc. from 2009 to 2018 and Change Healthcare, Inc. from 2011 to 2022.
Ivo Jurek has served as a director of Gates Industrial Corporation plc since its formation in September 2017 and has served as the Chief Executive Officer and a director of Gates entities since May 2015. Mr. Jurek oversees and manages all of Gates’ departments and lines of products and services globally. As Chief Executive Officer, Mr. Jurek has led Gates to expand product lines in fluid power and power transmission and strategically grow market share while driving improved financial performance. Mr. Jurek has a deep understanding of new technology development, manufacturing, distribution and international business markets. Prior to joining Gates, Mr. Jurek served as President of Eaton Electrical, Asia Pacific beginning in November 2012 until May 2015. During that time, Mr. Jurek had management oversight of Eaton Electrical’s Asia Pacific portfolio which included optimizing manufacturing plants, identifying new markets, and assisting with the overall performance of the company. Prior to that, Mr. Jurek served as Group President for Cooper Power Systems — Cooper Bussmann, with complete oversight of all business activities there and in significant general management positions in International Rectifier Corporation and TRW Inc.
Fredrik Eliasson has served as a director of Gates Industrial Corporation plc since October 2022. Mr. Eliasson was the Chief Financial Officer of Change Healthcare Inc., from 2018 to 2022, leading the company through its initial public offering and through its ultimate sale in 2022. Previously, Mr. Eliasson spent 22 years at CSX Corporation in sales, marketing, financial planning, and investor relations positions, most recently serving as President in 2017, Chief Sales and Marketing Officer from 2015-2017, and Chief Financial Officer from 2012-2015. He currently serves on the board of directors of ArcBest Corporation (NASDAQ: ARCB), a freight and logistics provider.
James W. Ireland, III has served as a director of Gates Industrial Corporation plc since November 2018. From 2011 until his retirement in 2018, Mr. Ireland served as President and Chief Executive Officer of General Electric Africa, a digital and industrial company focused on transforming the industry with machines that have software defined solutions. From 2007 until 2011, Mr. Ireland served as the President and Chief Executive Officer of General Electric’s Asset Management Group. From 1999 to 2007, Mr. Ireland was President of NBC Universal Television Stations and Network Operations (a wholly-owned subsidiary of General Electric), one of the world’s leading media and entertainment companies in development, production, and marketing of entertainment, news and information to a global audience.
Stephanie K. Mains has served as a director of Gates Industrial Corporation plc since February 2019. Ms. Mains is currently the CEO of LSC Communications-MCL, an Atlas Holdings portfolio company. Prior to that Ms. Mains was the interim Chief Executive Officer of GE Power Conversion from April 2020 until December 2020, and the President and CEO of ABB Electrification Products Industrial Solutions, a 2018 acquisition from GE, from November 2015 until January 2019. She served as Vice President of GE Distributed Power Global Services from March 2013 until October 2015, and held positions of increasing responsibility from General Manager to Vice President for GE Energy-Power from March 2006 until March 2013. Prior to joining GE Energy, Ms. Mains spent 17 years across multiple GE businesses in financial and transformational leadership positions, including CFO for GE Aviation Services Material Solutions. She currently serves on the board of directors of Diamondback Energy, Inc. (NASDAQ: FANG), Stryten Energy, LLC, and LCI Industries (NYSE: LCII).
Seth A. Meisel has served as a director of Gates Industrial Corporation plc since January 2023. He is currently a Senior Managing Director of Blackstone’s Corporate Private Equity Group and heads Blackstone’s private equity transactions in the Industrials sector. Since joining Blackstone in 2015, Mr. Meisel has led Blackstone’s investments in Cloverleaf Cold Storage, Interior Logic Group, Chamberlain Group, and Emerson Climate Technologies. Prior to joining Blackstone, Mr. Meisel was a partner at Bain Capital, LP focused on the Industrials sector. Prior to joining Bain, he was with Mercer Management Consulting (now Oliver Wyman) in New York and Hong Kong. Mr. Meisel currently serves on the boards of Interior Logic Group Holdings, LLC and Chamberlain Group LLC as well as on the boards of non-profits The Ethical Culture Fieldston School, The Opportunity Network, and City Year New York. He has previously served as a director on the boards of public companies Sensata Technologies from 2010 to 2012, Trinseo from 2011 to 2015, and Veritiv from 2014 to 2015, as well as on the boards of several private companies and non-profit organizations.
Wilson S. Neely has served as a director of Gates Industrial Corporation plc since April 2020. He is currently a strategic advisor to InterNex Capital, an asset-based, digital lender providing innovative and flexible working capital financing to small- and medium-sized businesses. Prior to that, from 1991 until his retirement in January 2020, Mr. Neely served as a Partner of Simpson Thacher & Bartlett LLP with a corporate practice primarily in the areas of mergers and acquisitions and capital markets. While at Simpson Thacher, Mr. Neely advised on numerous business combination transactions, including leveraged buyouts, recapitalizations and strategic partnerships between private equity funds and corporate partners. In addition, he oversaw numerous capital markets transactions. He currently serves on the board of directors and select committees for the University of Texas Law School Foundation, Readworks Inc., and Historic Hudson Valley, of which he serves as board chair.
Alicia L. Tillman has served as a director of Gates Industrial Corporation plc since April 2021. She is currently the Chief Revenue Officer of fintech company, Capitolis Inc., where she drives global marketing and communications strategy. Prior to joining Capitolis Inc., Ms. Tillman worked at SAP SE from 2015 through March 2021, where she spent four years in the role of Executive Vice President and Global Chief Marketing Officer, leading a marketing organization of over 2,000 employees. At SAP, she was a key contributor to the acquisition and integration of multiple companies, rebuilt the technology foundation to scale digital and demand generation capabilities and developed the brand story. Prior to joining SAP, she worked for American Express from 2004 through 2015, serving as head of Marketing, Public Affairs and Business Services. She currently serves on the board of directors of RainFocus, LLC.
Peifang Zhang (also known as Molly P. Zhang) has served as a director of Gates Industrial Corporation plc since July 2020. She is retired from Orica Ltd., a global mining services company, where she served in a number of senior executive roles, including Vice President, Asset Management and Vice President/Manufacturing executive, Mining Systems. Before joining Orica, Dr. Zhang spent 22 years with Dow Inc. where she held executive positions including managing director of SCG-Dow Group, global business vice president for Dow Technology Licensing and Catalyst business, and regional manufacturing director of Dow Asia Pacific. Dr. Zhang currently serves on the boards of directors of two other public companies, Arch Resources, Inc. (NYSE: ARCH) and Aqua Metals, Inc. (NASDAQ: AQMS). Her previous public board experience includes GEA Group, Cooper-Standard Holdings Inc. and Newmont Mining Corporation.
Director Qualifications
When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. The Company believes that its directors provide an appropriate mix of experience and skills relevant to the size and nature of the business. In particular, the Board considered the following important characteristics, among others:
•Mr. Simpkins’ significant financial and business experience, including as a current Executive Advisor to, and former Senior Managing Director in the Corporate Private Equity Group at, Blackstone and former Principal at Bain Capital.
•Mr. Jurek’s extensive business and industry experience as well as his experience leading Gates since May 2015.
•Mr. Eliasson’s financial acumen and business experience, including as the former Chief Financial Officer of Change Healthcare and former President, Chief Sales and Marketing Officer, and Chief Financial Officer of CSX Corporation.
•Mr. Ireland’s substantial management expertise, including as former Chief Executive Officer of General Electric Africa and General Electric’s Asset Management Group.
•Ms. Mains’ leadership and operational experience in various senior management roles, including as current Chief Executive Officer of LSC Communications-MCL and as a former Chief Financial Officer, as well as extensive experience across multiple GE businesses.
•Mr. Meisel’s extensive knowledge of various industries and significant financial and investment experience, including through his role at Blackstone as Senior Managing Director where he heads the company’s private equity transactions in the industrials sector.
•Mr. Neely’s strong knowledge of corporate governance and his legal experience as a retired Partner from Simpson Thacher & Bartlett LLP in the areas of mergers and acquisitions and capital markets.
•Ms. Tillman’s executive experience in global marketing, strategy, operations and digital transformation, including digital and demand generation.
•Dr. Zhang’s global business experience and her strong understanding of the Asia market, as well as her expertise in the industrials sector.

CORPORATE GOVERNANCE

Board Highlights
Composition
•Size of Board: 9 members
•Number of independent directors: 8
•Committee independence: 100%
•All members of the Audit Committee are financial experts
•Separation of Chair and Chief Executive Officer roles

Commitment to Board refreshment and diversity
•Annual election of directors
•Average director tenure in years: 3 years
•Average director age in years: 57
•Director age range in years: 47-68
•New directors in the past two years: 3
•Director retirement age in years: 75
•Percent female: 33%
•Percent racially or ethnically diverse: 11%

Highly engaged directors •Board and committee meetings held in 2022: 24 •Attendance rate for incumbent directors: 94%
Directors’ Independence and Controlled Company Exception
As of the record date, April 12, 2023, the Sponsor held more than a majority of the voting power of the Company’s ordinary shares eligible to vote in the election of the directors. As a result, the Company is a “controlled company” within the meaning of the NYSE corporate governance standards. Under these NYSE corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements that (1) a majority of the Board consist of independent directors, (2) the Board has a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) the Board has a nominating and governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. A company whose shares are listed on the NYSE that ceases to be a controlled company may continue to rely on these exemptions during transition periods prescribed by the NYSE.
The Company has elected not to rely on these controlled company exemptions. Since 2020, a majority of the Board consists of independent directors, and the Compensation Committee of the Board (the “Compensation Committee”) and the Nominating and Governance Committee have been comprised entirely of independent directors with written charters addressing each such committee’s purpose and responsibilities since 2021. In addition, as one of the world’s leading investment firms, we believe our Sponsor has been an engaged supporter of the Company’s success.
The Board has affirmatively determined that all of its directors, except Mr. Jurek who is the Chief Executive Officer of the Company, are independent under the NYSE listing standards.
Board Meetings, AGM and Attendance
Directors are expected to attend Board meetings and meetings of committees on which they serve. In 2022, the Board met a total of seven times. Overall incumbent director attendance at meetings of the Board and its committees was 94% in 2022. It is the policy of the Board that directors are invited to attend the AGM, although such attendance is not mandatory. In 2022, one director attended the AGM.
Board Structure
The Board believes that independent leadership is important. The Board also believes that, depending on what appears to be in the best interests of the Company and its shareholders at any given point in time, it should be able to choose whether the roles of Chair of the Board and Chief Executive Officer are combined or separate. Therefore, the Board does not have a policy on whether the role of Chair of the Board and Chief Executive Officer should be separate or combined and, if it is to be separate, whether the Chair of the Board should be selected from the independent directors; however, if at any time the Board believes that the Chair of the Board and Chief Executive Officer roles should be combined or the Chair of the Board is determined to be not “independent” under NYSE listing standards, the independent directors may elect a lead independent director to further support objective decision-making. The lead director would help coordinate the efforts of the independent and non-management directors in the interest of ensuring that objective judgment is brought to bear on sensitive issues involving the management of the Company and, in particular, the performance of senior management. Currently, Mr. Simpkins, who has been determined “independent” under the NYSE listing standards, serves as Chair of the Board and Mr. Jurek serves as Chief Executive Officer.

The Board’s Role in Management’s Succession Planning
The Board is responsible for reviewing the succession plan relating to the Chief Executive Officer and other executive officers that is developed by management. Directors are expected to have a thorough understanding of the characteristics necessary for a Chief Executive Officer to execute on a long-term strategy that optimizes operating performance, profitability and shareholder value creation. As part of its responsibilities under its charter, the Compensation Committee oversees the evaluation of management and the management continuity planning process. Additionally, it reviews the succession plans relating to the Chief Executive Officer and other executive officers and makes recommendations to the Board with respect to the selection of individuals to occupy these positions. The ongoing succession process is designed to reduce vacancy, transition and readiness risks and develop strong leadership quality and executive bench strength.
Board Refreshment
The Nominating and Governance Committee is is responsible for periodic evaluation of succession planning for directors and key leadership roles on the Board and its committees. In the last year, two new directors joined the Board, Mr. Meisel and Mr. Eliasson, who bring substantial financial and industry-related experience to the Board.The Board also believes periodic chair refreshment supports strong governance. In the last year, at the recommendation of the Nominating and Governance Committee, the Board introduced three new committee chairs, Mr. Neely for the Nominating and Governance Committee, Mr. Simpkins for the Compensation Committee, and Mr. Eliasson for the Audit Committee. In addition, to encourage board refreshment, directors are required to retire from our Board when they reach the age of 75 under the Company’s Corporate Governance Guidelines.
Board Committees
The Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The composition and responsibilities of each committee are described below. The Board may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until such member’s successor is duly elected and qualified or until such member’s earlier resignation, removal, retirement, disqualification or death.
Each of the standing committees of the Board discussed below operate under written charters, which are available on the Company’s website at www.gates.com under “About Us: Investor Relations: Governance: Governance Documents.” The information contained on, or accessible from, the website is not part of this Proxy Statement by reference or otherwise.
Audit Committee
The Audit Committee currently consists of Mr. Eliasson, Mr. Ireland, Ms. Mains, and Dr. Zhang, with Mr. Eliasson serving as Chair. The Audit Committee is responsible for, among other things:
•selecting and hiring independent auditors, and approving the audit and non-audit services to be performed by the independent auditors;
•assisting the Board in evaluating the qualifications, performance and independence of the independent auditors;
•assisting the Board in monitoring the quality and integrity of the Company’s financial statements and its accounting and financial reporting;
•assisting the Board in monitoring the Company’s compliance with legal and regulatory requirements;
•reviewing guidelines and policies governing the process by which management assesses and manages the Company’s exposure to risk, including the Company’s major financial and regulatory risk exposures, including risk exposures related to information security, cyber security and data protection, and the steps management takes to monitor and control such exposures;
•assisting the Board in monitoring the Company’s information technology and data privacy programs;
•reviewing the adequacy and effectiveness of internal controls over financial reporting;
•assisting the Board in monitoring the performance of the internal audit function;
•reviewing with management and the independent auditors the Company’s annual and quarterly financial statements;
•establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters, and material legal and regulatory matters, as well as the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and
•preparing the audit committee report required by the SEC to be included in the annual proxy statement.

SEC and NYSE rules require the Company to have an Audit Committee comprised of solely independent directors. The Board has affirmatively determined that Mr. Eliasson, Mr. Ireland, Ms. Mains and Dr. Zhang qualify as independent directors under the NYSE listing standards and the independence standards of Rule 10A-3 of the Securities Exchange Act of 1934, as amended from time to time (“Exchange Act”). In addition, the Board has determined that Mr. Eliasson, Mr. Ireland, Ms. Mains and Dr. Zhang are each an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended from time to time (the “Securities Act”).
The Audit Committee held eight meetings during 2022.
Compensation Committee
The Compensation Committee currently consists of Mr. Eliasson, Mr. Neely, and Mr. Simpkins, with Mr. Simpkins serving as Chair. The Compensation Committee is responsible for, among other things:
•reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the Chief Executive Officer’s compensation level based on such evaluation;
•reviewing and approving, or making recommendations to the Board with respect to, the compensation of the other executive officers, including annual base salary, bonus and equity-based incentives and other benefits;
•overseeing the evaluation of management and the management succession planning process;
•reviewing and recommending the compensation of directors;
•reviewing and discussing annually with management the Company’s “Compensation Discussion and Analysis” disclosure required by SEC rules;
•preparing the compensation committee report required by SEC rules to be included in the annual proxy statement; and
•reviewing and making recommendations with respect to incentive and equity compensation plans.
The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees; provided, however, that when appropriate to satisfy the requirements of Section 16b-3 of the Exchange Act, any such subcommittee shall be composed solely of two or more members that have been determined to be “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act. The charter of the Compensation Committee also permits the committee to delegate to one or more officers the authority to make awards to employees other than any officer subject to Section 16 of the Exchange Act under the incentive compensation or other equity-based plan, subject to compliance with the plan, the Company’s articles of association and the laws of the jurisdiction of its organization. In addition, the Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable.
See “Executive Compensation — Compensation Discussion and Analysis — Executive Compensation Determination Process” for a description of the process for determining compensation, including the role of the executive officers and independent compensation consultant.
The Compensation Committee held six meetings during 2022.
Nominating and Governance Committee
The Nominating and Governance Committee currently consists of Mr. Ireland, Mr. Neely, Mr. Simpkins, and Ms. Tillman, with Mr. Neely serving as Chair. The Nominating and Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board those candidates to be nominated for election to the Board. The Nominating and Governance Committee may consider (a) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially with the other members of the Board and (b) all other factors it considers appropriate, including age, gender and ethnic and racial background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, various and relevant career experience, relevant technical skills, relevant business or government acumen, financial and accounting background, executive compensation background and the size, composition and combined expertise of the existing Board. In addition, although the Nominating and Governance Committee considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. The Nominating and Governance Committee will consider the qualification of any candidate nominated by a shareholder in accordance with the Companies Act. The Nominating and Governance Committee will evaluate candidates recommended by shareholders on a substantially similar basis as it considers other nominees.
The Nominating and Governance Committee is also responsible for, among other things:
•overseeing the evaluation of the Board and its committees;
•reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines;
•recommending members for each committee of the Board; and
•reviewing and monitoring the development and implementation of the goals the Company may establish with respect to environmental, social and governance matters.
The Nominating and Governance Committee held three meetings during 2022.
The Board’s Role in Risk Oversight
The Board exercises direct oversight of strategic risks to the Company, which includes regular review and evaluation of the Company’s system of financial and operational internal controls, its compliance with applicable laws and regulations, its programs and protocols to minimize information security risks, and its processes for identifying, assessing and mitigating other significant risks that may affect the Company. The Board also exercises oversight of the Company’s environmental, social and governance (“ESG”) and human capital management strategies, practices and policies, including the Company’s reporting on such matters.
The Committees also have certain responsibilities related to risk oversight. The Audit Committee reviews guidelines and policies governing the process by which management assesses and manages the Company’s exposure to risk, including the Company’s major financial risk exposures, including risk exposures related to information security, cyber security and data protection, and the steps management takes to monitor and control such exposures. The Audit Committee also oversees the Company’s Code of Business Conduct and Ethics and other material legal and regulatory policies, including the Company’s Whistleblower Policy, and reviews reports and investigations of potential violations under such policies. The Compensation Committee oversees risks relating to the Company’s compensation policies and practices for all employees and conducts a comprehensive compensation risk assessment at least annually. The Compensation Committee has regular discussions related to human capital, including management succession planning. In addition, at the end of 2022, the Company charged the Nominating and Governance Committee with assisting the Board in overseeing and evaluating risks and responsibilities related to the Company’s ESG programs. Each committee charged with risk oversight reports to the Board on those matters on a regular basis.
To fulfill its responsibilities related to risk oversight, the Board must understand the significant risks the Company faces and confirm management is identifying and appropriately managing and mitigating such risks. The Company maintains a robust Enterprise Risk Management (“ERM”) program, which includes an annual risk assessment to identify key enterprise risks, maintaining a risk register to monitor mitigation actions in response to key risks, on-going dialogue and collaboration among management to identify emerging risks, quarterly reviews of mitigation actions, and periodic reports to the Audit Committee and the Board. The ERM process is directed by a management committee called the Enterprise Risk Committee, led by the Chief Financial Officer, Chief Legal Officer, Chief Accounting Officer, Chief Information Officer, and Vice President of Global Internal Audit, in coordination with senior functional leaders across the Company.
With respect to information security risk oversight, the Audit Committee receives regular updates from the Company’s senior management team to assess cybersecurity and other information technology risks facing the Company and the measures the Company is taking to mitigate such risks. The Company identifies and mitigates such risks through: ongoing monitoring of its technology systems and emerging threat types; a comprehensive process designed to ensure its technology environment is operating and maintained in accordance with best practices and security standards defined within the NIST Cybersecurity Framework; and annual third-party testing of its cybersecurity, the results of which are discussed with the Company’s Audit Committee. Additionally, employees take part in a mandatory internal educational program to ensure continual awareness of new and emerging threats (which includes phishing simulations) and computer-based training that is required at the time of hire and annually thereafter. Employees are also subject to information technology policies, including the Company’s Acceptable Use Policy, Dual Use Device Policy, Information Security Policy and Password Policy.

Compensation Risk Assessment
Our compensation policies and procedures, which includes a mix of fixed and at-risk pay, does not present risks that are reasonably likely to have a material adverse effect on the Company. To support this determination, in 2022, the Compensation Committee, with the assistance of management and our independent compensation consultant, reviewed a risk assessment of key elements of our our compensation program. This review included an assessment of risk levels by element and corresponding mitigation features of our program.
Board Education
The Company provides continuing education for directors through board materials and presentations, discussions with management, and the opportunity to attend external board education programs. In addition, since 2020, the Company has provided all directors with access to the resources of the National Association of Corporate Directors through a Company membership.
Executive Sessions
To ensure free and open discussion and communication among the non-management directors of the Board, the non-management directors meet in executive session at most Board meetings without members of management. The Chair presides over executive sessions of non-management directors.
Code of Business Conduct and Ethics and Corporate Governance Guidelines
The Company maintains a Code of Business Conduct and Ethics that applies to all of its officers, directors and employees, including the chief executive officer, chief financial officer, chief accounting officer and corporate controller, or persons performing similar functions, which is posted on its website at www.gates.com under “About Us: Investor Relations: Governance: Governance Documents.” The Code of Business Conduct and Ethics is a “code of ethics” as defined in Item 406(b) of Regulation S-K. The Company will make any legally required disclosures regarding amendments to, or waivers of, provisions of the code of ethics on its website. The information contained on, or accessible from, the website is not part of this Proxy Statement by reference or otherwise.
The Company’s Corporate Governance Guidelines set forth many of the practices, policies and procedures that provide the foundation of its commitment to strong corporate governance. The policies and practices covered in the Corporate Governance Guidelines include operation of the Board, Board structure, director independence and Board committees. The Corporate Governance Guidelines are reviewed at least annually by the Nominating and Governance Committee and are revised as necessary or appropriate. The Corporate Governance Guidelines are posted on the Company’s website at www.gates.com under “About Us: Investor Relations: Governance: Governance Documents.”
Hedging and Pledging Prohibitions
The Company’s insider trading policy contains prohibitions on hedging and pledging. Directors, executive officers and employees are prohibited from trading in puts or calls or similar instruments of Company stock, from engaging in short sales of Company stock and from engaging in transactions (including variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of Company stock. Directors, executive officers and employees are also prohibited from pledging Company stock as collateral for a loan or as part of a margin account.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2022 (“Fiscal 2022”), Mr. Simpkins, Mr. Neely, Mr. Eliasson, and two former directors, Julia C. Kahr and Terry Klebe, served on the Compensation Committee. None of these individuals has been an officer or employee of the Company or any of its subsidiaries at any time. In Fiscal 2022, none of the executive officers served as a member of the board of directors or compensation committee of any other company whose executive officer(s) served as a member of the Company’s Board or Compensation Committee. The Company and certain of its affiliates are party to certain transactions with Blackstone described in the “Related-Person Transactions Policy and Procedures” section of this Proxy Statement.
Communications with the Board of Directors
Any shareholder or other interested party may communicate with the directors, individually or as a group, the Chair or the independent directors as a group, by addressing such communications to the Corporate Secretary of the Company, 1144 Fifteenth Street, Suite 1400, Denver, Colorado 80202, who will forward such communications to the appropriate party unless the communications are of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, junk mail, mass mailings, business solicitations, spam, surveys and routine product or business inquiries.
Shareholder Engagement
The Company values shareholder engagement and is committed to maintaining open communications with the investment community. Throughout the year, management engages with shareholders on topics including company strategy and performance, corporate governance, compensation practices and sustainability. During 2022, in addition to quarterly earnings calls, the senior management team participated in nine investor conferences, our Investor Day held on March 8, 2022 and a number of other investor meetings. These engagements typically included the Company’s Chief Executive Officer, who is also a director, as well as its Chief Financial Officer and its Vice President of Investor Relations. The input from these engagements informs the Company’s decision-making and it intends to continue this outreach going forward. The Company welcomes investor interaction and feedback. The Investor Relations department is the point of contact for shareholder interaction with the Company and can be reached through investors.gates.com. The information contained on, or accessible from, the website is not part of this Proxy Statement by reference or otherwise.
Executive Officers
The following presents the positions, ages as of April 12, 2023 and selected biographical information for each of the Company’s current executive officers (other than our Chief Executive Officer, Mr. Jurek, whose biographical information appears above under “Director Backgrounds”).

Name	Age	Position
Cristin C. Bracken	55	Senior Vice President, Chief Legal Officer and Corporate Secretary
Grant Gawronski	60	Executive Vice President and Chief Commercial Officer
L. Brooks Mallard	56	Executive Vice President and Chief Financial Officer
Thomas G. Pitstick	51	Senior Vice President, Chief Strategy Officer
Cristin C. Bracken has served as the Company’s Senior Vice President, Chief Legal Officer and Corporate Secretary since October 2020. Ms. Bracken joined the Company in January 2017, previously serving as its Vice President and Assistant General Counsel, Compliance and Litigation, and then serving as its interim General Counsel prior to her appointment as Chief Legal Officer. As Chief Legal Officer, Ms. Bracken is responsible for all legal functions for Gates, including securities and corporate governance, M&A, litigation, commercial, regulatory, compliance, patents and trademarks, real estate, employment and labor, and environmental matters. Ms. Bracken has extensive experience as a lawyer specializing in compliance, complex litigation, risk management, regulatory, commercial agreements and transactions, and employment law for public and private equity-backed corporations. Prior to joining Gates, she held senior legal leadership roles in both the oil and gas and energy trading industries at companies such as SM Energy Company, Forest Oil Corporation and Dynegy Inc. She also previously served as an Assistant District Attorney in Houston, Texas. Ms. Bracken began her legal career at Fulbright & Jaworski LLP in its Dallas office.
Grant Gawronski has served as the Company’s Executive Vice President and Chief Commercial Officer since December 2018 and recently notified the Company of his intention to retire, effective by the end of the second quarter of 2023. His commercial responsibilities include the first-fit and replacement businesses as well as oversight of the Company’s Thermoplastic Polyurethane belting and global oil & gas businesses and its East Asia & India commercial region. Mr. Gawronski joined Gates in 2017 as President, Americas, and has broad leadership experience. Prior to joining the Company, Mr. Gawronski served as President, Electrical Industrial and Infrastructure for Eaton Corporation from 2012 to 2017. In that role, Mr. Gawronski oversaw a portfolio that included global oil and gas business units, the power quality business unit, and all Eaton electrical business units in Latin America and Canada. Prior to that, Mr. Gawronski served as Group President at Cooper Industries, and in significant general management positions at GE Lighting.
L. Brooks Mallard has served as the Company’s Executive Vice President and Chief Financial Officer since February 2020. As CFO, Mr. Mallard manages Gates’ global corporate finance and accounting functions, including capital structure, resource allocation, financial reporting and the maintenance of the global internal control systems. Previously, Mr. Mallard served as the Chief Financial Officer of Henniges Automotive, a global supplier of highly engineered sealing and anti-vibration systems for the automotive market, beginning June 2019. Prior to Henniges Automotive, he served as the Executive Vice President and Chief Financial Officer of Jeld-Wen beginning in November 2014, where he helped take the company from being private equity held, through an initial public offering on the NYSE. He also has held senior financial leadership roles with TRW Automotive, Cooper Industries plc, Thomas & Betts, and Briggs & Stratton during his career.
Thomas G. Pitstick has served as the Company’s Senior Vice President, Chief Strategy Officer since April 2023 and served as the Company’s Chief Marketing Officer and Senior Vice President of Strategic Planning since October 2020. Prior to that, he served in various leadership roles, including Chief Marketing Officer and Senior Vice President of Product Line Management, as well as Senior Vice President of Innovation, since joining the Company in January 2016. Mr. Pitstick is responsible for global marketing, company branding, corporate communications, global product line management, R&D for engine systems products, strategic planning, corporate development and M&A. Prior to joining Gates, Mr. Pitstick served as Senior Vice President of Marketing — Electrical Sector with Eaton Corporation. Prior to Eaton’s acquisition of Cooper Industries, he served as Vice President and General Manager of the Cooper Power Systems Energy Automation Solutions business unit and held various roles in Cooper’s corporate and business development functions. Before Cooper, Mr. Pitstick held a number of commercial, product line management and business development roles with technology start-up companies.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) describes the compensation earned by or paid to the Company’s principal executive officer (“Chief Executive Officer”), principal financial officer (“Chief Financial Officer”), the three other most highly compensated executive officers serving in such capacities as of December 31, 2022, and one additional former executive officer who would have been one of the three other most highly compensated executive officers except that he was not serving in such capacity as of December 31, 2022 (collectively, referred to as the “Named Executive Officers” or “NEOs”). The Named Executive Officers for Fiscal 2022 are listed below:

Name	Position
Ivo Jurek	Chief Executive Officer
L. Brooks Mallard	Executive Vice President and Chief Financial Officer
Cristin C. Bracken	Senior Vice President, Chief Legal Officer and Corporate Secretary
Grant Gawronski(1)	Executive Vice President and Chief Commercial Officer
Walter Lifsey(2)	Executive Vice President and Chief Operating Officer (former)
Thomas G. Pitstick	Senior Vice President, Chief Strategy Officer
(1) On February 7, 2023, Mr. Gawronski notified the Company of his intention to retire, effective by the end of the second quarter of 2023.
(2) Effective August 1, 2022, Mr. Lifsey transitioned from his role as Executive Vice President and Chief Operating Officer of the Company to a part-time non-executive officer role.
Compensation Philosophy and Objectives
To ensure management’s interests are aligned with those of the shareholders, the Company emphasizes a pay-for-performance compensation philosophy. The Company believes that a significant portion of each executive’s compensation should be “at risk” and tied to overall Company and individual performance. The executive compensation program is designed to enable the Company to attract, motivate, reward and retain high-caliber executives who are capable of creating and sustaining value for customers and shareholders and achieving the Company’s business goals over the long term. This includes maintaining competitive pay levels to enable retention of executives who we believe are critical to the success of the organization. In addition, the executive compensation program is designed to provide a fair and competitive compensation opportunity that appropriately rewards executives for their contributions to the Company’s success. As described below, the Company believes that each element of its executive compensation program aligns with this philosophy.
Executive Compensation Structure
The material elements of the executive compensation program include the following, all of which are described in detail in this CD&A:
•Base salary
•Annual Cash Bonus (a short-term incentive tied to the Company’s annual financial performance)
•Long-Term Equity Incentives (a long-term incentive opportunity consisting of time-based vesting restricted stock units (“RSUs”) and performance-based vesting RSUs (“PRSUs”))
•Broad-based employee benefits, limited perquisites and severance coverage
Say-on-Pay and Say-on-Frequency Votes
In 2022, the Compensation Committee considered the outcome of the shareholder advisory vote on 2021 executive compensation when making decisions relating to the compensation of the Named Executive Officers and the Company’s executive compensation program and policies. The shareholders voted at the 2022 AGM, in a non-binding, advisory vote, on the 2021 compensation paid to the Named Executive Officers. Approximately 83% of the votes cast were in favor of the Company’s 2021 compensation decisions. Based on this level of support, the Compensation Committee did not make substantive changes to the 2022 compensation program. The Compensation Committee, however, considered feedback from shareholder advisory firms when considering potential enhancements to the Company’s 2023 Annual Plan design structure, including the expected implementation of a maximum total bonus opportunity for the Named Executive Officers of 200% of their respective target bonus opportunities.
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), shareholders can vote on the frequency of say-on-pay voting once every six years. The Company expects this vote to next occur at its 2025 annual meeting. Until that time, the Company expects to hold an advisory, non-binding say-on-pay vote on an annual basis.
Highlights Related to Compensation Practices
The Company is committed to compensation practices that promote long-term value and strengthen board and management accountability to its shareholders, including the following:

Compensation Practice
Pay-for-Performance
— The majority of the Named Executive Officers’ total direct compensation is variable and a significant portion is directly or indirectly tied to Company performance.
— No incentive funding when Company performance on a metric does not meet threshold requirements for such metric under the annual short and long term incentive plans (relating to performance awards).
— Half of the Named Executive Officer’s equity-based compensation is performance based to motivate enhancement of long-term shareholder value.
— Compensation Committee review of executive tally sheets reflecting all compensation components to ensure that compensation decisions are in line with the Company’s pay-for-performance philosophy.

Robust Stock Ownership Guidelines	Stock ownership guidelines of 6x base salary for the Chief Executive Officer; 3x base salary for other executive officers and senior vice presidents; 4x cash retainer for directors.
Double Trigger Change in Control	Severance benefits under the Company’s Executive Change in Control Plan and, beginning in 2020, accelerated vesting of equity grants require both a change in control and a qualifying termination.
Strict Trading Policy; Anti-Hedging and Pledging Policies	Enforcement of a strict trading policy; prohibit short sales or speculative trading, including hedging or pledging of Company stock, by executives or directors.
Clawback Policy	Recovery of cash and equity incentive compensation in certain circumstances if it was paid based on inaccurate financial statements.
Tax Gross-Ups	No excise tax or income tax gross-ups (except in the event of relocation).
Employment Contracts	None of our continuing Named Executive Officers has an employment contract.
Independent Compensation Consultant	Engagement of an independent compensation consultant reporting directly to the Compensation Committee.
Executive Compensation Determination Process
Role of the Board, the Compensation Committee, and our Chief Executive Officer. The Compensation Committee assists the Board in overseeing the Company’s executive compensation program. As part of its responsibilities under its charter, the Compensation Committee oversees the annual compensation decision process for the Named Executive Officers, including the Chief Executive Officer. In setting compensation for each Named Executive Officer, the Compensation Committee has historically taken into account multiple factors, including job responsibilities, performance, contributions and experience of each Named Executive Officer and their compensation in relation to other employees and other equivalent roles at peer companies and other market data.
The Compensation Committee annually reviews the Named Executive Officers’ performance, base salary, annual incentive target opportunity and outstanding long-term incentive awards and approves any changes to the Named Executive Officers’ overall compensation package in light of such review. In addition, when making compensation decisions for the Named Executive Officers (other than the Chief Executive Officer), the Compensation Committee has historically considered recommendations of the Chief Executive Officer based on his judgment, knowledge of the industry, and greater familiarity with the day-to-day performance of his direct reports. Specifically, the Chief Executive Officer annually reviews each other Named Executive Officer’s performance with the Compensation Committee and recommends to the Compensation Committee an appropriate base salary, annual incentive target opportunity, annual incentive payout, and grant of long-term equity incentive award. The Chief Executive Officer does not, however, participate in deliberations regarding his own compensation. Based upon this recommendation and the other considerations described below, and in consideration of the executive compensation philosophy described above, the Compensation Committee reviews the overall annual compensation packages for the Named

Executive Officers, and approves such compensation packages, other than the proposed equity grants. Proposed grants of equity to the Named Executive Officers and other Section 16 officers are reviewed and approved by the full Board in order to qualify such grants as exempt from the short-swing profit provisions of Section 16 of the Exchange Act.
Role of the Independent Compensation Consultant. The Compensation Committee retains an independent compensation consultant, Aon’s Human Capital Solutions Practice, a division of Aon plc (the “Consultant”), to support the oversight and management of the executive compensation program. The Compensation Committee retains sole authority to hire or terminate the Consultant, approve its compensation, determine the nature and scope of services, and evaluate performance. One or more representatives of the Consultant attend Compensation Committee meetings, as requested, and communicate with the Compensation Committee Chair between meetings. The Compensation Committee makes all final decisions. The Consultant’s specific roles include, but are not limited to:
•advising the Compensation Committee on executive compensation trends and regulatory developments;
•providing a total compensation study for executives, compared against the companies in the peer group and other market data, and recommendations for executive pay;
•working with the Compensation Committee to develop an appropriate peer group of comparable companies to serve as a reference point in executive compensation decision-making;
•providing advice to the Compensation Committee on governance best practices, as well as any other areas of concern or risk;
•serving as a resource to the Compensation Committee Chair for meeting agendas and supporting materials in advance of each meeting;
•reviewing and commenting on proxy disclosure items, including this CD&A;
•reviewing and commenting on the Compensation Committee’s annual compensation risk assessment;
•advising the Compensation Committee on management’s pay recommendations and determining Chief Executive Officer pay;
•providing comprehensive tally sheets for the each Named Executive Officer that encompass two years of all elements of their compensation as well as potential wealth accumulation and retention values; and
•from time to time, reviewing and providing compensation recommendations for non-employee directors to the Nominating and Governance Committee.
The Compensation Committee has assessed the independence of the Consultant as required by SEC and NYSE rules. The Compensation Committee reviewed its relationship with the Consultant and considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. Based on this review, the Compensation Committee concluded that the Consultant is independent and there are no conflicts of interest raised by the work performed by the Consultant.
Role of the Peer Group. The Compensation Committee, with the help of the Consultant, conducts an annual review and evaluation of executive and director compensation in comparison to an industry peer group. In establishing the industry peer group, the Compensation Committee targets approximately 15 to 20 companies based on the following selection criteria:
•publicly-traded companies within similar Global Industry Classification Standard (“GICS”) code classifications;
•peer companies used by the potential peer companies (peers of peers) within the similar GICS codes;
•peer companies used by proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) in 2021;
•companies with annual revenues of approximately 0.4x to 3x Gates’ annual revenues; and
•companies with market capitalization and enterprise values within a reasonable ranges of Gates’ values.
For Fiscal 2022 compensation decisions, the Compensation Committee selected the same peer group of companies used for the compensation decisions made for the fiscal year ended January 1, 2022 (“Fiscal 2021”) compensation decisions. The full list of peers, all of which are in the GICS Industrials Sector and Capital Goods Industry Group, is shown below. Regal Beloit Corporation and Rexnord Corporation merged during 2021, but are listed separately as they were included in the peer group pay study prior to the merger.

1.AMETEK, Inc.
2.Colfax Corporation
3.Crane Co.
4.Donaldson Company, Inc.
5.Dover Corporation
6.Flowserve Corporation
7.Graco Inc.
8.IDEX Corporation
9.Ingersoll Rand Inc.
10.Lincoln Electric Holdings, Inc.
11.Nordson Corporation
12.Pentair plc
13.Regal Beloit Corporation
14.Rexnord Corporation
15.SPX Corporation
16.The Timken Company
17.Xylem Inc.
At the time of the Compensation Committee’s approval, the average and median trailing twelve month revenues of the selected peers, at $3.3 billion and $3.0 billion, respectively, were consistent with the Company’s annual revenues. The Compensation Committee uses competitive compensation data from the annual total compensation study of peer companies as a reference point to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Compensation Committee uses multiple reference points when establishing targeted compensation levels. The Compensation Committee references the 50th to 75th competitive percentile for targeted total compensation as a guide, but does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader U.S. market. Instead, the Compensation Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning.
Role of Tally Sheets. Each year, the Compensation Committee conducts a comprehensive compensation review for each Named Executive Officer prior to making decisions about executive compensation for the next year. The Committee reviews a tally sheet for each Named Executive Officer that encompasses two years of all elements of compensation, including the value of base salary, short-term incentives, long-term incentives, retirement benefits, health and welfare benefits and personal benefits as well as potential wealth accumulation and retention value for each Named Executive Officer. This comprehensive review helps the Compensation Committee evaluate total compensation, internal pay equity and retention values, and helps to ensure that future compensation decisions are in line with the Company’s pay-for-performance compensation philosophy.
Timing of Compensation Decisions. The Compensation Committee generally makes executive compensation decisions in February of each year, after the Company reports its fourth quarter and year-end financial results for the preceding fiscal year (the “February meeting”). This timing allows the Compensation Committee to have a complete financial performance picture before making compensation decisions. The exceptions are executive compensation, including equity grants, to executives who are promoted or hired from outside the Company during the year or to retain key executives in light of labor market conditions. These executives may receive compensation changes or equity grants effective or dated, as applicable, as of the date of their promotion, hiring date, or other Board approved date.
Elements of Compensation
The Company’s executive compensation program is designed to recognize an executive’s scope of responsibilities, leadership ability and effectiveness in achieving key performance goals and objectives. As an executive’s level of responsibility within Gates increases, so does the percentage of total compensation that is linked to performance in the form of variable compensation. The Company also provides various retirement and benefit programs and modest, business-related benefits as discussed below.
Total Compensation Mix. The Company’s mix of target total compensation in 2022, as illustrated by the below charts, is significantly weighted towards variable “at-risk” compensation. Mr. Lifsey is excluded from the “Average of Other NEOs” chart below due to his transition to a non-executive officer part-time role on August 1, 2022, which resulted in a reduction in his compensation that does not reflect a typical Named Executive Officer compensation mix. In addition, the special equity retention awards described below under “One-Time Special Awards” are excluded from the charts below because such awards were one-time special circumstance awards granted in light of the competitive market for talent that the Company faced in 2022. For more information please see “Long-Term Incentive Opportunity - One-Time Special Awards” below.

Approximately 86% of the Chief Executive Officer’s compensation in Fiscal 2022 was variable and at-risk, with the majority being performance-based. Approximately 74% of the other Named Executive Officers’ compensation in Fiscal 2022 was variable and at-risk. Included within each Named Executive Officer’s performance-based compensation were performance-based vesting PRSUs equal to 50% of the their long-term equity incentives. The other 50% of the their long-term equity incentives consisted of time-based vesting RSUs. The long-term incentive opportunity is described further below.
Base Salary. Base salaries for the Company’s Named Executive Officers in 2022 were determined by the Compensation Committee at its February 2022 meeting after consideration of the Chief Executive Officer’s recommendations (for all Named Executive Officers other than the Chief Executive Officer); the breadth, scope and complexity of the executive’s role; internal equity; current compensation; tenure in position and prior tenure in related roles; skill set; market pay levels; and individual performance. Base salaries are reviewed annually at the February Compensation Committee meeting or at other times when appropriate and may be increased from time to time pursuant to such review. The Consultant assists the Compensation Committee with this process by providing market and peer group data and making recommendations. For 2022, the Company made adjustments to Named Executive Officer base salaries ranging from 3% to 9% primarily to align with market compensation practices and reward individual performance following a thorough review of competitive market data provided by the Consultant.
The following table sets forth each Named Executive Officer’s 2021 and 2022 base salary levels as of February 26, 2021 and February 25, 2022, respectively.

Named Executive Officer	2021 Base Salary ($)	2022 Base Salary ($)
I. Jurek	$1,055,750	$1,097,980
L. Mallard	$563,750	$591,938
C. Bracken	$400,000	$436,000
G. Gawronski	$684,264	$708,214
W. Lifsey(1)	$685,962	$706,541
T. Pitstick	$444,528	$477,868
(1) Effective September 1, 2022, Mr. Lifsey’s base salary was reduced to $300,000 in connection with his transition to a non-executive officer part-time role.
Short-Term Incentive Opportunity. The Company provides a short-term annual incentive opportunity under the Gates Global Bonus Policy (the “Annual Plan”) to reward certain employees, including its Named Executive Officers, for achieving specific financial performance goals that would advance the Company’s profitability, revenue growth, and drive key business results, and to recognize individuals based on their contributions to those results.

Payouts under the Annual Plan were based on a combination of the achievement of the Company’s financial performance goals in 2022 (the “Gates Financial Performance Factor”), which fund the Annual Plan, and the Named Executive Officer’s performance during the fiscal year against his or her individual performance goals (the “Individual Performance Factor”). In 2022, the Gates Financial Performance Factors for Named Executive Officers were subject to maximum attainment of 150% of their respective target incentive payouts with no formally stated maximum achievement on the Individual Performance Factor. As an Annual Plan design structure enhancement, beginning in 2023, we expect to implement a maximum total bonus opportunity for the Named Executive Officers of 200% of their respective target bonus opportunities.
Gates Financial Performance Factor. The Gates Financial Performance Factor sets the funding levels for the Annual Plan. The Board, after an evaluation of possible financial performance measures, determined to continue using Adjusted EBITDA, Free Cash Flow and Revenue as the financial performance measures for 2022. The Board determined that these financial performance measures would be critical indicators of the Company’s performance for 2022 and, when combined, would contribute to sustainable growth. The Annual Plan financial performance measures and weightings for 2022 are described below.

Performance Measure (Weighting)	Description
Adjusted EBITDA (50%)
Adjusted EBITDA under the Annual Plan is defined in substantially the same manner as described in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations —  Non-GAAP Measures,” of the 2022 Annual Report.

Free Cash Flow (30%)	Calculated as Adjusted EBITDA (as defined for purposes of the Annual Plan as described immediately above), less capital expenditures, plus or minus the change in working capital versus prior year.
Revenue (20%)	Revenue under the Annual Plan is defined as actual revenue as reflected in the Company’s financial statements, excluding the impacts of acquisitions made during the fiscal year.
The weighted achievement factor for each of the financial performance measures is determined by multiplying the weight attributed to each performance measure by the applicable achievement factor for each measure. For each of the performance measures, the achievement factor is determined by calculating the payout percentage against the target goal based on a pre-established scale. Funding attainment with respect to each of these performance measures can range from 0% of the target incentive to 150% of the target incentive as follows:
•0% funding for performance below the threshold requirement;
•50% of target incentive for achieving 95% of the target performance requirement (threshold);
•100% of target incentive for achieving 100% of the target performance requirement (target); and
•150% of target incentive for achieving 105% or above of the target performance requirement (maximum).
Payouts for performance between points are interpolated on a straight-line mathematical basis and rounded to the nearest whole number. The following table outlines the calculation of the potential funding of the Annual Plan for 2022 based on the Company’s attainment of the Gates Financial Performance Factor measures without any adjustments.

(dollars in millions)		Threshold	Target	Maximum	2022 Attainment		Potential Funding
Measure	Weighting				$	%	$	%
Adjusted EBITDA	50%	$750.5	$790.0	$829.5	$680.6	—%	$—	—%
Free Cash Flow	30%	$585.2	$616.0	$646.8	$479.7	—%	$—	—%
Revenue*	20%	$3,576.2	$3,689.1	$3,787.9	$3,554.2	—%	$—	—%
(*) Revenue threshold and maximum are narrower than 95% and 105% to align with the associated Adjusted EBITDA levels.
Notwithstanding the establishment of the performance measures and the formula for determining the payment amounts for the Annual Plan, the Compensation Committee can exercise positive or negative discretion and award a greater or lesser amount to fund the Annual Plan than the amount determined by the formula if, in the exercise of its business judgment, the Compensation Committee determines that a greater or lesser amount is warranted under the circumstances. As part of the 2022 Annual Plan design, the Compensation Committee reserved the ability to adjust the actual financial performance results to exclude the effects of extraordinary, unusual or infrequently occurring events, including the translation impact of foreign exchange gains and losses (the “FX impact”) if excessive in nature.

For Fiscal 2022, the Compensation Committee reviewed the Company’s attainment of the Gates Financial Performance Factor and, at the recommendation of the Company’s management team, determined that, as contemplated by the 2022 Annual Plan design, it would be appropriate to exclude the FX impact from the attainment calculation. In addition, at the recommendation of the Company’s management team, the Compensation Committee determined it would be appropriate to exclude the effects of the following extraordinary, unusual or infrequently occurring events from the attainment calculation: the Company’s decision to suspend operations in Russia in July 2022; and the COVID-19 impacts on the Company’s operations in China. The decision to suspend the Company’s operations in Russia was carefully considered by the Board and, among other things, resulted in a headwind of approximately 2% of the Company’s global revenues. Moreover, unexpected lockdowns in China during the first half of 2022 and the subsequent rapid increases in infections from COVID-19 in the later part of 2022 negatively impacted the Company’s volumes in China. Below is the calculation of the potential funding of the Annual Plan for 2022 reflecting the adjustments described above. This did not change the maximum attainment of each measure.

(dollars in millions)		2022 Results (Actual)	FX Impact	Other Adjustments	2022 Results (as Adjusted)		Funding
Measure	Weighting				$	%	$	%
Adjusted EBITDA	50%	$680.6	$23.6	$47.0	$751.2	95%	$6.9	50%
Free Cash Flow	30%	$479.7	$(14.3)	$47.0	$512.4	83%	$—	—%
Revenue	20%	$3,554.2	$124.0	$142.0	$3,820.2	104%	$8.3	150%
Total							$15.2	55%
After the Gates Financial Performance Factor is calculated and the aggregate amount available to fund the Annual Plan is approved by the Compensation Committee, the Company’s Chief Executive Officer may allocate the funding across the organization as he deems appropriate (excluding with respect to himself) and may adjust the Gates Financial Performance Factor either upward or downward for each functional area or geographic region based on the performance of that specific functional area or geographic region. For 2022, the Compensation Committee did not adjust the Gates Financial Performance Factor for the Company’s corporate function, which includes the Named Executive Officers.
Individual Performance Factor. At the end of the performance period, the Committee considered both the Company’s 55% corporate function payout factor as described above and individual performance factors that are based on achievement against the performance criteria listed below to determine the appropriate attainment percentage for the Named Executive Officers.
•Financial Goals: Achieving the Company’s annual financial plan, as well as the annual financial plan for the executive’s region or function.
•Operational Excellence: Managing sourcing through disruptions and an inflationary environment; workplace safety; advancements in product quality; operational efficiency/productivity, including delivery and inventory management.
•Regional Growth Goals: Focusing on growth opportunities to drive richer margins and mix; appropriate pricing strategies in the face of inflationary environment.
•Key Initiatives: Execute on key company initiatives set forth in the Company’s strategic plan, including those related to the industrial, mobility, electrification application and other markets as well as product development, simplification and digital assets.
•Doing Business the Right Way: Adherence to the Company’s compliance programs and policies such as those related to workplace health and safety; international laws and regulations; and information technology security; advancing diversity, equity and inclusion programs.
•Building Organizational Competencies: Reinforcing our ethical standards; talent attraction and development; building an inclusive environment; developing and promoting diverse talent as a key differentiator; increasing individuals’ organizational capabilities to promote engagement, development and retention.
Environmental, Social and Governance measures, in categories such as ethics, compliance, sustainability and diversity, equity and inclusion, have been embedded in our short-term incentive plan and are factored into the growth, operational excellence, key initiatives, doing business the right way and building organizational competencies goals that influence the Individual Performance Factor.
Payout. Under the Annual Plan, the Compensation Committee established an individual target award opportunity for each executive, which was guided by the 50th to 75th competitive percentile for target annual incentive opportunity as determined in the annual review and evaluation of executive compensation described above. Actual amounts paid under the Annual Plan were calculated by multiplying each Named Executive Officer’s base salary in effect on December 31, 2022, or, in the case of Mr. Lifsey, by his base salary levels during 2022 by (i) the officer’s Annual Plan target bonus opportunity (which is reflected as a percentage of base salary), (ii) the final Gates Financial Performance Factor and (iii) the Individual Performance Factor. The following table illustrates the calculation of the annual cash incentive awards payable to each of the Named Executive Officers under the Annual Plan based on Fiscal 2022 financial performance and individual performance.

Name	Base Salary ($)	Target Annual Plan Opportunity (% of Base Salary)	Target Annual Plan Opportunity ($)	Financial Performance Factor	Individual Performance Factor (%)	2022 Actual Payout
I. Jurek	$1,097,980	150%	$1,646,970	55%	105%	$951,125
L. Mallard	$591,938	100%	$591,938	55%	110%	$358,122
C. Bracken(1)	$436,000	75%	$323,715	55%	105%	$186,945
G. Gawronski	$708,214	100%	$708,214	55%	100%	$389,517
W. Lifsey(2)	$300,000	100%	$570,660	55%	75%	$235,397
T. Pitstick	$477,868	75%	$358,401	55%	105%	$206,976
(1) Effective February 25, 2022, Ms. Bracken’s bonus target was increased from 70% to 75%. Accordingly, the dollar value of her target opportunity was calculated proportionally based on her target opportunity levels during 2022.
(2) In connection with Mr. Lifsey’s transition to a non-executive officer role, his base salary was reduced from $706,541 to $300,000 effective September 1, 2022. Accordingly, the dollar value of his 2022 bonus target opportunity was calculated proportionally based on his base salary levels during Fiscal 2022.
Long-Term Incentive Opportunity. The Company believes that its Named Executive Officers’ long-term compensation should be directly linked to the value it delivers to shareholders. Equity awards granted to Named Executive Officers are designed to provide long-term incentive opportunities over a period of several years. In connection with the Company’s initial public offering (the “IPO”), it adopted the Gates Industrial Corporation plc 2018 Omnibus Incentive Plan (the “2018 Omnibus Incentive Plan”), a market-based long-term incentive program that allows for a mix of awards, including performance shares or units, restricted shares or units and stock options. The 2018 Omnibus Incentive Plan was informed by the peer group and broader public company practice and is consistent with the Company’s compensation objective of providing a long-term equity incentive opportunity that aligns compensation with the creation of shareholder value and achievement of business goals.
In February 2022, the Board approved long-term incentive awards (the “2022 LTI”) under the 2018 Omnibus Incentive Plan to incentivize long-term business performance as well as to promote retention. The target number of 2022 LTI awards granted to Named Executive Officers is comprised of 50% PRSUs and 50% RSUs. This represents a change from the prior year where long-term incentive awards were comprised of 33% RSUs, 33% time-based vesting non-qualified stock options (“Options”) and 34% PRSUs for all Named Executive Officers (other than the Chief Executive Officer) and 25% RSUs, 20% Options, 5% premium priced Options (with a strike price that reflects a 10% premium over the closing price on the date of grant), and 50% PRSUs for the Chief Executive Officer. The Compensation Committee approved this design change in order to retain talent, align with market trends, and further link compensation to the Company’s performance.
Each Named Executive Officer’s target opportunity for the 2022 LTI is a percentage of his or her base salary as set forth in the table below. LTI target opportunities for the Company’s Named Executive Officers in 2022 were determined by the Compensation Committee and the Board at their February 2022 meetings primarily to align with market compensation practices and reward individual performance following a thorough review of competitive market data provided by the Consultant.

Named Executive Officer	2022 LTI Target (% of base salary)	Target Grant Value ($)
I. Jurek	470%	$5,160,506
L. Mallard	215%	$1,272,666
C. Bracken	175%	$763,000
G. Gawronski	240%	$1,699,713
W. Lifsey	240%	$1,695,698
T. Pitstick	175%	$836,268

The RSUs will vest in substantially equal annual installments on the first three anniversaries of the grant date, subject to the executive’s continued employment through the vesting date. The PRSUs provide that 75% of the award will vest at the end of the three-year performance period if the Company achieves a certain level of average annual Adjusted Return on Invested Capital (“Adjusted ROIC”) and the remaining 25% will vest at the end of the three-year performance period if the Company achieves certain Relative Total Shareholder Return (“Relative TSR”) goals. This represents a change from the prior year where Adjusted ROIC and Relative TSR each represented 50% of the executive’s PRSU award opportunity. The Compensation Committee approved this design change in order to further emphasize profitable decision-making while continuing to maintain incentives to drive shareholder value.
The Compensation Committee selected Adjusted ROIC as a metric to drive focus on making sound investments and efficient use of working capital. The Compensation Committee selected Relative TSR as a metric to align a significant portion of pay delivery directly with shareholder value creation. It also aligns the interests and experience of executive officers with those of the Company and its shareholders and filters out macroeconomic and other factors that are not within management’s control.

Performance Measure	Description
Adjusted ROIC (75%)	75% of PRSU value is calculated as (Adjusted EBITDA - depreciation and amortization) x (1 - 25% tax rate)) divided by the five quarter average of (total assets - non-restricted cash - accounts payable - goodwill and other intangible assets that arose from the acquisition of Gates by Blackstone in 2014).

The financial measures used to determine Adjusted ROIC are calculated in accordance with U.S. GAAP as presented in the Company’s financial statements, except (i) Adjusted EBITDA is defined in substantially the same manner as described in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Measures” of the 2022 Annual Report, (ii) actual results and/or performance targets may be adjusted to exclude the impact of acquisitions and divestitures completed during the performance period, (iii) the depreciation and amortization deduction excludes the amortization of intangible assets arising from the acquisition of Gates by Blackstone in 2014 and (iv) total assets excludes both income tax receivables and deferred income tax assets.

Relative TSR (25%)
25% of PRSU value is based on the Company’s three-year relative TSR ranking against companies in the S&P 400 Capital Goods Industry Index (the “Relative TSR Peer Group”). TSR is measured by stock price change and dividends over the performance period as a percentage of the beginning stock price. The beginning and ending stock prices are based on the 20-day trading averages.

Performance for the Adjusted ROIC and Relative TSR goals are each measured over a three-year performance period. The total number of PRSUs that vest at the end of the three-year performance period will range from a payout of 0% to a maximum of 200% as determined by measuring actual performance over the performance period for Adjusted ROIC and Relative TSR against the performance goals based on a pre-established scale. Payout for achievement between the performance levels will be determined based on a straight-line interpolation of the applicable payout range rounded to the nearest whole percentile for Relative TSR and rounded to the nearest tenth of a percentage for Adjusted ROIC. Goals for the Adjusted ROIC performance measure will be disclosed at the end of the three-year performance period. Payout of the Relative TSR measure is capped at the target level if absolute TSR performance is negative, and requires the following threshold, target and maximum performance levels over the three-year performance period:

Relative TSR Percentile Rank	Potential Payout Percentage
75th Percentile or above (Maximum)	200%
50th Percentile (Target)(1)	100%
25th Percentile (Threshold)	50%
Below 25th Percentile	-
(1) Payout is capped at the target level if absolute TSR performance is negative.
Payouts for the PRSUs are subject to the Named Executive Officer’s continued employment through the end of the applicable performance period and are paid out after the certification of the performance results by the Compensation

Committee. The Compensation Committee chose Adjusted ROIC and Relative TSR performance goals at target that are, in the Compensation Committee’s view, challenging but achievable.
2020-2022 PRSUs. For the PRSUs vested and payable in 2023 (granted in 2020 for a three-year performance period from 2020-2022 (the “2020-2022 Performance Period”)), the level of achievement of the two weighted metrics of Adjusted ROIC and Relative TSR resulted in an aggregate payout of 42%, as explained below.
Adjusted ROIC. The PRSU payout level for Adjusted ROIC was based on the three year average during the 2020-2022 Performance Period. The three-year threshold, target and maximum goals were 15%, 20% and 25%, respectively. The Adjusted ROIC achievement was 15.2% for 2020, 22.4% for 2021 and 20.0% for 2022, resulting in a three year average of 19.2% and a payout of 84% of this metric.
Relative TSR. The payout goals for Relative TSR were consistent with the payout goals for 2022, as described in the table above. Relative TSR achievement for the three-year performance period was -12%, which ranked 36 out of 40 of the Relative TSR Peer Group. Threshold performance required performance at the 25th percentile. Performance was below the threshold, resulting in a 0% payout for this metric.
One-Time Special Awards. On rare occasions, the Compensation Committee and Board may provide discretionary long-term incentive awards to the Company’s Named Executive Officers. In light of the competitive market for talent that the Company faced in 2022, the Compensation Committee and the Board viewed retention of key employees as paramount to delivering on the Company’s strategic objectives. On July 27, 2022, the Board granted special retention RSUs under the 2018 Omnibus Incentive Plan (the “Special RSU Awards”), which will vest in substantially equal annual installments on the first three anniversaries of the grant date, subject to the recipient’s continued employment through the vesting date. When approving the Special RSU Awards, the Compensation Committee and the Board considered the tight labor market in the Company’s industry, other competitor pressures, the value of unvested equity held by our continuing Named Executive Officers as compared to market data, and the executive team’s qualifications required to meet or exceed the Company’s business goals. The Compensation Committee and Board are cautious in the use of one-time long-term incentive awards for executives outside of the regular annual incentive programs, but after careful review, the Compensation Committee and the Board determined that the Special RSU Awards served a critical purpose to retain accomplished and talented senior executives who are essential to the future of the Company and to protect shareholder value. The value of the RSUs ultimately earned depends on the price of the Company’s shares and is subject to the Company’s stock ownership guidelines, which, as discussed below, require executive officers to hold a multiple of their base salary in equity to further strengthen the alignment of interests between the executive officers and our shareholders. The Named Executive Officers who received Special RSU Awards are listed below:

Name	Special RSU Awards	Grant Value ($)
I. Jurek............................................................................................	560,000	$6,703,200
L. Mallard......................................................................................	118,380	$1,417,009
C. Bracken......................................................................................	61,040	$730,649
T. Pitstick.......................................................................................	76,450	$915,107
Other Aspects of the Company’s Compensation Programs
Sign-on Bonuses. From time to time, the Company may award sign-on bonuses. Sign-on bonuses are used when necessary to attract highly skilled officers to the Company. Generally, they are used to incentivize candidates to leave their current employers or may be used to offset the loss of unvested compensation they may forfeit as a result of leaving their current employers. During Fiscal 2022, the Company did not award any sign-on bonuses to Named Executive Officers.
Employment Agreements. At this time, none of the continuing Named Executive Officers have employment agreements in place. On July 25, 2022, the Company and Mr. Lifsey entered into a Retirement and Transition Agreement (the “Transition Agreement”) outlining the terms of his transition to a non-executive part-time role with the Company. While Mr. Lifsey continues to provide services to the Company as an “Executive Fellow,” Mr. Lifsey resigned as the Company’s Chief Operating Officer effective August 1, 2022 and ceased to be an executive officer or eligible for benefits under the Company’s Executive Severance Plan and Executive Change in Control Plan. As of September 1, 2022, his salary was adjusted to $300,000 per annum and effective January 1, 2023 his Annual Plan target opportunity is 50% of his salary, with an employment term ending September 1, 2023. Under the agreement, Mr. Lifsey is not eligible to participate in the Company’s long-term incentive program for 2023.

Retirement Benefits. The Company offers the following retirement benefits to eligible U.S.-based employees, including the Named Executive Officers, as specified below. Additional details about the Gates Corporation Supplemental Retirement Plan (the “Supplemental Retirement Plan”), as it applies to the Named Executive Officers, is included in the “2022 Nonqualified Deferred Compensation” section of this Proxy Statement.

Plan	Description
Gates MatchMaker 401(k) Plan...........
A qualified defined contribution retirement benefit available to eligible U.S. employees (as defined in the plan document) that is intended to qualify as a profit sharing plan under Section 401(k) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

Supplemental Retirement Plan.............	A funded, nonqualified plan that provides the Company’s executives, including Named Executive Officers, benefits similar to the Gates MatchMaker 401(k) Plan but without an employer match or the Code contribution and earnings limitations.

The Company offers a defined contribution retirement benefit to all eligible U.S. participants through the Gates MatchMaker 401(k) Plan. The Gates MatchMaker 401(k) Plan provides employees with individual retirement accounts funded by (1) an automatic Gates-paid contribution of 3% of employee eligible earnings, and (2) a Gates-paid match on employee contributions dollar-for-dollar on the first 3% of eligible earnings that the employee contributes. The Code sets maximum limitations on employee contributions for participants as well as limitations on the earnings upon which employee/employer contributions may be made.
The Company currently offers participation in the Supplemental Retirement Plan to specified U.S. executives that include the Named Executive Officers. This plan is a nonqualified deferred compensation plan that provides participants with the following two benefit opportunities:
Non elective employer contribution. A 6% employer contribution on eligible earnings that exceed Section 401(a)(17) of the Code’s dollar limits.
Compensation Deferral Opportunity. Employee participants may elect to defer up to 80% of base salary and 80% of bonus compensation. There is no employer paid matching contribution on these elective deferrals. These deferrals are in addition to amounts participants may defer in the Gates MatchMaker 401(k) Plan.
Health and Welfare Benefits. The Company also provides other benefits such as medical, dental and short-term disability coverage to each Named Executive Officer, which are identical to the benefits provided to all other eligible U.S.-based employees. Executive officers, including the Named Executive Officers, also receive enhanced benefits that are not available to other employees, such as additional relocation assistance and life, accidental death and dismemberment (“AD&D”) and long-term disability insurance benefits. Specifically, all Named Executive Officers were eligible for enhanced life and AD&D insurance benefits in the following amounts in 2022: 3x base salary up to $1,000,000 (for Mr. Pitstick and Ms. Bracken), 3x base salary up to $2,000,000 (for Mr. Gawronski, Mr. Mallard and Mr. Lifsey) and 3x base salary up to $3,000,000 (for Mr. Jurek). In addition, all Named Executive Officers were eligible for enhanced long-term disability insurance benefits of 66.7% of their salary (up to $20,000/month). An individual disability insurance plan is offered to executives with an income of over $360,000, including the Named Executive Officers, to cover annual income in excess of  $360,000. The plan provides an additional $10,000 of monthly benefit above the group disability plan. The Company also provides unlimited flexible time off and paid holidays to U.S. based employees holding director level or above positions, including the Named Executive Officers.
Other Benefits. The Company provides other benefits to the Named Executive Officers that its believes are necessary to compete for executive talent. The additional benefits for the Named Executive Officers generally consist of a parking subsidy, tax preparation services and an executive annual physical examination. Tax gross-ups are provided to U.S. based employees holding director level or above positions, including the Named Executive Officers, for certain relocation benefits which may be provided in connection with an executive’s commencement of employment with the Company. In certain circumstances, the Company provides Named Executive Officers with limited personal use of an airplane leased by the Company pursuant to a fractional lease program. The value of any personal use (including for any family members who accompany the Named Executive Officer) is imputed as income to the Named Executive Officer, who is fully responsible for any associated income and other tax liability. The specific amounts attributable to the other benefits provided to the Named Executive Officers in 2022 are set forth in the “All Other Compensation” column of the Summary Compensation Table of this Proxy Statement.

Change in Control and Severance Benefits. The Compensation Committee and the Board believe that executives are better able to perform their duties with respect to any potential proposed corporate transaction without concern for the impact of the transaction on their individual employment with carefully structured change in control and severance benefits. In addition, the Compensation Committee and the Board believe that the interests of the Company’s shareholders are better protected and enhanced by providing greater certainty regarding executive pay obligations in the context of planning and negotiating any potential corporate transactions. Accordingly, in connection with the IPO, the Company adopted the Executive Severance Plan and the Executive Change in Control Plan for certain executives. Executives are not entitled to payments under the Executive Severance Plan if they are entitled to receive payment under the Executive Change in Control Plan discussed below. For information regarding these plans, including the participants, please see “Potential Payments upon Termination or Change in Control.” Prior to 2020, the Company provided limited single-trigger change in control benefits to certain Named Executive Officers in their Options and RSU award agreements. Since 2020, all Options and RSU award agreements contain double trigger vesting provisions that require the occurrence of both a change in control and a qualified termination. The terms of the Company’s Supplemental Retirement Plan also provide for early distribution upon a change in control.
Clawback Policy. In connection with the IPO, the Company has adopted a clawback policy for incentive compensation. Under the policy, if the Compensation Committee determines that cash or equity incentive compensation of its current and former Section 16 officers (or any other current and former employee designated by the Board or the Compensation Committee) was overpaid, in whole or in part, as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law), and such restatement was caused by or contributed to, directly or indirectly, such employee’s fraud, willful misconduct or gross negligence, then the Compensation Committee will determine, in its discretion, whether to seek to recover or cancel any overpayment of incentive compensation paid or awarded based on the inaccurate financial information or restated results. The clawback policy and the 2018 Omnibus Incentive Plan also provide that if a covered person engages in any detrimental activity (as defined in the 2018 Omnibus Incentive Plan) as determined by the Compensation Committee, the Compensation Committee may, in its sole discretion, provide for one or more of the following: (i) cancellation of any or all of such covered person’s outstanding awards; or (ii) forfeiture by the covered person of any gain realized on the vesting or exercise of awards, and prompt repayment of any such gain to the Company. The Compensation Committee intends to modify the Company’s clawback policy consistent with the requirements of Exchange Act Rule 10D-1 after the NYSE releases final listing standards in accordance with such rule.
Executive Stock Ownership Guidelines. To better align the financial interests of the Company’s Named Executive Officers and its shareholders, the Company has executive stock ownership guidelines. The Company, along with the Compensation Committee, reviews the executive ownership annually as of the annual measurement date, February 1 of the applicable year. Any officer who does not meet the applicable threshold is required to retain 50% of stock acquired through the exercise or vesting of equity awards made by the Company. Once the applicable threshold is met, the officer must continue to meet the threshold on each annual measurement date. In calculating the ownership, the Company includes direct and certain indirect ownership, unvested time-based vesting restricted stock units and shares underlying vested but unexercised stock options (based on the excess of the market price of the stock over the exercise price). The Company does not include unvested stock options or unvested performance-based restricted stock units. Currently, each Named Executive Officer is expected to own the Company’s ordinary shares in the following amounts:

Chief Executive Officer	6 times base salary
Other Named Executive Officers	3 times base salary
As of the annual measurement date, all of the then-employed Named Executive Officers either met the applicable ownership guidelines or were in compliance with the equity retention mandate.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the 2022 Annual Report.
Submitted by the Compensation Committee of the Board of Directors:
Neil P. Simpkins, Chair
Wilson S. Neely
Fredrik Eliasson

CEO PAY RATIO
The following table sets forth the ratio of the Chief Executive Officer’s total compensation to that of the Company’s median employee for Fiscal 2022.

CEO total annual compensation	$14,402,390
Median employee total annual compensation	$35,015
Ratio	411 to 1
The SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee population and compensation practices. As a result, the pay ratio reported above may not be comparable to the pay ratio reported by other companies, as other companies may have utilized different methodologies and have different employment and compensation practices. The Company believes the pay ratio above is a reasonable estimate calculated in a manner consistent with the SEC rules.
To determine the median employee, we used annualized base compensation as the consistently applied compensation measure and selected December 2, 2022, as the measurement date. For full-time, salaried workers, annual base compensation was base salary and for hourly, part-time, temporary and seasonal employees, it was the employee’s hourly rate multiplied by the number of hours worked. We annualized salaries and wages for our full and part-time employees who were not employed for the full year. For purposes of this disclosure, we used the U.S. dollar equivalent of the local currency, applying the monthly average exchange rates for December 2022. Using this methodology, we determined that our median employee was a salaried employee located in Poland. After identifying the median employee, we calculated such median employee’s total annual compensation in the same manner as we calculated our Chief Executive Officer’s total annual compensation in the Summary Compensation Table in this Proxy Statement.
We are a global company, with complex operations worldwide and with a majority of our employees located outside of the United States, the country in which our headquarters is located. As of December 2, 2022, our workforce consisted of 15,386 full-time and part-time employees (including hourly employees), consisting of 3,913 employees based in the United States and 11,473 employees based outside the U.S. As permitted by SEC, we excluded all employees in each of the following countries in determining our median employee: Bahrain (28), Croatia (1), Czech Republic (244), Finland (1), Hungary (2), Indonesia (9), Netherlands (3), Romania (2), Sweden (2), Thailand (145), Ukraine (1), United Arab Emirates (121), Vietnam (3). In aggregate, we excluded a total of 562 employees from thirteen countries, representing less than 5% of the Company’s total workforce. As a result, the Company’s employee population used for determining the median employee was approximately 14,824, consisting of approximately 3,913 employees based in the United States and approximately 10,911 employees based outside the United States.
Supplemental CEO Pay Ratio
Our Chief Executive Offer’s total annual compensation in 2022 was significantly impacted by his special equity retention award described in the CD&A under the heading “Elements of Compensation - Long-Term Incentive Opportunity - One-Time Special Awards,” consisting of RSUs, with a grant date fair value of $6,703,200, that will vest in substantially equal annual installments on the first three anniversaries of the grant date, subject to the recipient’s continued employment through the vesting date. To provide a picture of our CEO pay ratio without this award, below is the calculation excluding such one-time special grant of RSUs with all other factors remaining the same.

CEO total annual compensation	$7,699,190
Median employee total annual compensation	$35,015
Alternative Ratio	220 to 1
(*) The table above excludes the one-time special grant of RSUs valued at $6,703,200

PAY VERSUS PERFORMANCE
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Act, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and non-PEO Named Executive Officers and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for Ivo Jurek ($)	Compensation Actually Paid to Ivo Jurek¹˒² ($)	Average Summary Compensation Table Total for Non-PEO NEOs³ ($)	Average Compensation Actually Paid to Non-PEO NEOs¹˒²˒³ ($)	Value of Initial Fixed $100 Investment based on:[4]		Net Income ($ Millions)	Company Selected Measure: Adjusted ROIC⁵
					TSR ($)	Peer Group TSR ($)
2022	14,402,390	23,468,581	2,840,801	2,999,906	83.22	137.30	242.5	20.0%
2021	8,772,299	11,819,941	2,711,194	3,205,263	116.05	152.59	331.3	22.4%
2020	7,680,120	6,594,375	1,841,794	1,463,484	93.07	119.52	90.0	15.2%
(1)The amounts shown for compensation actually paid (“CAP”) above have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total for the PEO and the average of the Summary Compensation Table Totals for the non-PEO NEOs, in each case, with certain adjustments as described in footnote 2 below.
(2)CAP reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts shown for exclusion of stock awards and option awards below are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Ivo Jurek ($)	Exclusion of Stock Awards and Option Awards for Ivo Jurek ($)	Inclusion of Equity Values for Ivo Jurek ($)	CAP to Ivo Jurek ($)
2022	14,402,390	(12,104,764)	21,170,955	23,468,581
2021	8,772,299	(5,444,572)	8,492,214	11,819,941
2020	7,680,120	(4,986,291)	3,900,546	6,594,375

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average CAP to Non-PEO NEOs ($)
2022	2,840,801	(1,924,557)	2,083,662	2,999,906
2021	2,711,194	(1,286,275)	1,780,344	3,205,263
2020	1,841,794	(913,856)	535,546	1,463,484

The amounts in the inclusion of equity values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Ivo Jurek ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Ivo Jurek ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Ivo Jurek ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Ivo Jurek ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Ivo Jurek ($)	Total - Inclusion of Equity Values for Ivo Jurek ($)
2022	10,011,181	(3,524,528)	—	14,684,302	—	21,170,955
2021	5,484,264	2,525,703	—	482,247	—	8,492,214
2020	4,833,076	(63,298)	—	(886,281)	—	3,900,546
In connection with its IPO in January of 2018, the Company assumed the 2014 Incentive Plan, including the Pre-IPO Options that were granted to our PEO and three of our other NEOs. Tiers II and IV of the Pre-IPO Options vested in March 2022 and the Tier III awards expired in July 2022. The vesting of the Tiers II, III, and IV Pre-IPO Options was considered improbable until the vesting event occurred because vesting was contingent upon events outside the Company’s control. Accordingly, once vested, the Tiers II and IV Pre-IPO Options resulted in a change in fair value for these options equal to $16,825,131 for our PEO and $1,387,112 for the average of the Non-PEO NEOs in Fiscal 2022.
For the values of equity awards included in the above tables, the valuation of certain stock option awards uses the same Black-Scholes option-pricing model with volatility assumptions that differ materially from those disclosed as of the grant date. The stock options were originally valued using a debt-levered model for the volatility assumption incorporating a weighting commensurate with the time Gates had been publicly traded. For purposes of this table, a weighted blend of Gates’ volatility and the average historical peer volatilities was used in cases where Gates’ stock price history was not sufficient to cover the expected terms of stock options being valued.

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2022	1,463,555	(474,136)	—	1,094,243	—	2,083,662
2021	1,297,547	313,862	—	168,935	—	1,780,344
2020	914,660	(38,755)	—	(74,965)	(265,394)	535,546

(3)Non-PEO named executive officers for each year presented are listed below.

2020	2021	2022
L. Brooks Mallard	L. Brooks Mallard	L. Brooks Mallard
Walter Lifsey	Walter Lifsey	Walter Lifsey
Grant Gawronski	Grant Gawronski	Grant Gawronski
David Wisniewski	Thomas G. Pitstick	Thomas G. Pitstick
David Naemura		Cristin C. Bracken
Roger Gaston
(4)The Peer Group TSR set forth in this table utilizes the S&P 400 MidCap Capital Goods Industry Group (“Peer Group”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our 2022 Annual Report. The comparison assumes $100 was invested for the period starting December 27, 2019 (the last trading day of our fiscal year 2019), through the end of the listed year in the Company and in the Peer Group, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(5)We determined Adjusted ROIC to be the most important financial performance measure used to link the Company’s performance to CAP for our PEO and Non-PEO NEOs in 2022. More information on Adjusted ROIC can be found at the “Elements of Compensation - Long-Term Incentive Opportunity" section of the CD&A. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.
The following charts set forth the relationships between: (i) the Company’s cumulative TSR and the Peer Group’s cumulative TSR; (ii) CAP for our PEO, the average CAP for our non-PEO NEOs and the Company’s cumulative TSR; (iii) CAP for our PEO, the average CAP for our non-PEO NEOs and Net Income; and (iv) CAP for our PEO, the average CAP for our non-PEO NEOs and Adjusted ROIC, in each case, for 2022, 2021, and 2020. As illustrated in the charts, CAP for our PEO increased from Fiscal 2021 to Fiscal 2022 while the other measures presented decreased over the same period. This increase was primarily attributable to the amount of CAP generated by our PEO’s Tiers II and IV Pre-IPO Options that vested in Fiscal 2022, the value of which represents $16,825,131 of our PEO’s total 2022 CAP. As further described above, the Pre-IPO Options were granted under the Company’s 2014 Incentive Plan prior to the Company becoming a public company.

In accordance with the requirements of Item 402(v)(6) of Regulation S-K, the following table presents the financial performance measures that the Company considers to have been the most important in linking CAP to our PEO and other NEOs for 2022 to Company performance. The measures in this table are not ranked.

Most Important Performance Measures
Adjusted ROIC
Adjusted EBITDA
Relative TSR
Free Cash Flow
Revenue
As noted above in this section, the Compensation Committee has not historically and does not currently evaluate CAP as calculated pursuant to Item 402(v)(2) of Regulation S-K as part of its executive compensation determinations; accordingly, the Company does not use any financial or non-financial performance measures specifically to link NEO CAP to Company performance.
All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of our Company under the Securities Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION TABLES
2022 Summary Compensation Table
The following table sets forth the compensation for our Named Executive Officers for the fiscal years presented.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total
Ivo Jurek	2022	$1,090,834	$—	$12,104,764	$—	$951,125	$—	$255,667	$14,402,390
Chief Executive Officer	2021	$1,051,392	$—	$4,204,468	$1,240,104	$2,058,713	$—	$217,622	$8,772,299
	2020	$1,063,962	$1,545,000	$3,827,542	$1,158,749	$—	$—	$84,867	$7,680,120

L. Brooks Mallard	2022	$587,168	$—	$2,749,114	$—	$358,122	$—	$95,942	$3,790,346
Chief Financial Officer	2021	$561,423	$—	$788,522	$353,326	$761,063	$—	$75,349	$2,539,683
	2020	$465,385	$568,852	$745,450	$344,849	$—	$—	$102,331	$2,226,867

Cristin C. Bracken	2022	$429,908	$—	$1,529,262	$—	$186,945	$—	$57,419	$2,203,535
Chief Legal Officer

Grant Gawronski	2022	$704,161	$—	$1,779,088	$—	$389,517	$—	$112,460	$2,985,226
Chief Commercial Officer	2021	$681,440	$—	$1,208,953	$541,718	$923,757	$—	$90,821	$3,446,689
	2020	$688,997	$634,196	$1,156,005	$528,715	$—	$—	$51,461	$3,059,374

Walter Lifsey	2022	$574,841	$—	$1,774,896	$—	$235,397	$—	$105,431	$2,690,565
Former Chief Operating Officer	2021	$683,131	$—	$1,211,973	$543,063	$891,750	$—	$96,582	$3,426,499
	2020	$690,706	$669,231	$1,158,882	$530,030	$—	$—	$56,884	$3,105,733

Thomas G. Pitstick	2022	$472,226	$—	$1,790,426	$—	$206,976	$—	$68,053	$2,537,681
Chief Strategy Officer	2021	$444,528	$—	$343,578	$153,966	$433,415	$—	$56,417	$1,431,904

(1)The amounts reported in the “Salary” column consist of base salary earned in Fiscal 2022. The following base salary increases were effective February 25, 2022: Mr. Jurek (from $1,055,750 to $1,097,980); Mr. Mallard (from $563,750 to $591,938); Ms. Bracken (from $400,000 to $436,000); Mr. Gawronski (from $684,264 to $708,214); Mr. Lifsey (from $685,962 to $706,541); and Mr. Pitstick (from $444,528 to $477,868). Effective September 1, 2022, Mr. Lifsey’s base salary was reduced to $300,000 in connection with his transition to a non-executive officer part-time role.
(2)The amounts reported in the “Stock Awards” column represent stock awards for the fiscal years presented. For Fiscal 2022 this represents the grant date fair value of: (i) the one-time, time-based Special RSU Awards described in the CD&A under the heading “Elements of Compensation - Long-Term Incentive Opportunity - One-Time Special Awards,” with grant date fair values of, Mr. Jurek — $6,703,200, Mr. Mallard — $1,417,009, Ms. Bracken —$730,649, and Mr. Pitstick — $915,107; and (ii) the annual time-based RSUs and PRSUs granted as part of our 2022 LTI Program described in the CD&A under the heading “Elements of Compensation - Long-Term Incentive Opportunity,” in each case granted under the 2018 Omnibus Incentive Plan calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“Topic 718”). For information regarding the assumptions used in determining the fair value of these awards, please refer to Note 18, Share-based Compensation, of the audited consolidated financial statements included in the Annual Report. Where the number of shares ultimately issued depends on a performance or market condition, the target number of awards is used for the purpose of the above table.
With respect to the annual PRSUs granted as part of our 2022 LTI program, 75% vest subject to attainment of certain levels of Adjusted ROIC and 25% vest subject to attainment of a certain Relative TSR, in each case, at the end of the three-year performance period. The grant date fair value of the shares that vest according to Adjusted ROIC was computed in accordance with Topic 718 based upon the probable outcome of the performance conditions as of the grant date. As the shares that vest according to Relative

TSR are subject to market conditions as defined under Topic 718 and are not subject to performance conditions as defined under Topic 718, they have no maximum grant date fair values that differ from the grant date fair values presented in the table. Assuming the highest level of performance is achieved with respect to the Adjusted ROIC awards, the grant date fair value of the stock awards would be: Mr. Jurek — $14,039,946; Mr. Mallard — $3,226,358; Ms. Bracken —$1,815,377; Mr. Gawronski — $2,416,469; Mr. Lifsey — $2,410,777; and Mr. Pitstick — $2,104,023.
(3)The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent amounts earned by Named Executive Officers under the Annual Plan. The terms of the Annual Plan are described more fully above in the “Elements of Compensation — Annual Plan.”
(4)The amounts reported in the “All Other Compensation” column for Fiscal 2022 reflect the sum of: (i) the amounts contributed by Gates to the Gates MatchMaker 401(k) Plan and the Supplemental Retirement Plan, which are calculated on the same basis for all participants, including the Named Executive Officers, and (ii) the cost of all other executive benefits that are required to be reported by SEC rules. The material provisions of the Gates MatchMaker 401(k) Plan and the Supplemental Retirement Plan are described in the “2022 Nonqualified Deferred Compensation” section of this Proxy Statement. Please see the following table for further information on the aggregate incremental cost of these benefits.

Name	Company Contributions to Gates MatchMaker 401(k)(a)	Company Contributions to Gates Executive Supplemental Retirement Plan(b)	Other Benefits(c)	Total
I. Jurek	$18,300	$170,673	$66,695	$255,667
L. Mallard	$18,300	$62,594	$15,048	$95,942
C. Bracken	$18,300	$29,334	$9,785	$57,419
G. Gawronski	$18,300	$79,375	$14,785	$112,460
W. Lifsey	$18,300	$69,695	$17,435	$105,431
T. Pitstick	$18,300	$36,038	$13,715	$68,053
(a)Company Contributions to Gates MatchMaker 401(k) Plan. Gates makes matching contributions of 100% on up to 3% of eligible earnings deferred by all eligible participants, including Named Executive Officers, in accordance with the Gates MatchMaker 401(k) Plan. Gates also makes a non-elective contribution to all eligible participants, including Named Executive Officers, in an amount equal to 3% of eligible earnings, subject to Code limitations.
(b)Company Contributions to Gates Executive Supplemental Retirement Plan. Gates makes a retirement contribution of 6% of eligible compensation on behalf of all eligible participants, including the Named Executive Officers, under the Supplemental Retirement Plan for eligible compensation that exceeds Section 401(a)(17) of the Code.
(c)Other Benefits. Gates provided certain other benefits to Named Executive Officers. The aggregate amount reported in the Other Benefits column consists of the following: For Mr. Jurek, (i) parking subsidy of $3,900, (ii) tax preparation services of $4,060, (iii) executive physical of $1,950, (iv) enhanced life insurance premium of $4,716, (v) enhanced AD&D and long-term disability insurance premium of $24,431, and (vi) personal use of an airplane leased by the Company pursuant to a fractional lease program of $27,638. This aggregate incremental cost was calculated based on the variable operating costs to the Company for personal usage, which includes fees per flight hour, fuel charges and any additional usage or service fees. Mr. Jurek was accompanied by family members, but there was no incremental cost associated with these additional passengers. Because the airplane is used primarily for business travel, this methodology excludes costs that do not change based on usage, such as the annual lease fee. For Mr. Mallard, (i) parking subsidy of $3,900, (ii) enhanced life insurance premium of $2,660, and (iii) enhanced AD&D and long-term disability insurance premium of $8,489. For Ms. Bracken, (i) parking subsidy of $3,900, (ii) enhanced life insurance premium of $1,572, and (iii) enhanced AD&D and long-term disability insurance premium of $4,313. For Mr. Gawronski, (i) enhanced life insurance premium of $3,144, and (ii) enhanced AD&D and long-term disability insurance premium of $11,641. For Mr. Lifsey, (i) parking subsidy of $2,275, (ii) enhanced life insurance premium of $3,144, and (iii) enhanced AD&D and long-term disability insurance premium of $12,016. For Mr. Pitstick, (i) parking subsidy of $3,900, (ii) enhanced life insurance premiums of $1,572, (iii) executive physical of $3,350, and (iv) enhanced AD&D and long-term disability insurance premium of $4,893.

2022 Grants of Plan-Based Awards
The following table summarizes all grants of plan-based awards to the Named Executive Officers in Fiscal 2022:

			Estimated Future Payouts under non-equity incentive plan awards ($)			Estimated Future Payouts under Equity incentive plan awards (#)			All other stock awards: number of shares of stock units (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards ($)
Name	Award Type	Grant Date	Threshold	Target	Max	Threshold	Target	Max
I Jurek	Annual Plan(1)	—	$164,697	$1,646,970	$—
	PRSU(2)	2/25/2022				20,465	163,721	327,442				$2,821,321
	RSU(3)	2/25/2022							163,721			$2,580,243
	RSU(4)	7/27/2022							560,000			$6,703,200

L. Mallard	Annual Plan(1)	—	$59,194	$591,938	$—
	PRSU(2)	2/25/2022				5,047	40,376	80,752				$695,779
	RSU(3)	2/25/2022							40,376			$636,326
	RSU(4)	7/27/2022							118,380			$1,417,009

C. Bracken	Annual Plan(1)	—	$32,372	$323,715	$—
	PRSU(2)	2/25/2022				3,026	24,206	48,412				$417,127
	RSU(3)	2/25/2022							24,206			$381,487
	RSU(4)	7/27/2022							61,040			$730,649

G. Gawronski	Annual Plan(1)	—	$70,821	$708,214	$—
	PRSU(2)	2/25/2022				6,741	53,924	107,848				$929,245
	RSU(3)	2/25/2022							53,924			$849,842

W. Lifsey	Annual Plan(1)	—	$57,066	$570,660	$—
	PRSU(2)	2/25/2022				6,725	53,797	107,594				$927,055
	RSU(3)	2/25/2022							53,797			$847,841

T. Pitstick	Annual Plan(1)	—	$35,840	$358,401	$—
	PRSU(2)	2/25/2022				3,316	26,531	53,062				$457,191
	RSU(3)	2/25/2022							26,531			$418,129
	RSU(4)	7/27/2022							76,450			$915,107
(1)Represents the cash-based award opportunity range under the Annual Plan, the terms of which are summarized under “Elements of Compensation — Annual Plan” above. For purposes of this table and threshold level disclosure, the Company assumed that the lowest weighted of the three performance measures achieved the threshold level of attainment (in other words, 10% of the target award was earned) and the Individual Performance Factor was set at 100%. The calculation uses each Named Executive Officer’s base salary as of December 31, 2022. Please refer to the “2022 Summary Compensation Table” for the actual cash-based award earned under the Annual Plan by each Named Executive Officer for 2022.
(2)Represents the threshold, target and maximum payout shares of the PRSUs granted under the 2018 Omnibus Incentive Plan as part of the 2022 LTI program. Threshold payout of shares is calculated assuming threshold levels of attainment of 50% for the Relative TSR measure. The number of shares ultimately issued, which could be greater or less than target, will be based on achieving specific performance conditions. Please refer to “Elements of Compensation — Long-Term Incentive” above. The grant date fair value of the PRSUs for the February 25, 2022 award was calculated in accordance with Topic 718 based on target, the probable outcome of the performance conditions.
(3)Represents RSUs granted under the 2018 Omnibus Incentive Plan as part of the 2022 LTI program. The grant date fair value of the RSUs for the February 25, 2022 award was the closing price on the date of the grant.
(4)Represents special RSUs granted in 2022 under the 2018 Omnibus Incentive Plan. The grant date fair value of the RSUs for the July 27, 2022 award was the closing price on the date of the grant.

Outstanding Equity Awards at December 31, 2022
The following table provides information regarding outstanding equity awards held by each Named Executive Officer as of December 31, 2022.

		Option Awards*				Stock Awards
Name	Grant date and award type	Number of securities underlying un-exercised options (#) exercisable	Number of securities underlying unexercised options (#) un-exercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(4)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(5)
I. Jurek	5/18/2015 Tier I(1)	1,017,239	—	$6.56	5/18/2025
	5/18/2015 Tier II	1,017,239		$6.56	5/18/2025
	5/18/2015 Tier IV	1,017,239		$9.84	5/18/2025
	5/2/2017 Tier I(1)	135,496	—	$7.87	5/2/2027
	5/2/2017 Tier II	135,496		$7.87	5/2/2027
	5/2/2017 Tier IV	135,496		$11.80	5/2/2027
	2/22/2019 Options(6)	252,122	—	$16.46	2/22/2029
	2/22/2019 Options(7)	265,486	530,974	$19.00	2/22/2029
	2/21/2020 Options(6)	160,937	80,469	$12.60	2/21/2030
	2/21/2020 RSU					30,655	$349,774
	2/26/2021 Options(6)	49,649	99,301	$15.00	2/26/2031
	2/26/2021 Options(8)	13,002	26,007	$16.50	2/26/2031
	2/26/2021 RSU					55,134	$629,079
	2/26/2021 PRSU							124,050	$1,415,411
	2/25/2022 RSU					163,721	$1,868,057
	2/25/2022 PRSU							143,255	$1,634,540
	7/27/2022 RSU					560,000	$6,389,600
L. Mallard	2/24/2020 Options(6)	50,862	25,432	$11.76	2/24/2030
	2/24/2020 RSU					9,775	$111,533
	2/26/2021 Options(6)	17,683	35,369	$15.00	2/26/2031
	2/26/2021 RSU					15,710	$179,251
	2/26/2021 PRSU							18,208	$207,753
	2/25/2022 RSU					40,376	$460,690
	2/25/2022 PRSU							35,329	$403,104
	7/27/2022 RSU					118,380	$1,350,716

		Option Awards*				Stock Awards
Name	Grant date and award type	Number of securities underlying un-exercised options (#) exercisable	Number of securities underlying unexercised options (#) un-exercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(4)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(5)
C. Bracken	9/19/2017 Tier I(1)	9,536	—	$13.44	9/19/2027
	2/22/2019 Options(6)	9,762	—	$16.46	2/22/2029
	2/21/2020 Options(6)	7,459	3,731	$12.60	2/21/2030
	2/26/2021 Options(6)	6,933	13,869	$15.00	2/26/2031
	9/19/2017 Tier II	9,536		$13.44	9/19/2027
	9/19/2017 Tier IV	9,536		$20.16	9/19/2027
	2/21/2020 RSU					1,422	$16,225
	4/27/2020 RSU					1,667	$19,020
	2/26/2021 RSU					6,161	$70,297
	2/26/2021 PRSU							7,140	$81,467
	2/25/2022 RSU					24,206	$276,190
	2/25/2022 PRSU							21,180	$241,664
	7/27/2022 RSU					61,040	$696,466
G. Gawronski	3/9/2018 Options(9)	220,000	—	$17.72	3/9/2028
	2/22/2019 Options(6)	86,730	—	$16.46	2/22/2029
	2/21/2020 Options(6)	73,432	36,717	$12.60	2/21/2030
	2/21/2020 RSU					13,988	$159,603
	2/26/2021 Options(6)	27,112	54,227	$15.00	2/26/2031
	2/26/2021 RSU					24,087	$274,833
	2/26/2021 PRSU							27,916	$318,522
	2/25/2022 RSU					53,924	$615,273
	2/25/2022 PRSU							47,183	$538,358
W. Lifsey	8/24/2015 Tier I(1)	250,668	—	$6.56	8/24/2025
	8/24/2015 Tier II	250,668		$6.56	8/24/2025
	8/24/2015 Tier IV	250,668		$9.84	8/24/2025
	5/12/2016 Tier I(1)	84,685	—	$6.56	5/12/2026
	5/12/2016 Tier II	84,685		$6.56	5/12/2026
	5/12/2016 Tier IV	84,685		$9.84	5/12/2026
	2/22/2019 Options(6)	86,945	—	$16.46	2/22/2029
	2/21/2020 Options(6)	73,615	36,808	$12.60	2/21/2030
	2/21/2020 RSU					14,022	$159,991
	2/26/2021 Options(6)	27,180	54,361	$15.00	2/26/2031
	2/26/2021 RSU					24,146	$275,506
	2/26/2021 PRSU							27,987	$319,332
	2/25/2022 RSU					53,797	$613,824
	2/25/2022 PRSU							47,072	$537,092
T. Pitstick	1/11/2016 Tier I(1)	84,685	—	$6.56	1/11/2026

		Option Awards*				Stock Awards
Name	Grant date and award type	Number of securities underlying un-exercised options (#) exercisable	Number of securities underlying unexercised options (#) un-exercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(4)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(5)
	1/11/2016 Tier II	84,685		$6.56	1/11/2026
	1/11/2016 Tier IV	84,685		$9.84	1/11/2026
	5/2/2017 Tier I(1)	35,724	—	$7.87	5/2/2027
	5/2/2017 Tier II	35,724		$7.87	5/2/2027
	5/2/2017 Tier IV	35,724		$11.80	5/2/2027
	2/22/2019 Options(6)	23,195	—	$16.46	2/22/2029
	2/21/2020 Options(6)	17,555	8,779	$12.60	2/21/2030
	2/21/2020 RSU					3,345	$38,166
	2/26/2021 Options(6)	7,705	15,413	$15.00	2/26/2031
	2/26/2021 RSU					6,846	$78,113
	2/26/2021 PRSU							7,933	$90,516
	2/25/2022 RSU					26,531	$302,719
	2/25/2022 PRSU							23,214	$264,872
	7/27/2022 RSU					76,450	$872,295
(*)The Company has a number of awards issued under the 2014 Omaha Topco Ltd. Stock Incentive Plan, which was assumed by the Company and renamed the Gates Industrial Corporation plc Stock Incentive Plan (the “2014 Incentive Plan”) in connection with the Company’s initial public offering in January 2018. No new awards have been granted under this plan since 2017. Of the Company’s Named Executive Officers, Mr. Jurek, Ms. Bracken, Mr. Lifsey, and Mr. Pitstick were issued options pursuant to the 2014 Incentive Plan (the “Pre-IPO Options”). The options were split equally into four tiers, each with specific vesting conditions. Tier I options vested evenly over 5 years from the grant date, subject to the participant’s continuing to provide service to the Company on the vesting date. The vesting of Tier II, III and IV options were subject to performance conditions that were required to be achieved on or prior to July 3, 2022. The performance conditions included Blackstone’s achievement of specified investment returns at the time of a defined liquidity event, and required the participant’s continued provision of service to the Company on the vesting date. In March 2022, a liquidity event (as defined in the grant agreements) occurred following the sale by Blackstone of a certain portion of their interest in Gates, resulting in the vesting of the Tier II and IV options for all eligible participants. The specified investment returns required for Tier III awards to vest were not met on or before the end of the performance period, resulting the expiration of the Tier III awards in 2022. All outstanding Tier I, II and IV options expire ten years after the date of grant.
(1)Represents Tier I time-vested stock options.
(2)Reflects RSUs that vest in substantially equal annual installments on each of the first, second and third anniversaries of the grant date.
(3)Reflects the aggregate market value of the unvested time-vesting RSUs, based on a price of $11.41 per ordinary share, which was the share price of the Company’s ordinary shares on December 30, 2022, the last trading day of Fiscal 2022.
(4)The PRSUs vest on the date the Compensation Committee certifies the achievement of the performance measures following the three-year performance period, with 50% subject to attainment of certain levels of Adjusted ROIC and 50% subject to attainment of Relative TSR for the 2020 and 2021 awards and 75% subject to attainment of certain levels of Adjusted ROIC and 25% subject to attainment of Relative TSR for the 2022 awards. For 2021 and 2022 PRSU awards, the amounts shown in this column represent payout shares of the outstanding PRSUs assuming the target level of attainment of 100% for the Adjusted ROIC measure and the threshold level of attainment of 50% for the Relative

TSR measure. The number of shares ultimately issued, which could be zero or greater than the number presented above, will be based on achieving specific performance conditions. Please refer to “Elements of Compensation — Long-Term Incentive” above.
(5)Represents the aggregate market value of the threshold payout shares of the unvested PRSUs, based on a price of $11.41 per ordinary share, which was the share price of the Company’s ordinary shares on December 30, 2022, the last trading day of Fiscal 2022.
(6)Represents time-based stock options granted under the 2018 Omnibus Incentive Plan. These options vest in substantially equal annual installments on the first three anniversaries of the grant date.
(7)Represents premium-priced, time-based stock options granted to the Chief Executive Officer under the 2018 Omnibus Incentive Plan. These premium-priced options vest equally on the third, fourth and fifth anniversary of the grant date.
(8)Represents premium-priced time-based stock options granted to the Chief Executive Officer under the 2018 Omnibus Incentive Plan. These premium-priced options vest in substantially equal annual installments on the first three anniversaries of the grant date.
(9)Represents time-based stock options granted to Mr. Gawronski. The options vest in substantially equal annual installments on the first four anniversaries of the grant date.

2022 Option Exercises and Stock Vested
The following table provides information regarding the Named Executive Officers’ option exercises and stock that vested during 2022.

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares or Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
I. Jurek	—	$—	165,543	$2,441,702
L. Mallard	—	$—	30,317	$451,175
C. Bracken	—	$—	7,332	$109,696
G. Gawronski	—	$—	54,532	$816,591
W. Lifsey	—	$—	54,667	$816,989
T. Pitstick	—	$—	13,874	$208,311
(1)Based on the closing price of the Company’s ordinary shares on the trading day prior to the vesting date.

2022 Nonqualified Deferred Compensation
The Company offers to its executives, including all of the Named Executive Officers, the opportunity to participate in the Supplemental Retirement Plan. The table below provides information as of December 31, 2022, for those Named Executive Officers who were eligible to participate in this plan.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings (Losses) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
I. Jurek	$—	$170,673	$(221,165)	$—	$1,478,025
L. Mallard	$—	$62,594	$859	$—	$118,693
C. Bracken	$25,794	$29,334	$(7,680)	$(77,020)	$91,847
G. Gawronski	$204,815	$79,375	$(103,690)	$—	$1,034,655
W. Lifsey	$—	$69,695	$(54,053)	$—	$405,531
T. Pitstick	$—	$36,038	$(23,704)	$—	$177,098
(1)This column reflects 2022 base salary and Annual Plan compensation earned by the Named Executive Officers with respect to Fiscal 2022 that have been deferred on a voluntary basis. Ms. Bracken elected to defer 6% of her base salary and Mr.

Gawronski elected to defer 14% of his base salary and 15% of his 2022 bonus. The amounts reported in this column are included in the 2022 Summary Compensation Table as either “Salary” or “Non-Equity Incentive Plan Compensation” as appropriate.
(2)This column contains contributions by us with respect to Fiscal 2022 under the Supplemental Retirement Plan, which provides for benefits in excess of amounts permitted to be contributed under the Gates MatchMaker 401(k) Plan as a result of Section 401(a)(17) of the Code. As a result, participants are eligible to receive a Retirement Contribution paid by the Company in an amount equal to 6% of eligible compensation that exceeds Section 401(a)(17) of the Code, which is earned in 2022 and paid in the first quarter of 2023. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table.
(3)Because amounts included in this column do not include above-market or preferential earnings, none of these amounts are included under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.
(4)Balances at the end of Fiscal 2022 consist of (1) executive contributions, which reflect salary and Annual Plan compensation deferrals made by the Named Executive Officers over time, beginning when they first became eligible to participate in the Supplemental Retirement Plan, plus (2) the Company’s contributions, plus (3) earnings and losses credited on all deferrals, less (4) pre-retirement distributions, if any, taken by the Named Executive Officer since they began participating in the Supplemental Retirement Plan. Of the amounts reported in this column, $147,654, $44,416, $61,540, $63,742, and $31,276 were reported as compensation to Mr. Jurek, Mr. Mallard, Mr. Gawronski, Mr. Lifsey, and Mr. Pitstick respectively, in the Summary Compensation Table for 2021, and $46,738, $10,823, $24,240, and $24,342 were reported as compensation to Messrs. Jurek, Mallard, Gawronski, and Lifsey for 2020.
Narrative to 2022 Nonqualified Deferred Compensation Table
The Company currently offers participation in the Supplemental Retirement Plan to specified U.S. employees including the Named Executive Officers. This plan is a nonqualified deferred compensation plan that provides participants with two benefit opportunities: a Retirement Contribution and a Compensation Deferral Opportunity, as described under the heading “Other Aspects of the Company’s Compensation Programs  —  Retirement Benefits.”
These deferrals are in addition to amounts participants may defer in the Gates MatchMaker 401(k) Plan. Each Named Executive Officer who participates in the deferral feature of the Supplemental Retirement Plan is 100% vested in both elective deferrals and employer contributions at all times. The amounts deferred are credited to accounts selected by the Named Executive Officer that mirror the investment alternatives available in the Gates MatchMaker 401(k) Plan. Participants are permitted to select the investment alternatives in which they want their accounts to be deemed to be invested and are credited with earnings and/or losses based on the performance of the relevant investments. Participants are able to periodically change the investment elections for their accounts.
A Named Executive Officer’s vested account will commence to be paid at the earliest to occur of the following events: (1) the specified date elected by the participant (provided the date specified is at least two years from the end of the Supplemental Retirement Plan year in which the contribution to the Supplemental Retirement Plan is made); (2) the participant’s Disability (as defined in the Supplemental Retirement Plan); (3) the participant’s termination of employment; (4) the participant’s death; or (5) upon a Change in Control (as defined in the Supplemental Retirement Plan).
If the distribution is made on account of a termination of employment (other than death), the vested account will be distributed in accordance with the form of distribution as elected (as a single lump-sum or in annual installments over two, three, four or five years with the first installment made as soon as possible after the first day of the seventh month following the termination of employment). If a distribution is made on account of death, the participant’s vested account will be distributed to his or her beneficiary in a single lump-sum as soon as practicable following the participant’s death, regardless of the form of benefit elected, with the distribution made as soon as possible on the first day of the month following the payment event. If a distribution is made on account of a specified date or Change in Control, the distribution will be made or begin as soon as is reasonably practical, but in no event later than the last day of the calendar year that such event occurred.
Potential Payments upon a Termination or Change in Control
Summary of Potential Payments. Severance and other benefits that are payable upon a termination of employment or upon a change in control under the Executive Severance Plan and Change in Control Plan are described below. The table following this narrative discussion summarizes the amounts that would have been payable upon termination or a change in control under certain circumstances to Named Executive Officers, assuming that their employment terminated on December 31, 2022.
Executive Severance Plan. In connection with the IPO in 2018, the Company adopted the Executive Severance Plan. The Executive Severance Plan provides for severance payments upon certain terminations of employment to its Named Executive Officers and other executive officers who are expected to make substantial contributions to its success and thereby provide for stability and continuity of operations. All of the Company’s Named Executive Officers participate in the Executive Severance Plan pursuant to individual participation agreements, except Mr. Lifsey.
The Executive Severance Plan provides that, if the Company terminates the employment of a Named Executive Officer for any reason other than “cause”, death or disability, or if the Named Executive Officer voluntarily terminates as a result of “constructive termination,” then the Named Executive Officer will be entitled to receive:
•salary continuation payments in an amount equal to (a) the sum of two times base salary paid in substantially equal installments over a period of 24 months and two times previous year bonus for Mr. Jurek, (b) two times base salary for Mr. Mallard and Mr. Gawronski, paid in substantially equal installments over a period of 24 months, or (c) one times base salary for Ms. Bracken and Mr. Pitstick, paid in substantially equal installments over a period of 12 months.
•the Named Executive Officer’s annual bonus under the Annual Plan as earned (without the adjustment for an individual performance factor) for the year in which the separation occurs (pro-rated for days of service during the fiscal year), payable concurrently with cash bonus payments to other employees under the Annual Plan;
•cash payments in an amount equal to the total amount of Gates’ portion of the monthly insurance premiums for participation in the health and dental benefit programs in which the Named Executive Officer participated immediately prior to separation, payable monthly for each month of the welfare continuation period, which is equal to (a) 24 months for Mr. Jurek, Mr. Mallard and Mr. Gawronski, and (b) 12 months for Ms. Bracken and Mr. Pitstick.
•reimbursement for reasonable outplacement services that are directly related to the Named Executive Officer’s termination and incurred only during a six-consecutive month period that ends within or with the 12-month period following the termination of his employment.
For these purposes, “cause” and “constructive termination” have the meanings ascribed to such terms in the Executive Severance Plan.
The Executive Severance Plan contains a “best-of-net” provision. With a “best-of-net” provision, if any of the participants is subject to an excise tax under Code Section 280G and Code Section 4999, then the amount of severance the participant receives may be reduced so that the excise tax does not apply; however, such reduction will only occur if it results in the receipt of a greater after-tax severance than would otherwise be provided.
Named Executive Officers are not entitled to payments under the Executive Severance Plan if they are entitled to receive payment under the Executive Change in Control Plan discussed below. In addition, in order to receive payments under the Executive Severance Plan, the Named Executive Officer must execute and not revoke a release of claims against the Company and continue to comply with confidentiality, non-compete, non-solicitation and non-disparagement covenants during the executive’s employment and for the one-year period following any termination of employment (or such longer period as the Named Executive Officer is eligible to receive severance payments from us).
Executive Change in Control Plan. In connection with the IPO in 2018, the Company adopted the Executive Change in Control Plan in which the Named Executive Officers, excluding Ms. Bracken, Mr. Lifsey and Mr. Pitstick, participate pursuant to individual participation agreements. The Executive Change in Control Plan serves to encourage these key executives to carry out their duties and provide continuity of management in the event of a “change in control” of Gates.
If a change in control occurs and the eligible Named Executive Officer’s employment is terminated by us or a successor for reasons other than “cause” or is terminated voluntarily by the individual for “constructive termination,” in each case within the period beginning 90 days prior to the consummation of a change in control and ending on the second anniversary of the date of such change in control, then the Executive Change in Control Plan generally provides that the individual would be entitled to receive:
•a lump-sum payment in the amount of two and one-half times base salary plus target bonus amount (for Mr. Jurek) and one and one-half times base salary plus target bonus amount (for the other participating Named Executive Officers);

•a lump-sum payment equal to the Named Executive Officer’s target annual bonus amount in effect prior to the change in control (pro-rated for days of service during the fiscal year), plus any earned and unpaid bonus from the prior fiscal year.
•cash payments in an amount equal to the total amount of the monthly insurance premiums for participation in the health and dental benefit programs as well as the monthly premiums for the life and long-term disability insurance benefit programs in which the Named Executive Officer participated in immediately prior to separation, payable monthly for each month of the welfare continuation period, which is equal to 30 months for Mr. Jurek and 24 months for each other participating Named Executive Officers; and
•reimbursement for reasonable outplacement services that are directly related to the Named Executive Officer’s termination and incurred only during a six-consecutive month period that ends within or with the 12-month period following the termination of his employment.
For these purposes, “change in control”, “cause” and “constructive termination” have the meanings ascribed to such terms in the Executive Change in Control Plan.
The Executive Change in Control Plan contains a “best-of-net” provision. With a “best-of-net” provision, if any of the participants is subject to an excise tax under Code Section 280G and Code Section 4999, then the amount of severance the participant receives may be reduced so that the excise tax does not apply; however, such reduction will only occur if it results in the receipt of a greater after-tax severance than would otherwise be provided.
To the extent a payment or benefit that is paid or provided under the Executive Change in Control Plan would also be paid or provided under the terms of another plan, program, agreement, arrangement or legal requirement, the participating Named Executive Officer would be entitled to payment under the Executive Change in Control Plan or such other applicable plan, program, agreement, arrangement or legal requirement, whichever provides for greater benefits, but would not be entitled to benefits under both the Executive Change in Control Plan and such other plan, program, agreement, arrangement or legal requirement.
In addition, in order to receive payment and benefits under the Executive Change in Control Plan, the participating Named Executive Officer must execute and not revoke a release of claims against the Company and continue to comply with confidentiality, non-compete and non-solicitation covenants during the executive’s employment and for the one-year period following any termination of employment (or such longer period as the Named Executive Officer is eligible to receive severance payments from us).
Neither plan contains a single trigger or a modified single trigger for benefits. In addition, the Executive Change in Control Plan does not provide for benefits upon death or disability following a change in control.
Annual Plan. All of the Named Executive Officers participate in the Annual Plan, which provides that a participant has to be an employee at the time of a payout in order to receive a payout under the Annual Plan, except (i) in the case of death, Disability (as defined in the Annual Plan) or Retirement (as defined in the Annual Plan), (ii) if such payment is required by local law or individual employment agreement or (iii) at the discretion of the Gates Global Bonus Policy Review Committee, under the terms of a Company-approved severance arrangement (referred to as “Termination with Severance”). In the case of death, Disability or Retirement, any bonus payout, if applicable, would have been calculated based on the target achievement of annual financial performance targets (without the adjustment for an individual performance factor), and prorated to reflect the number of full months the participant worked for the Company in the year of such termination. In the case of Termination with Severance, the bonus payout would have been calculated in accordance with the Executive Severance and Change in Control Plans, as applicable.
Retirement Benefits. The Supplemental Retirement Plan that is made available to all Named Executive Officers has payment provisions relating to the termination of employment with the Company and a Change in Control (as defined in the Supplemental Retirement Plan), which are described more fully above under “Nonqualified Deferred Compensation for Fiscal 2022.”
Long-Term Incentive Awards
Pre-IPO Options. The Company has a number of awards issued under the 2014 Incentive Plan, which were granted prior to the Company’s IPO in January 2018 and assumed by the Company in connection therewith. No new awards have been granted under this plan since 2017. Of the Company’s Named Executive Officers, Mr. Jurek, Ms. Bracken, Mr. Lifsey, and Mr. Pitstick were issued options pursuant to the 2014 Incentive Plan, all of which have either been cancelled or vested and expire ten years after their respective date of grant. In the event of a termination for death or disability, all outstanding vested options shall remain exercisable for one year thereafter. In the event of a termination for by the Company other than for “cause” (as defined in the 2014 Incentive Plan) and not due to the executive’s death or disability or by the participant for “good reason” (as defined in the 2014 Incentive Plan), all outstanding vested options shall remain exercisable for 90 days after such termination. In event of termination by the executive for without good reason, all outstanding vested options shall remain exercisable for 30 days after such termination. In event of termination by the Company for cause, all outstanding vested options shall immediately terminate and cease to be exercisable.
2018 Omnibus Incentive Plan  — Outstanding Equity Awards
Options. With respect to the Options granted pursuant to the 2018 Omnibus Incentive Plan, in the event of a termination for “cause” (as defined under the 2018 Omnibus Incentive Plan), all outstanding vested and unvested Options will immediately terminate and expire. In the event of a termination for death or disability, all outstanding unvested Options shall vest and all outstanding vested Options shall remain exercisable for one year thereafter. In the event of a termination for any other reason, including a voluntary termination, all outstanding unvested Options shall immediately terminate and expire, and all outstanding vested Options shall remain exercisable for 60 days after such termination (or, if such termination occurs during or up to seven days before a blackout under the Company’s Trading Policy, then 30 days after such blackout period ends). In the event of a “Change in Control” (as defined in the 2018 Omnibus Incentive Plan), Options awarded in 2019 will vest immediately. The Options granted in 2020 and thereafter require both a Change in Control and a termination of the executive by the Company without cause, by the executive by reason of Constructive Termination (as defined in the Executive Change in Control Plan) or a termination for death or disability for accelerated vesting.
RSUs and PRSUs. With respect to RSUs and PRSUs granted pursuant to the 2018 Omnibus Incentive Plan, in the event of a termination for any reason other than death or disability prior to the vesting of the RSUs and PRSUs, all unvested RSUs and PRSUs shall be forfeited. In the event of termination for death or disability, RSUs will fully vest and PRSUs representing a pro-rata portion of the number of PRSUs that would have vested based on the Company’s actual performance for the entire performance period will be eligible to vest on a pro-rata basis based on days employed during the performance period. RSUs require both a Change in Control and a termination of the executive by the Company without cause, by the executive by reason of Constructive Termination (as defined in the Executive Change in Control Plan) or a termination for death or disability, for accelerated vesting. Additionally, the target number of PRSUs will be earned if a Change in Control occurs within the first six months of the performance period, based on the Company’s Relative TSR performance as measured through the date of the Change in Control and Adjusted ROIC as measured through the most recently completed fiscal quarter relative to the performance criteria determined by the Compensation Committee, with 50% of the earned PRSUs vesting on the date of the Change in Control and the remaining 50% of the earned PRSUs vesting on the first anniversary of the date of the Change in Control; provided that, the remaining 50% will vest immediately upon a termination by the Company without cause. Notwithstanding the foregoing, the target number of PRSUs will vest on the date of such Change in Control if the PRSUs are not continued, converted, assumed or replaced by the Company, any of its subsidiaries or a successor entity thereto.

Payments and Benefits Upon Termination or Change in Control
The following table describes the potential payments and benefits that would have been payable to the Named Executive Officers assuming an eligible termination (as described above under “Summary of Potential Payments”) of their employment on the last business day of Fiscal 2022.
The amounts shown in the table below do not include:
•payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the Named Executive Officers; or
•distributions of previously vested plan balances under the Gates MatchMaker 401(k) Plan and the Supplemental Retirement Plan (see the “2022 Nonqualified Deferred Compensation” section above for information about the Supplemental Retirement Plan).
•Payments related to any accidental death and dismemberment and long-term disability insurance any Named Executive Officers holds.

	I. Jurek	L. Mallard	C. Bracken	G. Gawronski	W. Lifsey(7)	T. Pitstick
Termination – Disability or Death
Cash Severance Payments(1)	$905,834	$325,566	$178,043	$389,517	$313,863	$197,120
Equity Awards(2)	$12,991,780	$2,839,892	$1,463,013	$2,089,684	$2,088,920	$1,714,706
Total	$13,897,614	$3,165,458	$1,641,056	$2,479,201	$2,402,783	$1,911,826
Termination – By the Company without Cause
Cash Severance Payments(3)	$4,007,627	$1,509,441	$614,043	$1,805,945	$—	$674,988
Health Plan Continuation(4)	$27,016	$22,348	$14,271	$27,016	$—	$13,508
Outplacement(5)	$8,000	$8,000	$8,000	$8,000	$—	$8,000
Equity Awards(2)	$—	$—	$—	$—	$—	$—
Total	$4,042,643	$1,539,789	$636,314	$1,840,961	$—	$696,496
Change in Control – (with Termination)
Cash Severance Payments(6)	$6,862,375	$2,101,378	$614,043	$2,514,158	$—	$674,988
Health Plan Continuation(4)	$71,231	$57,006	$14,271	$53,841	$—	$13,508
Outplacement(5)	$8,000	$8,000	$8,000	$8,000	$—	$8,000
Equity Awards(2)	$12,991,780	$2,839,892	$1,463,013	$2,089,684	$—	$1,714,706
Total	$19,933,386	$5,006,276	$2,099,327	$4,665,683	$—	$2,411,202
Change in Control – (without Termination)
Equity Awards(2)	$3,755,271	$737,702	$384,814	$1,039,976	$1,039,599	$423,414
Total	$3,755,271	$737,702	$384,814	$1,039,976	$1,039,599	$423,414
(1)Cash Severance Payments (Death or Disability): Amounts reported reflect the Fiscal 2022 Annual Plan payment (without the adjustment for an individual performance factor).
(2)Equity Awards: For options granted pursuant to the 2018 Omnibus Incentive Plan, if the Named Executive Officer’s employment is terminated as a result of death or disability, all outstanding unvested options will accelerate and become exercisable and all RSUs will vest. For the options granted in 2019, in the event of a Change in Control, all such unvested options will accelerate and become exercisable. For the options granted in 2020 and 2021, all unvested options will accelerate if the executive’s employment is terminated by the Company without Cause, by the executive by reason of Constructive Termination (as defined in the Executive Change in Control Plan) or as a result of death or disability, in each case, following a Change in Control. The amounts reported in “Change in Control — (without Termination)” reflect the “spread” value for the Tier I time-vesting options granted prior to Fiscal 2017 and also includes the “spread” value for the options granted under the 2018 Omnibus Incentive Plan, in each case representing the difference between the closing stock price of Gates’ ordinary shares on December 31, 2022 and the applicable exercise price, unless the stock option exercise price is higher than the close price, in which case the stock options were not assigned a value. With respect to all RSUs, in the event of the executive’s termination for death or disability, all unvested RSUs will accelerate. All unvested RSUs will accelerate if the executive’s employment is terminated by the Company without Cause, by the executive by reason of Constructive Termination (as defined in the Executive Change in Control Plan) or a as a result of death or disability, in each case, following a Change in Control. The amounts reported in “Change in Control — (with Termination)” reflect the value of unvested RSUs based on the closing price of Gates’ ordinary shares on December 31, 2022. In the event of termination for death or disability, the amount reported for PRSUs is calculated at target. Upon a “Change in Control - (with Termination)” and “Change in Control — (without Termination)”, the amount reported is calculated at target and assumes that the PRSUs are not continued, converted, assumed or replaced by the Company or successor entity.
(3)Cash Severance Payments (Termination without Cause): For Mr. Jurek, the amount reported reflects the sum of  (a) the Fiscal 2022 Annual Plan payment (without the adjustment for an individual performance factor), which would be paid concurrently with cash bonus payments to other employees under the Annual Plan, and (b) two times Mr. Jurek’s then-current base salary, which would be paid in substantially equal installments over a period of 24 months for Mr. Jurek. For the remaining Named Executive Officers, the amount reported is the sum of  (a) the Fiscal 2022 Annual Plan bonus (without an adjustment for an individual performance factor), which would be paid concurrently with cash bonus payments to other employees under the Annual Plan, and (b) two times his then-current base salary for Mr. Mallard and Mr. Gawronski and one time the then-current base salary for Ms. Bracken and Mr. Pitstick, which would be paid in substantially equal installments over a period of 24 months for Messrs. Mallard and Gawronski, and 12 months for Ms. Bracken and Mr. Pitstick.
(4)Health Plan Continuation: The amounts reported in “Termination — By the Company without Cause” represent cash payments in an amount equal to the estimated total amount of Gates’ portion of the monthly COBRA insurance premiums for participation in the health and dental benefit programs in which the Named Executive Officer participated immediately prior to termination for a period of (i) 24 months for Mr. Jurek, Mr. Mallard, and Mr. Gawronski and (ii) 12 months for Ms. Bracken and Mr. Pitstick. The amounts reported in “Change-in-Control — (with Termination)” represent cash payments in an amount equal to the estimated total amount of the monthly COBRA insurance premiums for participation in the health and dental benefit programs as well as the monthly premiums for the life and long-term disability insurance programs in which the Named Executive Officer participated immediately prior to termination for a period of (i) 30 months for Mr. Jurek and (ii) 24 months for Mr. Mallard and Mr. Gawronski.
(5)Outplacement: Amounts reported represent costs of outplacement services for a six-month period for each Named Executive Officer based on rates in effect as of December 31, 2022.
(6)Cash Severance Payments (Change in Control):  The amounts reported reflect the sum of (a) (i) for Mr. Jurek, two and one-half times and (ii) for Messrs. Mallard and Gawronski, one-half times the sum of the executive’s then-current base salary and the Fiscal 2022 Annual Plan target bonus, the total of which would be paid in a lump sum no later than the 60th day following the termination date. The Executive Change in Control Plan provides that if the executive is subject to an excise tax under Code Section 280G and Code Section 4999 then the amount of severance the executive receives may be reduced so that the excise tax does not apply, however, such reduction will only occur if the receipt of a greater after-tax severance than would otherwise be provided. For purposes of the above disclosure, the Company assumed the executive’s severance amounts will not be reduced.
(7)Mr. Lifsey’s employment with the Company may not be terminated without cause prior to September 1, 2023 pursuant to his Transition Agreement. Accordingly, Mr. Lifsey is excluded from the table above as it relates to potential payments and benefits that would have been payable to him in the event of a termination without cause. Please see “Other Aspects of the Company’s Compensation Programs - Employment Agreements” above for a description of the Transition Agreement.
Equity Compensation Plan Information
The following table summarizes the Company’s equity compensation plan information as of December 31, 2022:

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the 1st Column of This Table)(3)
Equity compensation plans approved by security holders	16,286,697	$10.61	8,668,801

(1)Consists of 16,286,697 shares of the Company’s common stock issuable upon the exercise of 11,718,878 outstanding stock options and vesting of 4,567,819 outstanding restricted stock units awarded under the Company’s 2014 Incentive Plan, 2015 Non-Employee Director Incentive Plan or 2018 Omnibus Incentive Plan, and excludes any cash-settled stock appreciation rights. The number of shares to be issued in respect of awards subject to performance conditions has been calculated based on the assumption that the maximum levels of performance applicable to such awards will be achieved.
(2)Excludes shares issuable upon the vesting of restricted stock units which are included in the first column of this table for which there is no exercise price.
(3)The Company’s 2018 Omnibus Incentive Plan provides that the total number of ordinary shares that may be issued under the 2018 Omnibus Incentive Plan shall be increased on the first day of each fiscal year beginning with the 2019 fiscal year in an amount equal to the least of  (x) 6,500,000 ordinary shares, (y) 2.5% of the total number of ordinary shares outstanding on the last day of the immediately preceding fiscal year, and (z) a lower number of ordinary shares as determined by the Board. The number in this column represents the number of ordinary shares available as of December 31, 2022, prior to the annual replenishment.

PROPOSAL 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Board unanimously recommends that shareholders vote “FOR” the advisory approval of the compensation of Gates’ Named Executive Officers.
What am I voting on?
Under Dodd-Frank and Section 14A of the Exchange Act, the Company’s shareholders are entitled to vote to approve, on a nonbinding advisory basis, the compensation of its Named Executive Officers, as disclosed in this Proxy Statement in accordance with SEC rules, commonly known as “say-on-pay.”
As discussed in the CD&A, the Company’s executive compensation program is designed to enable it to attract, motivate, reward and retain high-caliber executives who are capable of creating and sustaining value for its customers and shareholders and achieving the Company’s business goals over the long term. In addition, the Company’s executive compensation program is designed to provide a fair and competitive compensation opportunity that appropriately rewards executives for their contributions to its success. The Company also believes that a significant portion of each executive’s compensation should be “at risk” and tied to overall Company and individual performance, and accordingly the Company employs performance metrics tied to its strategy to encourage performance that creates long-term value. The Company’s Compensation Committee oversees its executive compensation program and maintains a focus on paying its executive officers for performance, not only through the use of performance metrics tied to Company strategy, but also by using a mix of compensation elements that emphasizes pay that varies based on the Company’s performance.
The form of shareholder resolution for this proposal is set forth under the heading “Shareholder Resolutions for the 2023 Annual General Meeting” in this Proxy Statement.
Is this vote binding on the Board?
As this vote is advisory, the result will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. The Compensation Committee will review and consider the outcome of the vote in connection with the ongoing review of the Company’s executive compensation program.

DIRECTOR COMPENSATION
Director Compensation
The Company’s employee director and Sponsor-affiliated directors receive no additional compensation for serving on the Board. As such, Mr. Jurek and Mr. Simpkins did not receive director compensation for Fiscal 2022. Mr. Meisel, as a Sponsor-affiliated director appointed to the Board in January 2023, will similarly not receive director compensation.
Every two years, the Board reviews and approves the non-employee director compensation based on the recommendation of the Compensation Committee. In making a recommendation, the Compensation Committee considers market data for the Company’s peer group, which is the same peer group used for the Company’s executive compensation peer group, as well as a general industry group consisting of comparably sized general industry companies (excluding financial services) with median revenues of approximately the Company’s size. The Board last reviewed and reapproved, the non-employee director standard annual compensation package in October 2022.
In Fiscal 2022, all eligible directors received this standard annual compensation package of $225,000, consisting of $100,000 as an annual cash retainer (payable in quarterly installments in arrears) and $125,000 in value of restricted stock units (payable annually). Restricted stock units vest in full on the first anniversary of the grant date. The chairpersons of the Company’s three standing committees are entitled to receive the additional annual cash retainers (payable in quarterly installments in arrears) listed below. Prior to October 26, 2022, the Chair of the Company’s Nominating and Governance Committee was a Sponsor-affiliated director and thus did not receive this additional cash retainer. On October 26, 2022, Mr. Neely was appointed Chair of the Nominating and Governance Committee and was entitled to receive a prorated amount of the additional cash retainer for his service as Chair of the Nominating and Governance Committee.

Role	Additional Annual Cash Retainer
Chair, Audit Committee	$25,000
Chair, Compensation Committee	$10,000
Chair, Nominating and Governance Committee	$10,000

The Company reimburses all directors for expenses associated with each meeting attended. Under the Supplemental Retirement Plan, directors may also elect to defer 20% to 100% of their annual cash retainer and any committee chair fees, if applicable, as well as 100% of their annual RSU grant.
Director Stock Ownership Guidelines
To better align the financial interest of its non-employee, non-Sponsor affiliated directors with its shareholders, the Company requires such directors to own a minimum level of shares. Each of the Company’s non-employee, non-Sponsor affiliated directors is required to own stock in an amount equal to four times his or her annual cash retainer. Any such director who does not meet the threshold will be required to retain 50% of stock acquired through the exercise or vesting of equity awards made by the Company. As of the Company’s annual measurement date of February 1, 2023, all of its non-employee, non-Sponsor affiliated directors either met the applicable ownership guidelines or were in compliance with the equity retention mandate.
Director Compensation Table
The following table provides summary information concerning the compensation of the Company’s directors who served during Fiscal 2022. The Company’s employee director and any Sponsor-affiliated directors are excluded from the table below because they receive no additional compensation for serving on the Board.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
F. Eliasson	$18,956	$124,996	$—	$143,952
J. Ireland	$100,000	$124,993	$—	$224,993
J. Kahr*	$110,000	$124,993	$—	$234,993
T. Klebe*	$125,000	$124,993	$—	$249,993
S. Mains	$100,000	$124,993	$—	$224,993
W. Neely	$101,841	$124,993	$—	$226,834
A. Tillman	$100,000	$124,993	$—	$224,993
M. Zhang	$100,000	$124,993	$—	$224,993

(*)    Ms. Kahr and Mr. Klebe resigned from the Company’s Board effective as of December 31, 2022 (the “Resignation Date”).
(1)Represents director fees earned during Fiscal 2022. Directors who served on the Board for a portion of the fiscal year received a pro-rated amount of the annual cash retainer. Mr. Klebe’s director fees include an additional $25,000 for his service as Chair of the Audit Committee. Ms. Kahr’s director fees include an additional $10,000 for her service as Chair of the Compensation Committee. Ms. Mains elected to defer her 2022 annual cash retainer. Mr. Neely’s director fees include an additional $1,841 for his service as Chair of the Nominating and Governance Committee effective October 26, 2022.
(2)In light of their service as members of the Board during 2022, the Board approved the acceleration of the vesting Ms. Kahr’s and Mr. Klebe’s RSUs that would have occurred on February 25, 2023 to the Resignation Date.The amounts shown represent the aggregate grant date fair value of stock awards granted in Fiscal 2022 calculated in accordance with Topic 718. As of December 31, 2022, the aggregate number of unvested RSUs held by the Company’s directors was as follows: Mr. Ireland (7,931), Mr. Neely (7,931), Ms. Mains (7,931), Ms. Tillman (7,931), and Dr. Zhang (7,931), all of which vested on February 25, 2023; Mr. Eliasson (11,563), which will vest on October 24, 2023; and Ms. Kahr (7,931) and Mr. Klebe (7,931), which vested on December 31, 2022. Ms. Mains and Dr. Zhang elected to defer their shares pursuant to the Supplemental Retirement Plan.
(3)The Company has not granted options to non-employee directors since 2016. As of December 31, 2022, the aggregate number of options outstanding for Mr. Klebe was 76,293, all of which are vested.

PROPOSAL 3: ADVISORY VOTE ON DIRECTORS’ REMUNERATION REPORT
The Board unanimously recommends that shareholders vote “FOR” advisory approval of the Directors’ Remuneration Report contained in Appendix A of this Proxy Statement.
What am I voting on?
The Board considers that appropriate remuneration of directors plays a vital part in helping to achieve the Company’s overall objectives, and accordingly, in compliance with the Companies Act, the Company is providing shareholders with the opportunity to vote on an advisory resolution approving the Directors’ Remuneration Report.
This proposal is similar to proposal 2 regarding the advisory vote to approve the compensation of the Company’s Named Executive Officers. However, the Directors’ Remuneration Report is concerned solely with the remuneration of the Company’s management and non-management directors and is required under the Companies Act.
The Company encourages shareholders to read the Directors’ Remuneration Report set forth in Appendix A to this Proxy Statement, which describes in detail how its compensation policies and procedures operate and are designed to achieve its compensation objectives for its management director, and to attract and retain high-quality non-management directors. The form of shareholder resolution for this proposal is set forth under the heading “Shareholder Resolutions for the 2023 Annual General Meeting” in this Proxy Statement.
Is this vote binding on the Board?
As this vote is advisory, the result will not be legally binding upon the Board or the Compensation Committee, and payments made or promised to directors will not have to be repaid, reduced, or withheld in the event that the resolution is not passed. The Compensation Committee will review and consider the outcome of the vote in connection with the ongoing review of the Company’s management director and non-management director compensation programs. If the advisory resolution on the Directors’ Remuneration Report is not passed, the Directors’ Remuneration Policy must be put up for re-approval at the Company’s next annual general meeting.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Disclosure of Fees Paid to Independent Registered Public Accounting Firm
The following table presents fees for professional services rendered by Deloitte & Touche LLP and its affiliates, all of which were pre-approved by the Audit Committee pursuant to the policy described below, related to the audit of the Company’s consolidated financial statements and other services in 2022 and 2021.

(dollars in millions)	Fiscal 2022	Fiscal 2021
Audit Fees(1)	$5.7	$4.6
Audit-Related Fees(2)	0.2	0.4
Tax Fees(3)	0.6	0.4
All Other Fees	—	—
Total	$6.5	$5.4
(1)Includes the audit and review of the Company’s financial statements and various statutory audits in several countries outside the United States.
(2)Includes other attestation engagements unrelated to the Company’s financial statements and accounting consultations.
(3)Includes tax compliance, tax planning and tax advice.
Audit Committee’s Consideration of Independence of Independent Registered Public Accounting Firm
The Audit Committee has reviewed the nature of non-audit services provided by Deloitte & Touche LLP and its affiliates and has concluded that these services are compatible with maintaining the firm’s ability to serve as the Company’s independent registered public accounting firm.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors
The Audit Committee charter requires the Audit Committee to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm. On an ongoing basis, the Company’s management presents specific projects and categories of service to the Audit Committee to request advance approval. The Audit Committee reviews those requests and advises management if the Audit Committee approves the engagement of Deloitte & Touche LLP or its affiliates. On a periodic basis, the Company’s management reports to the Audit Committee regarding specific engagements undertaken under the pre-approved services. The Audit Committee may also delegate the authority to pre-approve audit and permitted non-audit services, excluding services related to the Company’s internal control over financial reporting, to a subcommittee of one or more committee members, provided that any such pre-approvals are reported at a subsequent Audit Committee meeting.

PROPOSAL 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board unanimously recommends that shareholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal 2023.
What am I voting on?
The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for Fiscal 2023. The Board has proposed that shareholders ratify this appointment at the AGM. If shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment, but is not obligated to appoint another independent registered public accounting firm.
Representatives of Deloitte & Touche LLP are expected to be present at the AGM, will have an opportunity to make a statement if they so desire, and will be available to respond to questions from shareholders.
The form of shareholder resolution for this proposal is set forth under the heading “Shareholder Resolutions for the 2023 Annual General Meeting” in this Proxy Statement.

PROPOSAL 5: REAPPOINTMENT OF DELOITTE LLP AS THE COMPANY’S U.K. STATUTORY AUDITOR UNDER THE COMPANIES ACT
The Board unanimously recommends that shareholders vote “FOR” the reappointment of Deloitte LLP as the Company’s U.K. statutory auditor under the Companies Act, to hold office from the conclusion of this meeting until the conclusion of the next annual general meeting at which accounts are laid before the Company.
What am I voting on?
Under the Companies Act, the Company’s U.K. statutory auditor must be appointed at each general meeting at which the annual report and accounts are presented to shareholders. Deloitte LLP has served as the Company’s U.K. statutory auditor since its registration as a public limited company in September 2017. If the shareholders do not re-appoint Deloitte LLP, the Board may appoint an auditor to fill the vacancy.
The form of shareholder resolution for this proposal is set forth under the heading “Shareholder Resolutions for the 2023 Annual General Meeting” in this Proxy Statement.

PROPOSAL 6: AUTHORIZATION OF THE AUDIT COMMITTEE TO DETERMINE THE COMPANY’S U.K. STATUTORY AUDITOR’S REMUNERATION
The Board unanimously recommends that shareholders vote “FOR” the authorization of the Audit Committee of the Board to determine the Company’s U.K. statutory auditor’s remuneration.
What am I voting on?
Under the Companies Act, the remuneration of the Company’s U.K. statutory auditor must be fixed in a general meeting or in such manner as may be determined in a general meeting. The Company is asking its shareholders to authorize its Board to determine Deloitte LLP’s remuneration as the Company’s U.K. statutory auditor for Fiscal 2023. It is proposed that the Board would delegate the authority to determine the remuneration of the U.K. statutory auditor to the Audit Committee in accordance with the Board’s procedures and applicable law.
The form of shareholder resolution for this proposal is set forth under the heading “Shareholder Resolutions for the 2023 Annual General Meeting” in this Proxy Statement.

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES
The Company’s Board has adopted a written Related-Person Transactions Policy. This policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to the Company’s Chief Legal Officer any “related person transaction” (defined as any transaction that it is anticipated would be reportable by the Company under Item 404(a) of Regulation S-K, in which the Company was, is or will be a participant, the amount of which exceeds $120,000, and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Company’s Chief Legal Officer will then promptly communicate that information to the Company’s Board. No related-person transaction will be executed without the approval or ratification of the Company’s Board or a duly authorized committee of the Board. It is the Company’s policy that any director interested in a related-person transaction will recuse himself or herself from any vote on a related person transaction in which he or she has an interest. Other than agreements entered into in connection with the IPO, each of the transactions and relationships set forth below were approved or ratified in the manner and to the extent required under our Related-Person Transactions Policy.
Shareholders Agreement
In connection with the IPO, the Company entered into a shareholders agreement with its Sponsor, Blackstone. The shareholders agreement requires the Company to, among other things, nominate a number of individuals designated by its Sponsor for election as directors at any meeting of shareholders (each a “Sponsor Director”) such that, following the election of any directors and taking into account any director continuing to serve as such without the need for re-election, the number of Sponsor Directors serving as directors of the Company will be equal to: (i) if the Company’s pre-IPO owners and their affiliates together continue to beneficially own at least 50% of the Company’s ordinary shares entitled to vote generally in the election of directors as of the record date for such meeting, the lowest whole number that is greater than 50% of the total number of directors comprising the Board; (ii) if the Company’s pre-IPO owners and their affiliates together continue to beneficially own at least 40% (but less than 50%) of the ordinary shares entitled to vote generally in the election of directors as of the record date for such meeting, the lowest whole number that is at least 40% of the total number of directors comprising the Board; (iii) if the Company’s pre-IPO owners and their affiliates together continue to beneficially own at least 30% (but less than 40%) of the ordinary shares entitled to vote generally in the election of directors as of the record date for such meeting, the lowest whole number that is at least 30% of the total number of directors comprising the Board; (iv) if the Company’s pre-IPO owners and their affiliates together continue to beneficially own at least 20% (but less than 30%) of the ordinary shares entitled to vote generally in the election of directors as of the record date for such meeting, the lowest whole number that is at least 20% of the total number of directors comprising the Board; and (v) if the Company’s pre-IPO owners and their affiliates together continue to beneficially own at least 5% (but less than 20%) of the ordinary shares entitled to vote generally in the election of directors as of the record date for such meeting, the lowest whole number that is at least 10% of the total number of directors comprising the Board. In the case of a vacancy on the Company’s board created by the removal or resignation of a Sponsor Director, the shareholders agreement requires the Company to nominate an individual designated by its Sponsor for election to fill the vacancy. The above-described provisions of the shareholders agreement will remain in effect until the Sponsor is no longer entitled to nominate a Sponsor Director pursuant to the shareholders agreement, unless the Sponsor requests that it terminate at an earlier date.
The shareholders agreement also provides that, to the fullest extent permitted by law, the Company renounce any interest or expectancy that it has in, or right to be offered an opportunity to participate in, specified business opportunities that may be presented from time to time to the Sponsor or to members of the Board who are not employees.
Registration Rights Agreement
In connection with the IPO, the Company entered into a registration rights agreement to provide to its Sponsor an unlimited number of  “demand” registration rights. The registration rights agreement also provides the Sponsor customary “piggyback” registration rights and provides that the Company will pay certain expenses relating to such registrations and indemnify its Sponsor against certain liabilities which may arise under the Securities Act.
Support and Services Agreement
In connection with the IPO, the Company entered into a Support and Services Agreement with Blackstone Management Partners L.L.C. (“BMP”), under which the Company and certain of its direct and indirect subsidiaries reimburse BMP for customary support services provided by Blackstone’s portfolio operations group to the Company at BMP’s direction. BMP will invoice the Company for such services based on the time spent by the relevant personnel providing such services during the applicable period and Blackstone’s allocated costs of such personnel. During Fiscal 2022, no amounts were paid or outstanding under this agreement. This agreement terminates on the date the Sponsor beneficially owns less than 5% of the Company’s ordinary shares and such shares have a fair market value of less than $25.0 million, or such earlier date as may be chosen by Blackstone.
Other Relationships
In March 2022 certain shareholders affiliated with Blackstone Inc.completed a secondary offering of the Company’s ordinary shares. As part of that offering, the Company repurchased 8,000,000 ordinary shares through Citigroup Global Markets Inc. from such shareholders for an aggregate consideration of $121.1 million, plus costs directly related to the transaction of $0.8 million.
In connection with the issuance of the Company’s new U.S. dollar-denominated term loan on November 16, 2022, Blackstone Alternative Credit Advisors LP, an affiliate of Blackstone, was an initial lender of $50.0 million and received fees of $0.3 million. This transaction was terms equivalent to those of unaffiliated parties.
Commercial Transactions with Sponsor Portfolio Companies
The Company’s Sponsor and its affiliates have ownership interests in a broad range of companies. The Company has entered, and may in the future enter, into commercial transactions in the ordinary course of its business with some of these companies, including the sale of goods and services and the purchase of goods and services. None of these transactions or arrangements was material to the Company in Fiscal 2022.
Deeds of Indemnity
The Company is party to deeds of indemnity with its directors and executive officers to indemnify them to the maximum extent allowed under applicable law. These agreements indemnify these individuals against certain costs, charges, losses, liabilities, damages and expenses incurred by such director or officer in the execution or discharge of his or her duties or the exercise of his or her powers or otherwise in relation to or in connection with his or her duties, powers or office. These agreements do not indemnify the directors against any liability attaching to such individuals in connection with any fraud, willful default or gross negligence, or in breach of his or her fiduciary duties, which would be rendered void under the Companies Act.
There is currently no pending material litigation or proceeding involving any of the Company’s directors, officers or employees for which indemnification is sought.

AUDIT COMMITTEE REPORT
Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of the Board of Directors of the Company submits the following report:

Audit Committee Report to Shareholders

The Audit Committee of the Board of Directors of the Company is comprised of four non-employee directors: Mr. Eliasson, Mr. Ireland, Ms. Mains, and Dr. Zhang, with Mr. Eliasson serving as Chair. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the listing standards of the NYSE, the rules of the SEC and the Company’s Corporate Governance Guidelines, are financially literate as defined by the NYSE, and are audit committee financial experts as defined by the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors. Consistent with this charter, the Audit Committee assists the Board of Directors with its oversight responsibilities as they relate to:
•the quality and integrity of the Company’s financial statements;
•the effectiveness of the Company’s internal controls over financial reporting;
•the Company’s compliance with legal and regulatory requirements;
•the independent auditor’s qualifications, performance and independence; and
•the performance of the Company’s internal audit function.

The Audit Committee also has responsibility for preparing this report, which must be included in the Company’s Proxy Statement, and appointing and retaining the Company’s independent registered public accounting firm. In order to meet the responsibilities assigned to it under its charter, the Audit Committee performs a number of tasks, including the following:
•Advance review of all audit and legally permitted non-audit services to be provided by the Company’s independent auditor. This task includes sole approval authority for the fees and terms of the auditor’s engagement.
•Review of the Company’s audited financial statements and quarterly financial statements. In connection with this task, the Audit Committee focuses on several factors, including the independent auditor’s judgment of the quality of the Company’s accounting principles, the results of management’s and the independent auditor’s procedures related to potential fraud, and major issues regarding judgments made in connection with the preparation of financial statements.
•At least an annual evaluation of the independent auditor’s qualifications, performance and independence. The Audit Committee established a process for evaluating the Company’s independent auditor that includes obtaining an annual assessment from the Company’s management. That assessment includes several factors related to the independent auditor, including qualifications and expertise, past performance and appropriateness of fees. The Audit Committee also considers the communications and interactions with the independent auditor over the course of the year and the results of any Public Company Accounting Oversight Board (United States) (“PCAOB”) inspections, and conducts a review of the independent auditor’s internal quality control procedures.
•Periodic reviews of the Company’s earnings press releases and guidance provided to investors and rating agencies.
•Periodic reviews of the adequacy and effectiveness of the Company’s accounting and internal control policies, procedures and disclosures.
•Periodic reviews of the Company’s guidelines and policies for assessing and managing risks, including steps management has taken to monitor and control exposures to such risks.
Management is responsible for the Company’s internal controls and its financial reporting process. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statement and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the PCAOB, and expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
In the performance of its oversight function, the Audit Committee has reviewed and discussed, with both management and Deloitte & Touche LLP, the audited financial statements of the Company. The Audit Committee also discussed with Deloitte & Touche LLP all matters required to be discussed under applicable standards of the PCAOB and the SEC. In addition, the Audit Committee received the written disclosures and the letter required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte & Touche LLP the independent registered public accounting firm’s independence. In considering the independence of the independent registered public accounting firm, the Audit Committee took into consideration whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.
Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC.
Submitted by the Audit Committee of the Board of Directors:
Fredrik Eliasson, Chair
James W. Ireland, III
Stephanie K. Mains
Molly P. Zhang

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of April 12, 2023, with respect to the number of ordinary shares owned by (a) each director and nominee for director of the Company, (b) each named executive officer of the Company, (c) all directors and executive officers and nominees as a group and (d) each shareholder known by the Company to own beneficially more than five percent of a class of the outstanding common stock. As of April 12, 2023, there were 284,951,792 ordinary shares outstanding. Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person’s or group’s name, and the address of each beneficial owner is 1144 Fifteenth Street, Suite 1400, Denver, Colorado 80202.

	Ordinary Shares Beneficially Owned
Name of Beneficial Owner	Number	%
5% or greater shareholders:
Blackstone(1)	178,587,591	62.7%
Directors and Named Executive Officers:
Fredrik Eliasson(2)	—	*
James W. Ireland, III(2)	38,687	*
Ivo Jurek(3)	5,045,463	1.8%
Stephanie K. Mains(2)(4)	16,119	*
Seth A. Meisel(5)	—	*
Wilson S. Neely(2)	37,097	*
Neil P. Simpkins(5)	—	*
Alicia L. Tillman(2)	15,061	*
Molly P. Zhang(2)(6)	—	*
Cristin Bracken(7)	80,753	*
Grant Gawronski(8)	660,726	*
Walt Lifsey(9)	167,985	*
L. Brooks Mallard(10)	162,011	*
Thomas G. Pitstick(11)	470,232	*
Directors and executive officers as a group (14 persons)(12)	6,694,134	2.3%
___________________
(*) Represents less than 1%.
(1)Reflects 81,033,144 ordinary shares directly held by BX Gates ML-1 Holdco LLC; 268,295 ordinary shares directly held by BX Gates ML-3 Holdco LLC; 78,356,260 ordinary shares directly held by BX Gates ML-2 Holdco LLC; 16,527,684 ordinary shares directly held BX Gates ML-4 Holdco LLC; and 2,402,208 ordinary shares directly held by BX Gates ML-5 Holdco LLC (together, the “Blackstone Entities”).
The sole member of BX Gates ML-1 Holdco LLC is Blackstone Capital Partners (Cayman) VI L.P. The sole member of BX Gates ML-2 Holdco LLC is Blackstone GTS Co-Invest L.P. The sole member of BX Gates ML-3 Holdco LLC is Blackstone Family Investment Partnership (Cayman) VI-ESC L.P. The sole member of BX Gates ML-4 Holdco LLC is BTO Omaha Holdings L.P. The sole member of BX Gates ML-5 Holdco LLC is Omaha Aggregator (Cayman) L.P.
The general partner of each of Blackstone Capital Partners (Cayman) VI L.P., Blackstone GTS Co-Invest L.P. is Blackstone Management Associates (Cayman) VI L.P. and Omaha Aggregator (Cayman) L.P.. The general partners of each of Blackstone Management Associates (Cayman) VI L.P. and Blackstone Family Investment Partnership (Cayman) VI-ESC L.P. are BCP VI GP L.L.C. and Blackstone LR Associates (Cayman) VI Ltd.
The general partner of BTO Omaha Holdings L.P. is BTO Omaha Manager L.L.C. The managing member of BTO Omaha Manager L.L.C. is Blackstone Tactical Opportunities Management Associates (Cayman) L.P. The general partners of Blackstone Tactical Opportunities Management Associates(Cayman) L.P. are BTO GP L.L.C. and Blackstone Tactical Opportunities LR Associates (Cayman) Ltd.

Blackstone Holdings III L.P. is the sole member of each of BCP VI GP L.L.C. and BTO GP L.L.C. and the Class A shareholder of each of Blackstone LR Associates (Cayman) VI Ltd. and Blackstone Tactical Opportunities LR Associates (Cayman) Ltd. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is Blackstone Inc. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.
Each of such Blackstone Entities (other than each of the Blackstone Entities to the extent they directly hold ordinary shares) and Mr. Schwarzman may be deemed to beneficially own the ordinary shares beneficially owned by the Blackstone Entities directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such ordinary shares. The address of Mr. Schwarzman and each of the entities listed in this footnote is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.
Based on information provided to us, as of April 12, 2023, the Blackstone Entities have pledged, hypothecated or granted security interests in substantially all of the ordinary shares held by them pursuant to a margin loan agreement with customary default provisions. In the event of a default under the margin loan agreement, the secured parties may foreclose upon any and all of the ordinary shares pledged to them and may seek recourse against the borrowers.
(2)Does not include unvested time-based RSUs held by non-employee directors in connection with their service as directors.
(3)Includes (i) 4,608,009 ordinary shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days, and (ii) 437,454 ordinary shares owned by Mr. Jurek.
(4)Does not include 16,264 restricted stock units that are vested but deferred pursuant to the Supplemental Retirement Plan.
(5)Mr. Simpkins is an Executive Advisor to Blackstone and Mr. Meisel is a Senior Managing Director of Blackstone. Mr. Simpkins and Mr. Meisel each disclaim beneficial ownership of any ordinary shares owned directly or indirectly by the Blackstone Entities.
(6)Does not include 28,928 restricted stock units that are vested but deferred pursuant to the Supplemental Retirement Plan.
(7)Includes (i) 63,427 ordinary shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days, and (ii) 17,326 ordinary shares owned by Ms. Bracken.
(8)Includes (i) 471,104 ordinary shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days, and (ii) 189,622 ordinary shares owned by Mr. Gawronski.
(9)Includes (i) 141,305 ordinary shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days, and (ii) 26,680 ordinary shares owned by Mr. Lifsey.
(10)Includes (i) 111,661 ordinary shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days, and (ii) 50,350 ordinary shares owned by Mr. Mallard.
(11)Includes (i) 426,167 ordinary shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days, and (ii) 44,065 ordinary shares owned by Mr. Pitstick.
(12)Shares shown as beneficially owned by directors and executive officers as a group reflect: (i) 5,821,673 ordinary shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days, and (ii) and 917,653 ordinary shares owned. Does not include 45,192 restricted stock units that are vested but deferred pursuant to the Supplemental Retirement Plan.
SHAREHOLDER PROPOSALS
Shareholders wishing to include proposals in the proxy materials in relation to the Company’s AGM to be held in 2024 must submit the same in writing, by mail, first-class postage pre-paid, to Gates Industrial Corporation plc, 1144 Fifteenth Street, Suite 1400, Denver, CO 80202, Attention: Chief Legal Officer, which must be received at the Company’s executive office on or before December 28, 2023. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to shareholders’ proposals. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

Shareholders who intend to present a proposal at the 2024 AGM, without including such proposal in our proxy statement, must provide our Chief Legal Officer with written notice of such proposal on or before March 12, 2024, in accordance with Rule 14a-4(c). If the requirements of such rule are not followed, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such shareholders proposal or nomination. To comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 9, 2024.

ANNUAL REPORT AND OTHER MATTERS
Upon written request addressed to the Corporate Secretary at 1144 Fifteenth Street, Suite 1400, Denver, CO 80202 from any person solicited herein, the Company will provide, at no cost, a copy of its 2022 Annual Report filed with the SEC.
The Company’s Board of Directors does not know of any matter to be brought before the AGM other than the matters set forth in the Notice of Annual General Meeting of Shareholders and matters incident to the conduct of the AGM. If any other matter should properly come before the AGM, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.
By Order of the Board of Directors,

Ivo Jurek Chief Executive Officer
April 26, 2023

SHAREHOLDER RESOLUTIONS FOR THE 2023 ANNUAL GENERAL MEETING
Proposal 1 —  Election of Directors
RESOLVED THAT, the following individuals be and hereby are elected or re-elected, as applicable, by way of separate ordinary resolution, to serve as directors until the election and qualification of his or her respective successor or until his or her earlier removal or resignation pursuant to the Articles of Association:
1.Fredrik Eliasson
2.James W. Ireland, III
3.Ivo Jurek
4.Stephanie K. Mains
5.Seth A. Meisel
6.Wilson S. Neely
7.Neil P. Simpkins
8.Alicia L. Tillman
9.Molly P. Zhang
Proposal 2 —  Advisory Vote to Approve Named Executive Officer Compensation
RESOLVED THAT, the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the proxy statement for the annual general meeting of the Company held on June 8, 2023 under “Compensation Discussion and Analysis” and “Executive Compensation,” as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables and narrative disclosure.
Proposal 3 —  Advisory Vote on Directors’ Remuneration Report
RESOLVED THAT, the shareholders approve, on an advisory basis, the Directors’ Remuneration Report, which is included in the Company’s annual report and accounts, in accordance with the requirements of the Companies Act.
Proposal 4 —  Ordinary Resolution Ratifying the Appointment of Independent Registered Public Accounting Firm
RESOLVED THAT, the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2023 is ratified and approved.
Proposal 5 —  Ordinary Resolution Re-Appointing Deloitte LLP as the Company’s U.K. Statutory Auditor
RESOLVED THAT, the re-appointment of Deloitte LLP as the Company’s U.K. statutory auditor under the Companies Act, to hold office from the conclusion of the 2023 AGM until the next annual general meeting at which accounts are laid before the Company, be and is hereby approved.
Proposal 6 —  Ordinary Resolution Authorizing the Audit Committee of the Board of Directors to Determine the Company’s U.K. Statutory Auditor’s Remuneration
RESOLVED THAT, the Audit Committee of the Board of Directors be and is hereby authorized to set Deloitte LLP’s remuneration as the Company’s U.K. statutory auditor.

APPENDIX A
Gates Industrial Corporation plc
(the “Company” or “Gates” or “us”)
DIRECTORS’ REMUNERATION REPORT
ANNUAL STATEMENT OF THE CHAIR OF THE COMPENSATION COMMITTEE
Dear Shareholders:
I am pleased to present the Company’s remuneration report for the financial year ended December 31, 2022 (“Fiscal 2022”). This remuneration report is divided into two sections:
A.this annual statement (the “Annual Statement”) from the Chair of the Compensation Committee; and
B.the annual report on remuneration for Fiscal 2022 setting out Director compensation and detailing the link between Company performance and compensation for the period specified therein. The annual report on remuneration, together with the Annual Statement (the “Annual Report on Remuneration”), is subject to a non-binding advisory vote of the shareholders at the annual general meeting to be held on Thursday, June 8, 2023 (the “AGM”).
In January 2018, the Company successfully completed an initial public offering (the “IPO”) on the New York Stock Exchange (“NYSE”). As a NYSE listed company, the Company prepared its proxy statement for the AGM in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). In this proxy statement on Schedule 14A, which was filed with the SEC on or about April 26, 2023, and can be found on the Company’s investor website at investors.gates.com, you will find the Company’s compensation discussion and analysis (“CD&A”) setting forth its overall philosophy regarding compensation of its executive officers, which should be read in conjunction with this Directors’ Remuneration Report. In addition to the rules and regulations of the SEC, as a U.K. public limited company, the Company is also subject to the Companies Act and the regulations promulgated thereunder. Accordingly, the Company has produced this Directors’ Remuneration Report.
The Company’s business and affairs are managed under the direction of its Board of Directors (the “Board”), which currently consists of nine directors, including Mr. Jurek (its Chief Executive Officer and sole “Executive Director”). The Company’s non-employee directors, including its Chair, are referred to as “Non-Executive Directors.” The Company is party to a shareholders agreement with certain affiliates of Blackstone Inc. (its “Sponsor”). This agreement grants the Sponsor the right to designate nominees to the Company’s Board subject to the maintenance of certain ownership requirements in the Company. During Fiscal 2022, the Sponsor had one director appointee (Mr. Simpkins). Mr. Simpkins is a Non-Executive Director and is referred to herein as the “Sponsor-affiliated Director.”
At the Company’s annual general meeting held on June 9, 2022, its shareholders approved the current directors’ remuneration policy (the “Directors’ Remuneration Policy”), which applies to the material elements of the compensation package for its executive officers, including its Executive Director, and its Non-Executive Directors. Under the Directors’ Remuneration Policy, any Sponsor-affiliated Director receives no compensation for serving on the Board. The Directors’ Remuneration Policy will be in effect until a new policy is submitted for approval at the annual general meeting to be held in 2025, unless an earlier amendment by shareholders is required. To simplify this Directors’ Remuneration Report, the Company has elected not to repeat its Directors’ Remuneration Policy in this Report, which is available in Appendix A to the Company’s 2022 proxy statement on Schedule 14A filed with the SEC on April 28, 2022 and available at www.sec.gov and on its website at http://investors.gates.com.
The Board has a compensation committee (the “Compensation Committee”) that oversees risks relating to the Company’s compensation policies and practices. The Compensation Committee provides assistance to the Board for oversight of the compensation packages of directors and executive officers, including the Company’s Executive Director. The Compensation Committee is currently comprised of Mr. Neil P. Simpkins (Chair), Mr. Fredrik Eliasson and Mr. Wilson S. Neely. The Compensation Committee annually reviews the performance of the executive officers and the compensation for the directors and executive officers and, with input and guidance from an independent compensation consultant, approves or recommends to the full Board any changes to their compensation packages in light of such review.

The Company is a leading manufacturer of application-specific fluid power and power transmission solutions. The Company is driven to push the boundaries of materials science to engineer products that continually exceed expectations. To achieve its objectives, the Company must be the destination of choice for the best talent. The Company’s philosophy is to offer a remuneration program that will enable it to attract, motivate, reward and retain high-caliber executives who are capable of creating and sustaining value for its customers and shareholders and achieving the Company’s business goals over the long term. In addition, the Company’s remuneration program is designed to provide a fair and competitive compensation opportunity that appropriately rewards executives for their contributions to its success. The Company also believes that a significant portion of each executive’s compensation should be “at risk” and tied to overall Company and individual performance.
The Company generated solid organic revenue growth in Fiscal 2022 inclusive of volume pressure in Russia and China. Margins decreased compared to 2021 largely due to higher inflation rates and supply chain inefficiencies. The Company was able to offset higher inflation in materials, energy and freight through commercial actions and material science advances and achieved adjusted EBITDA margin neutrality during the second half of 2022. The perseverance and diligence of Gates associates around the world were instrumental in achieving that outcome.
Below is the Company’s Annual Report on Remuneration for Fiscal 2022, which sets out the compensation for its directors, including its Executive Director, aligns with the Company’s previously approved directors’ remuneration policy, and supports its pay-for-performance philosophy. For Fiscal 2022, the Board made four noteworthy compensation award decisions.
First, in February 2022, the Compensation Committee recommended, and the Board approved, a change to the Executive Director’s long-term incentive (“LTI”) equity mix for awards granted pursuant to the Company’s 2018 Omnibus Incentive Plan. For 2022, a portion of the Executive Director’s equity grants no longer include time-based vesting non-qualified stock options (“Options”). Accordingly, in Fiscal 2022, the Board awarded the Executive Director a long-term incentive equity grant comprised of 50% time-based vesting restricted stock units (“RSUs”) and 50% performance-based RSUs (“PRSUs”). In addition, the Compensation Committee adjusted the allocation of the performance measures for the Executive Director’s PRSUs from half of the award vesting upon achieving a certain level of average annual Adjusted Return on Invested Capital (“Adjusted ROIC”) and the other half upon achieving certain Relative Total Shareholder Return (“Relative TSR”) to 75% of the award vesting upon achieving a certain level of annual Adjusted ROIC and 25% upon achieving certain Relative TSR. The Committee approved these design changes to strengthen the link between the Executive Director’s compensation and Company performance, retain talent, and to further align with market trends.
Second, on July 27, 2022, the Board granted special retention RSUs under the 2018 Omnibus Incentive Plan (the “Special RSU Awards”) to promote retention of key employees who have high potential or hold a critical role. The Special RSU Awards will vest in substantially equal annual installments on the first three anniversaries of the grant date, subject to the recipient’s continued employment through the vesting date. When approving the Special RSU Awards, the Compensation Committee and the Board considered the tight labor market in the Company’s industry, other competitor pressures, the value of unvested equity held by certain executives as compared to market data, and the executive team’s qualifications required to meet or exceed the Company’s business goals. The Compensation Committee and Board are cautious in the use of one-time long-term incentive awards for executives outside of the regular annual incentive programs, but after careful review, the Compensation Committee and the Board determined that the Special RSU Awards served a critical purpose to retain accomplished and talented senior executives who are essential to the future of the Company and to protect shareholder value. Accordingly, in Fiscal 2022, the Compensation Committee awarded the Executive Director a Special RSU Award of 560,000 RSUs.
Third, in October 2022, the Board approved modest increases to the annual compensation package for its Non-Executive Directors, effective in fiscal year 2023. The Board reviews the Non-Executive Director compensation package every two years, taking into account the recommendations of its independent compensation consultant based on a competitive pay study of the Company’s peer group and the broader market. The independent compensation consultant recommended (i) an annual compensation package of $235,000, consisting of $100,000 as an annual cash retainer (payable in quarterly installments in arrears) and $135,000 in value of RSUs (payable annually and which vest in full on the first anniversary of the grant date), which represents an increase in the value of the RSUs by $10,000 from the prior two fiscal years, and (ii) an additional annual cash retainer of $25,000 for the chairperson of the Audit Committee and $15,000 for each of the chairpersons of the Compensation Committee and the Nominating and Governance Committee, which represents an increase in cash retainer for the chairpersons of the Compensation Committee and the Nominating and Governance Committee by $5,000 from the prior two fiscal years. The Board believes this compensation package better reflects the median of the peer group and aligns Non-Executive Director compensation with the long-term interests of our shareholders.

Lastly, in February 2023, the Compensation Committee approved an aggregate funding of 55% of the short-term incentive opportunity for eligible employees under the Gates Global Bonus Policy (the “Annual Plan”) for Fiscal 2022. In approving this funding level, the Compensation Committee exercised discretion to exclude the effects of certain extraordinary, unusual or infrequently occurring events. Accordingly, the Compensation Committee awarded the Executive Director 55% of his annual short term incentive opportunity for Fiscal 2022.
Thank you for your continued interest in Gates.
Neil P. Simpkins
Chair of the Compensation Committee
April 26, 2023

THE DIRECTORS’ REMUNERATION REPORT
For the financial year ended December 31, 2022 (“Fiscal 2022”)
In accordance with the U.K. Large and Medium-sized Companies & Groups (Accounts & Reports) (Amendment) Regulations 2013 (the “Regulations”), this Directors’ Remuneration Report includes disclosure of certain amounts paid to directors for “qualifying services.” This disclosure is presented for (i) Fiscal 2022, and (ii) for the financial year ended January 1, 2022 (“Fiscal 2021”).
The following directors served during Fiscal 2022:
Executive Director
•Mr. Ivo Jurek
Non-Executive Directors
•Mr. Fredrik Eliasson (appointed effective October 24, 2022)
•Mr. James W. Ireland, III
•Ms. Julia Kahr (Ms. Kahr resigned from the Company’s Board effective December 31, 2022)
•Mr. Terry Klebe (Mr. Klebe resigned from the Company’s Board effective December 31, 2022)
•Ms. Stephanie K. Mains
•Mr. Wilson S. Neely
•Ms. Alicia L. Tillman
•Dr. Molly P. Zhang
Non-Executive Directors; Sponsor-affiliated Directors
•Mr. Neil P. Simpkins
Seth A. Meisel was appointed as a Sponsor-affiliated Director effective January 1, 2023.

Remuneration for each director

Single Figure Total Remuneration Table for Executive Director
This table reflects compensation earned by the Company’s Executive Director during Fiscal 2022 and during Fiscal 2021, which includes base salary, annual cash bonus, long-term equity incentives and certain employee benefits.

Name	Year	Salary ($)(1)	All Other Benefits ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total Fixed ($)	Stock Awards (Restated) ($)(3)	Option Awards ($)(4)	Annual Bonus ($)(5)	Total Variable (Restated) ($)	Total (Restated) ($)
Ivo Jurek	2022	$1,090,834	$255,668	$—	$1,346,502	$2,441,702	$263,851	$951,125	$3,656,678	$5,003,180
	2021(6)	$1,051,392	$217,623	$—	$1,269,015	$1,590,582	$397,796	$2,058,713	$4,047,091	$5,316,106

(1)The amounts reported in the “Salary” column consist of base salary earned during each financial year.

(2)The amounts reported in the “All Other Benefits” column reflect the sum of: (1) the amounts contributed by Gates to the Gates MatchMaker 401(k) Plan and the Supplemental Retirement Plan*; and (2) the cost of all other executive benefits, as shown in the table below:

Name	Year	Company Contributions to Gates MatchMaker 401(k)(a)	Company Contributions to Gates Executive Supplemental Retirement Plan(b)	Other Benefits(c)	Total
I. Jurek	2022	$18,300	$170,673	$66,695	$255,668
	2021	$17,400	$147,654	$52,569	$217,623

(a)Company Contributions to Gates MatchMaker 401(k) Plan. Gates makes matching contributions of 100% on up to 3% of eligible earnings deferred by all eligible participants, including the Executive Director, in accordance with the Gates MatchMaker 401(k) Plan. Gates also makes a non-elective contribution to all eligible participants, including the Executive Director, in an amount equal to 3% of eligible earnings, subject to the limitations of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).
(b)Company Contributions to the Supplemental Retirement Plan. Gates makes a Retirement Contribution of 6% of eligible compensation on behalf of all eligible participants, including the Executive Director, under the Supplemental Retirement Plan for eligible compensation that exceeds Section 401(a)(17) of the Code.
(c)Other Benefits. Represents the aggregate incremental costs of certain additional limited benefits used by the Executive Director, which are a parking subsidy, tax preparation services, executive physical and limited personal use of an airplane leased by the Company pursuant to a fractional lease program. For the airplane, the aggregate incremental cost was calculated based on the variable operating costs to the Company for personal usage, which includes fees per flight hour, fuel charges and any additional usage or service fees. Mr. Jurek was accompanied by family members, but there was no aggregate incremental cost associated with these additional passengers. Because the airplane is used primarily for business travel, this methodology excludes costs that do not change based on usage, such as the annual lease fee. The amount reported in this column also includes the full value of the premiums paid by Gates with respect to the enhanced life, AD&D and long-term disability insurance benefits provided to the Executive Director.
(3)During 2022, 88,294 time-based vesting restricted stock units (“RSUs”) and 77,249 performance-based vesting RSUs (“PRSUs”) vested. The market value of the shares awarded at vesting was $2,441,702, representing an aggregate appreciation in value of $173,620 since these awards were granted. Please see also the “2022 Grants of Plan-Based Awards” section below.
(4)During 2022, 80,469 and 49,649 time-based stock options (“Options”) awarded in 2020 and 2021, respectively, vested. The closing per share price on the day prior to the vesting date was $15.41 and $15.76, respectively, compared to the exercise price payable by the Executive Director of $12.60 and $15.00, respectively. During 2022, 84,041 and 265,486 Options awarded in 2019, and 13,002 awarded in 2021, respectively, vested. The closing per share price on the day prior to the vesting date was $15.41 for the 2019 awards, and $15.76 for the 2021 awards, compared to an exercise price payable by the Executive Director of $16.46 and $19.00 respectively for the 2019 awards, and $16.50 for the 2021 awards. In addition, certain stock option awards held by the Executive Director, as set out in the “Outstanding Equity Awards at December 31, 2022” section below, vested during Fiscal 2022 but were awarded in his capacity as a director of a former parent of the group, Omaha Topco Limited, and are therefore not included in this table.
(5)The amount reported in the “Annual Bonus” column consist of amounts earned under the Annual Plan. For a summary of the details of the performance measures used and their relative weighting, the performance targets set at the beginning of the performance period and details of actual performance relative to the targets set and measured over the relevant reporting period, and the resulting level of reward, please see the “2022 Grants of Plan-Based Awards” section below.
(6)The amounts reported in the “Stock Awards,” “Total Variable,” and “Total” columns for 2021 have been restated from prior year presentation to reflect the vesting of 37,181 PRSU’s as of January 2, 2022, resulting in an additional $558,830 reported under such columns.
*The Supplemental Retirement Plan is a funded, nonqualified plan administered by the Company that provides its executives, including its Executive and Non-Executive Directors, with the ability to contribute portions of their compensation towards retirement on a tax-deferred basis. The Company makes a retirement contribution of 6% of eligible compensation on behalf of eligible employee participants, including its Executive Director, for eligible compensation that exceeds the limits in Section 401(a)(17) of the Code. The Company does not make contributions to this Plan for Non-Executive Directors participants.
2022 Grants of Plan-Based Awards
Executive Director
2022 Long-Term Incentive. In February 2022, the Board approved annual long-term incentive awards (the “2022 LTI”) under the 2018 Omnibus Incentive Plan to incentivize long-term business performance as well as to promote retention. The 2022 LTI for the Executive Director is comprised of 50% RSUs and 50% PRSUs. The RSUs will vest in substantially equal annual installments on the first three anniversaries of the grant date, subject to the Executive Director’s continued employment through the vesting date.
The PRSUs provide that 75% of the award will vest if the Company achieves a certain level of average annual Adjusted Return on Invested Capital (“Adjusted ROIC”) and the remaining 25% will vest if the Company achieves certain Relative Total Shareholder Return (“Relative TSR”) goals. Performance for the Adjusted ROIC and Relative TSR goals are each measured over a three year performance period based on the pre-established scale. The Compensation Committee selected Adjusted ROIC as a metric to drive focus on making sound investments and efficient use of working capital. The Compensation Committee selected Relative TSR as a metric to align a significant portion of pay delivery directly with shareholder value creation. It also aligns the interests and experience of executive officers with those of the Company and its shareholders and filters out macroeconomic and other factors that are not within management’s control.

Performance Measure	Description
Adjusted ROIC (75%)	75% of PRSU value is calculated as (Adjusted EBITDA - depreciation and amortization) x (1 - 25% tax rate)) divided by the five quarter average of (total assets - non-restricted cash - accounts payable - goodwill and other intangible assets that arose from the acquisition of Gates by Blackstone in 2014).
The financial measures used to determine Adjusted ROIC are calculated in accordance with U.S. GAAP as presented in the Company’s financial statements, except (i) Adjusted EBITDA is defined in substantially the same manner as described in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Measures” of the 2022 Annual Report, (ii) actual results and/or performance targets may be adjusted to exclude the impact of acquisitions and divestitures completed during the performance period, (iii) the depreciation and amortization deduction excludes the amortization of intangible assets arising from the acquisition of Gates by Blackstone in 2014 and (iv) total assets excludes both income tax receivables and deferred income tax assets.
Relative TSR (25%)	25% of PRSU value is based on the Company’s three-year relative TSR ranking against companies in the S&P 400 Capital Goods Industry Index (the “Relative TSR Peer Group”). TSR is measured by stock price change and dividends over the performance period as a percentage of the beginning stock price. The beginning and ending stock prices are based on the 20-day trading averages.
Performance for the Adjusted ROIC and Relative TSR goals are each measured over a three-year performance period. The total number of PRSUs that vest at the end of the three-year performance period will range from a payout of 0% to a maximum of 200% as determined by measuring actual performance over the performance period for Adjusted ROIC and Relative TSR against the performance goals based on a pre-established scale. Payout for achievement between the performance levels will be determined based on a straight-line interpolation of the applicable payout range rounded to the nearest whole percentile for Relative TSR and rounded to the nearest tenth of a percentage for Adjusted ROIC. Goals for the Adjusted ROIC performance measure will be disclosed at the end of the three-year performance period. Payout of the Relative TSR measure is capped at the target level if absolute TSR performance is negative, and requires the following threshold, target and maximum performance levels over the three-year performance period:

Relative TSR Percentile Rank	Potential Payout Percentage
75th Percentile or above (Maximum)	200%
50th Percentile (Target)(1)	100%
25th Percentile (Threshold)	50%
Below 25th Percentile	-
(1) Payout is capped at the target level if absolute TSR performance is negative.
Payouts are subject to the Executive Director’s continued employment through the end of the applicable performance period and are paid out after the certification of the performance results by the Compensation Committee. The Compensation Committee chose Adjusted ROIC and Relative TSR performance goals at target that are, in the Compensation Committee’s view, challenging but achievable.
2020-2022 PRSUs. For the PRSUs vested and payable in 2023 (granted in 2020 for a three-year performance period from 2020-2022 (the “2020-2022 Performance Period”)), the level of achievement of the two weighted metrics of Adjusted ROIC and Relative TSR resulted in an aggregate payout of 42%, as explained below.
Adjusted ROIC. The PRSU payout level for Adjusted ROIC was based on the three year average during the 2020-2022 Performance Period. The three-year threshold, target and maximum goals were 15%, 20% and 25%, respectively. The Adjusted ROIC achievement was 15.2% for 2020, 22.4% for 2021 and 20.0% for 2022, resulting in a three year average of 19.2% and a payout of 84% of this metric.
Relative TSR. The payout goals for Relative TSR were consistent with the payout goals for 2022, as described in the table above. Relative TSR achievement for the three-year performance period was -12%, which ranked 36 out of 40 of the Relative TSR Peer Group. Threshold performance required performance at the 25th percentile. Performance was below the threshold, resulting in a 0% payout for this metric.
One-Time Special Awards. On rare occasions, the Compensation Committee and Board may provide discretionary long-term incentive awards under the 2018 Omnibus Incentive Plan. On July 27, 2022, the Board granted special retention RSUs under the 2018 Omnibus Incentive Plan (the “Special RSU Awards”) to promote retention of key employees who have high potential or hold a critical role, which included an award of 560,000 RSUs for the Executive Director. The Special RSU Awards will vest in substantially equal annual installments on the first three anniversaries of the grant date, subject to the recipient’s continued employment through the vesting date. When approving the Special RSU Awards, the Compensation Committee and the Board considered the tight labor market in the Company’s industry, other competitor pressures, the value of unvested equity held by certain executives as compared to market data, and the executive team’s qualifications required to meet or exceed the Company’s business goals. The Compensation Committee and Board are cautious in the use of one-time long-term incentive awards for executives outside of the regular annual incentive programs, but after careful review, the Compensation Committee and the Board determined that the Special RSU Awards served a critical purpose to retain accomplished and talented senior executives who are essential to the future of the Company and to protect shareholder value.
2022 Annual Plan. The Company provides a short-term annual incentive opportunity under the Gates Global Bonus Policy (the “Annual Plan”) to reward certain employees, including the Executive Director, for achieving specific performance goals that would advance the Company’s profitability and drive key business results, and to recognize individuals based on their contributions to those results.
Payouts under the Annual Plan were based on a combination of the achievement of the Company’s financial performance goals in 2022 (the “Gates Financial Performance Factor”), which fund the Annual Plan, and the Named Executive Officer’s performance during the fiscal year against his or her individual performance goals (the “Individual Performance Factor”). In 2022, the Gates Financial Performance Factors for Named Executive Officers were subject to maximum attainment of 150% of their respective target incentive payouts with no formally stated maximum achievement on the Individual Performance Factor. As an Annual Plan design structure enhancement, beginning in 2023, we expect to implement a maximum total bonus opportunity for the Named Executive Officers of 200% of their respective target bonus opportunities.
Gates Financial Performance Factor. The Gates Financial Performance Factor sets the funding levels for the Annual Plan. The Board, after an evaluation of possible financial performance measures, determined to continue using Adjusted EBITDA, Free Cash Flow and Revenue as the financial performance measures for 2022. The Board determined that these financial performance measures would be critical indicators of the Company’s performance for 2022 and, when combined, would contribute to sustainable growth. The Annual Plan financial performance measures and weightings for 2022 are described below.

Performance Measure	Definitions
Adjusted EBITDA (50%)
Adjusted EBITDA under the Annual Plan is defined in substantially the same manner as described in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Measures,” of the 2022 Annual Report.

Free Cash Flow (30%)	Calculated as Adjusted EBITDA (as defined for purposes of the Annual Plan as described immediately above), less capital expenditures, plus or minus the change in working capital versus prior year.
Revenue (20%)	Revenue under the Annual Plan is defined as actual revenue as reflected in the Company’s financial statements, excluding the impacts of acquisitions made during the fiscal year.
The weighted achievement factor for each of the financial performance measures is determined by multiplying the weight attributed to each performance measure by the applicable achievement factor for each measure. For each of the performance measures, the achievement factor is determined by calculating the payout percentage against the target goal based on a pre-established scale. Funding attainment with respect to each of these performance measures can range from 0% of the target incentive to 150% of the target incentive as follows:
•0% funding for performance below the threshold requirement;
•50% of target incentive for achieving 95% of the target performance requirement (threshold);
•100% of target incentive for achieving 100% of the target performance requirement (target); and
•150% of target incentive for achieving 105% or above of the target performance requirement (maximum).
Payouts for performance between points are interpolated on a straight-line mathematical basis and rounded to the nearest whole number. The following table outlines the calculation of the potential funding of the Annual Plan for 2022 based on the Company’s attainment of the Gates Financial Performance Factor measures without any adjustments.

(dollars in millions)		Threshold	Target	Maximum	2022 Attainment		Potential Funding
Measure	Weighting				$	%	$	%
Adjusted EBITDA	50%	$750.5	$790.0	$829.5	$680.6	—%	$—	—%
Free Cash Flow	30%	$585.2	$616.0	$646.8	$479.7	—%	$—	—%
Revenue*	20%	$3,576.2	$3,689.1	$3,787.9	$3,554.2	—%	$—	—%
(*) Revenue threshold and maximum are narrower than 95% and 105% to align with the associated Adjusted EBITDA levels.
Notwithstanding the establishment of the performance measures and the formula for determining the payment amounts for the Annual Plan, the Compensation Committee can exercise positive or negative discretion and award a greater or lesser amount to fund the Annual Plan than the amount determined by the formula if, in the exercise of its business judgment, the Compensation Committee determines that a greater or lesser amount is warranted under the circumstances. As part of the 2022 Annual Plan design, the Compensation Committee reserved the ability to adjust the actual financial performance results to exclude the effects of extraordinary, unusual or infrequently occurring events, including the translation impact of foreign exchange gains and losses (the “FX impact”) if excessive in nature.
For Fiscal 2022, the Compensation Committee reviewed the Company’s attainment of the Gates Financial Performance Factor and, at the recommendation of the Company’s management team, determined that, as contemplated by the 2022 Annual Plan design, it would be appropriate to exclude the FX impact from the attainment calculation. In addition, at the recommendation of the Company’s management team, the Compensation Committee determined it would be appropriate to exclude the effects of the following extraordinary, unusual or infrequently occurring events from the attainment calculation: the Company’s decision to suspend operations in Russia in July 2022; and the COVID-19 impacts on the Company’s operations in China. The decision to suspend the Company’s operations in Russia was carefully considered by the Board and, among other things, resulted in a headwind of approximately 2% of the Company’s global revenues. Moreover, unexpected lockdowns in China during the first half of 2022 and the subsequent rapid increases in infections from COVID-19 in the later part of 2022 negatively impacted the Company’s volumes in China. Below is the calculation of the potential funding of the Annual Plan for 2022 reflecting the adjustments described above. This did not change the maximum attainment of each measure.

(dollars in millions)		2022 Actual Attainment	FX Impact	Other Adjustments	2022 Results (as Adjusted)	Attainment / Funding % (as Adjusted)		Funding $
Measure	Weighting
Adjusted EBITDA	50%	$680.6	$23.6	$47.0	$751.2	95%	50%	$6.9
Free Cash Flow	30%	$479.7	$(14.3)	$47.0	$512.4	83%	—%	$—
Revenue	20%	$3,554.2	$124.0	$142.0	$3,820.2	104%	150%	$8.3
Total							55%	$15.2
After the Gates Financial Performance Factor is calculated and the aggregate amount available to fund the Annual Plan is approved by the Compensation Committee, the Company’s Chief Executive Officer may allocate the funding across the organization as he deems appropriate (excluding with respect to himself) and may adjust the Gates Financial Performance Factor either upward or downward for each functional area or geographic region based on the performance of that specific functional area or geographic region. For 2022, the Compensation Committee did not adjust the Gates Financial Performance Factor for the Company’s corporate function, which includes the Named Executive Officers.
Individual Performance Factor. Under the Annual Plan, the Compensation Committee establishes an individual target award opportunity for the Executive Director that reflects the market median target annual incentive opportunity as determined in the annual review and evaluation of director compensation described below. At the end of the performance period, the Committee considered both the Company’s 55% payout factor as described above and individual performance factors that are based on achievement against the performance criteria listed below to determine the appropriate attainment percentage for the Executive Director. In Fiscal 2022, there was no stated maximum on the Individual Performance Factor.
•Financial Goals: Achieving the Company’s annual financial plan, as well as the annual financial plan for the executive’s region or function.
•Operational Excellence: Managing sourcing through disruptions and an inflationary environment; workplace safety; advancements in product quality; operational efficiency/productivity, including delivery and inventory management.
•Regional Growth Goals: Focusing on growth opportunities to drive richer margins and mix; appropriate pricing strategies in the face of inflationary environment.
•Key Initiatives: Execute on key company initiatives set forth in the Company’s strategic plan, including those related to the industrial, mobility, electrification application and other markets as well as product development, simplification and digital assets.
•Doing Business the Right Way: Adherence to the Company’s compliance programs and policies such as those related to workplace health and safety; international laws and regulations; and information technology security; advancing diversity, equity and inclusion programs.
•Building Organizational Competencies: Reinforcing our ethical standards; talent attraction and development; building an inclusive environment; developing and promoting diverse talent as a key differentiator; increasing individuals’ organizational capabilities to promote engagement, development and retention.
Environmental, Social and Governance measures, in categories such as ethics, compliance, sustainability and diversity, equity and inclusion, have been embedded in our short-term incentive plan and are factored into the growth, operational excellence, key initiatives, doing business the right way and building organizational competencies goals that influence the Individual Performance Factor.
Payout. The actual amount paid to the Executive Director under the Annual Plan was calculated by multiplying his base salary in effect on December 31, 2022 by (i) his Annual Plan target bonus opportunity (which is reflected as a percentage of base salary), (ii) the final Gates Financial Performance Factor as adjusted, and (iii) the Individual Performance Factor. The following table illustrates the calculation of the annual cash incentive awards payable to the Executive Director under the Annual Plan based on 2022 financial performance and individual performance.

Name	Base Salary ($)	Target Annual Plan Opportunity (% of Base Salary)	Target Annual Plan Opportunity ($)	Individual Performance Factor (%)	Financial Performance Factor	2021 Actual Payout
Ivo Jurek	$1,097,980	150%	$1,646,970	105%	55%	$951,125

2022 Grants of Plan-Based Awards Table
The following table summarizes all grants of plan-based awards to the Company’s Executive Director in Fiscal 2022 and Fiscal 2021.

Award Type	Grant Date	Estimated Future Payouts under non-equity incentive plan awards ($)			Estimated Future Payouts under Equity Incentive Plan Awards (#)			All other stock awards: number of shares of stock units (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Grant date face value of stock and option awards ($)(6)	Grant date fair value of stock and option awards ($)
		Threshold	Target	Max	Threshold	Target	Max
Annual Plan(1)	—	$164,697	$1,646,970	$—
PRSU(2)	2/25/2022				20,465	163,721	327,442				$5,160,486	$2,821,321
RSU(3)	2/25/2022							163,721			$2,580,243	$2,580,243
RSU(3)	7/27/2022							560,000			$6,703,200	$6,703,200

Annual Plan(1)	—	$158,363	$1,583,625	$—
PRSU(2)	2/26/2021				41,350	165,400	330,800				$4,962,000	$2,963,968
RSU(3)	2/26/2021							82,700			$1,240,500	$1,240,500
Options(4)	2/26/2021								148,950	$15.00	$2,234,250	$992,007
Options(5)	2/26/2021								39,009	$16.50	$585,135	$248,097

(1)Represents the cash-based award opportunity range under the Annual Plan for 2022 and 2021. For purposes of this table and threshold level disclosure, the Company assumed that the lowest weighted of the three performance measures achieved the threshold level of attainment (in other words, 10% of the target award was earned) and the Individual Performance Factor was set at 100%. The calculation uses the Executive Director’s base salary as of December 31, 2022 and 2021. Please refer to the “Single Figure Total Remuneration Table for Executive Directors” for the actual cash based award earned by the Executive Director under the Annual Plan for 2022 and 2021.
(2)Represents the threshold, target and maximum payout shares of the PRSUs granted under the 2018 Omnibus Incentive Plan in 2022 and 2021. Threshold payout of shares is calculated assuming a threshold attainment of 50% for the Relative TSR measure for the PRSUs granted in 2022 and 2021. The number of shares ultimately issued, which could be greater or less than target, will be based on achieving specific performance conditions. The grant date fair value of the PRSUs for the February 25, 2022 and February 26, 2021 awards were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“Topic 718”) based on target, the probable outcome of the performance conditions.
(3)Represents RSUs granted under the 2018 Omnibus Incentive Plan. The grant date fair value of the RSUs was the closing price on the date of grant.
(4)Represents Options granted under the 2018 Omnibus Incentive Plan. The grant date fair value of the Options was calculated in accordance with Topic 718 using a Black-Scholes valuation model.
(5)Represents premium-priced Options (“Premium Options”) granted to the Executive Director under the 2018 Omnibus Incentive Plan. The grant date fair value of the Premium Options was calculated in accordance with Topic 718 using a Monte Carlo valuation method. These Premium Options vest on the third, fourth and fifth anniversary of the grant date.
(6)Face value is calculated based on the closing share price on the date of the grant ($15.76 for grants in February 2022 and $11.97 for grants in July 2022) and, in the case of the PRSUs, on the maximum future share payout.

Outstanding Equity Awards at December 31, 2022
The following table provides information regarding outstanding equity awards held by the Executive Director as of December 31, 2022.

		Option Awards *				Stock Awards
Grant Date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(7)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(8)
Awards without performance measures
5/18/2015	Tier I(1)	1,017,239	—	$6.56	5/18/2025
5/2/2017	Tier I(1)	135,496	—	$7.87	5/2/2027
2/22/2019	Options(4)	252,122	—	$16.46	2/22/2029
2/22/2019	Options(5)	265,486	530,974	$19.00	2/22/2029
2/21/2020	Options(4)	160,937	80,469	$12.60	2/21/2030
2/21/2020	RSU					30,655	$349,774
2/26/2021	Options(4)	49,649	99,301	$15.00	2/26/2031
2/26/2021	Options(6)	13,002	26,007	$16.50	2/26/2031
2/26/2021	RSU					55,134	$629,079
2/25/2022	RSU					163,721	$1,868,057
7/27/2022	RSU					560,000	$6,389,600
Awards with performance measures
5/18/2015	Tier II	1,017,239	—	$6.56	5/18/2025
5/18/2015	Tier IV	1,017,239	—	$9.84	5/18/2025
5/2/2017	Tier II	135,496	—	$7.87	5/2/2027
5/2/2017	Tier IV	135,496	—	$11.80	5/2/2027
2/26/2021	PRSU							124,050	$1,415,411
2/25/2022	PRSU							143,255	$1,634,540

(*) The Company has a number of awards issued under the 2014 Omaha Topco Ltd. Stock Incentive Plan, which was assumed by the Company and renamed the Gates Industrial Corporation plc Stock Incentive Plan in connection with the initial public offering in January 2018. No new awards have been granted under this plan since 2017. The Executive Director was awarded options pursuant to the 2014 Incentive Plan. The options were split equally into four tiers, each with specific vesting conditions. Tier I options vested evenly over 5 years from the grant date, subject to the participant’s continuing to provide service to the Company on the vesting date. The vesting of Tier II, III and IV options were subject to performance conditions that were required to be achieved on or prior to July 3, 2022. The performance conditions included Blackstone’s achievement of specified investment returns at the time of a defined liquidity event, and required the participant’s continued provision of service to the Company on the vesting date. In March 2022, a liquidity event (as defined in the grant agreements) occurred following the sale by Blackstone of a certain portion of their interest in Gates, resulting in the vesting of the Tier II and IV options for all eligible participants. The specified investment returns required for Tier III awards to vest were not met on or before the end of the performance period, resulting the expiration of the Tier III awards in 2022. All outstanding Tier I, II and IV options expire ten years after the date of grant.
(1)Represents Tier I time-vested stock options, awarded to the Executive Director in his capacity as a director of a former parent of the group, Omaha Topco Limited.
(2)RSUs vest in substantially equal annual installments on each of the first, second and third anniversaries of the grant date.
(3)Reflects the aggregate market value of the unvested RSUs, based on a price of $11.41 per ordinary share, which was the share price of the Company’s ordinary shares on December 30, 2022, the last trading day of the fiscal year.
(4)Represents Options granted under the 2018 Omnibus Incentive Plan. These options vest in substantially equal annual installments on the first three anniversaries of the grant date.

(5)Represents Premium Options granted to the Executive Director under the 2018 Omnibus Incentive Plan. These Premium Options vest on the third, fourth and fifth anniversary of the grant date.
(6)Represents Premium Options granted to the Executive Director under the 2018 Omnibus Incentive Plan. These options vest in substantially equal annual installments on the first three anniversaries of the grant date.
(7)The PRSUs vest on the date the Compensation Committee certifies the achievement of the performance measures following the three-year performance period, with 50% subject to attainment of certain levels of Adjusted ROIC and 50% subject to attainment of Relative TSR for the 2020 and 2021 awards and 75% subject to attainment of certain levels of Adjusted ROIC and 25% subject to attainment of Relative TSR for the 2022 awards. For 2021 and 2022 PRSU awards, the amounts shown in this column represent payout shares of the outstanding PRSUs assuming the target level of attainment of 100% for the Adjusted ROIC measure and the threshold level of attainment of 50% for the Relative TSR measure. The number of shares ultimately issued, which could be zero or greater than the number presented above, will be based on achieving specific performance conditions. Please refer to “Elements of Compensation — Long-Term Incentive” in the proxy statement.
(8)Represents the aggregate market value of the threshold payout shares of the unvested PRSUs, based on a price of $11.41 per ordinary share, which was the share price of the Company’s ordinary shares on December 30, 2022, the last trading day of the fiscal year.

2022 Option Exercises and Stock Vested for the Executive Director
The table below sets forth certain information concerning each exercise of options and stock vesting events for the Company’s Executive Director during Fiscal 2022.

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares or Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
I. Jurek	—	$—	165,543	$2,441,702

(1)Based on the closing share price of the Company’s ordinary shares on the trading day prior to the vesting date.

Single Figure Total Remuneration Table for Non-Executive Directors
The following table provides the compensation earned in Fiscal 2022 and Fiscal 2021 by the Company’s Non-Executive Directors who served during Fiscal 2022.

Name	Year	(Fixed) Fees Paid or Receivable ($)(1)	(Variable) Stock Awards (Restated) ($)(2)	Total (Restated) ($)
F. Eliasson(3)	2022	$18,956	$—	$18,956
J. Ireland	2022	$100,000	$131,328	$231,328
	2021	$100,000	$168,541	$268,541
J. Kahr(4)	2022	$110,000	$171,799	$281,799
	2021	$18,737	$—	$18,737
T. Klebe(5)	2022	$125,000	$221,821	$346,821
	2021	$125,000	$168,541	$293,541
S. Mains(6)(7)	2022	$100,000	$131,328	$231,328
	2021	$100,000	$168,541	$268,541
W. Neely	2022	$101,841	$131,328	$233,169
	2021	$100,000	$285,533	$385,533
A. Tillman(8)	2022	$100,000	$91,346	$191,346
	2021	$68,681	$—	$68,681
M. Zhang(7)	2022	$100,000	$131,328	$231,328
	2021	$100,000	$228,585	$328,585
N. Simpkins	2022	$—	$—	$—
	2021	$—	$—	$—

(1)Represents director fees earned during the period. Directors who served on the Board for a portion of the financial year received a pro-rated amount of the annual cash retainer, which was $100,000 in 2021 and $100,000 in 2022.
(2)Represents the value of the stock awards that vested during the period, which is based on the closing share price of the Company’s ordinary shares on the trading day prior to the vesting date. This value for the current period represents an aggregate depreciation in value of $127,318 since these awards were granted. The amounts reported in the “(Variable) Stock Awards” and “Total” columns for 2021 have been restated from prior year presentation to reflect the vesting of 9,920 and 12,664 RSUs in Fiscal 2021 for Mr. Klebe and Ms. Zhang, respectively, resulting in an additional $168,541 and $228,585, respectively, reported under such columns.
(3)Mr. Eliasson was appointed to the Board effective October 24, 2022 and the amounts reported represent his pro-rated director fees for 2022.
(4)In September 2021, Ms. Kahr resigned from her position with the Sponsor but remained on the Company’s Board. Following her resignation with the Sponsor, the Board approved the non-employee director standard annual compensation package for Ms. Kahr. Accordingly, effective November 1, 2021, she received an equity grant of $125,000 in value of RSUs, a prorated annual cash retainer of $100,000, and a prorated additional cash retainer of $10,000 for her service as Chair of the Compensation Committee.
(5)Represents the annual cash retainer of $100,000 plus an additional $25,000 for Mr. Klebe’s service as Chair of the Audit Committee. Mr. Klebe elected to defer all 9,920 shares that vested in 2021, pursuant to the Supplemental Retirement Plan.
(6)Ms. Mains elected to defer $100,000 of the fees earned in cash in 2022
(7)Ms. Mains and Dr. Zhang elected to defer all 8,333 shares that vested in 2022, respectively, pursuant to the Supplemental Retirement Plan.
(8)Ms. Tillman was appointed to the Board effective April 27, 2021 and the amounts reported represent her pro-rated director fees for 2021.

Outstanding Equity Awards for certain Non-Executive Directors at December 31, 2022
The following table provides information regarding outstanding equity awards held by the Non-Executive Directors as of December 31, 2022. Mr. Simpkins did not hold any outstanding equity awards as of December 31, 2022.

		Option Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)
T. Klebe	5/12/2016	76,293	$6.56	5/12/2026
F. Eliasson	10/24/2022				11,563	$131,934
J. Ireland	2/25/2022				7,931	$90,493
S. Mains	2/25/2022				7,931	$90,493
W. Neely	2/25/2022				7,931	$90,493
A. Tillman	2/25/2022				7,931	$90,493
M. Zhang	2/25/2022				7,931	$90,493

(1)Represent vested time-based stock options. These options were awarded to Non-Executive Directors in their capacity as directors of a former parent of the Company group, Omaha Topco Limited, under the 2014 Omaha Topco Ltd. Stock Incentive Plan, which was assumed by the Company and renamed the Gates Industrial Corporation plc Stock Incentive Plan in connection with the initial public offering in January 2018. No new awards have been granted under this plan since 2017.
(2)Represents unvested time-based RSUs that vest on the first anniversary of the grant date.
(3)Reflects the aggregate market value of the unvested RSUs, based on a price of $11.41 per ordinary share, which was the share price of the Company’s ordinary shares on December 30, 2022, the last trading day of the fiscal year.
2022 Option Exercises and Stock Vested for certain Non-Executive Directors
The table below sets forth certain information concerning each exercise of options and stock vesting events for the Non-Executive Directors during Fiscal 2022.

Name	Option Awards		Stock Awards
	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares or Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
F. Eliasson	$—	$—	—	$—
J. Ireland	—	$—	8,333	$131,328
J. Kahr	—	$—	15,223	$171,799
T. Klebe	—	$—	16,264	$221,821
S. Mains(2)	—	$—	—	$—
W. Neely	—	$—	8,333	$131,328
A. Tillman	—	$—	7,142	$91,346
M. Zhang(3)	—	$—	—	$—

(1)Based on the closing share price of the Company’s ordinary shares on the trading day prior to the vesting date.
(2)Ms. Mains elected to defer all 8,333 shares that vested, pursuant to the Supplemental Retirement Plan.
(3)Dr. Zhang elected to defer all 8,333 shares that vested, pursuant to the Supplemental Retirement Plan.
Director Pension Scheme
No director who served during the year ended December 31, 2022 has any prospective entitlement to a defined benefit pension or a cash balance benefit arrangement (as defined in s.152, Finance Act 2004).

Scheme interests awarded during Fiscal 2022
Please refer to the following sub-headings in the “Notes to future policy table” section of the Directors’ Remuneration Policy (available in Appendix A to the Company’s 2022 proxy statement on Schedule 14A filed with the SEC on April 28, 2022 and available at www.sec.gov and on its website at http://investors.gates.com) for a description of the scheme interests granted to the Executive Director: (i) “Annual Plan”; (ii) “Discretionary Bonuses”; and (iii) “Long-Term Incentive”. In addition, please refer to the following sub-headings of this Directors’ Remuneration Report: (i) 2022 Grants of Plan-Based Awards; and (ii) 2022 Grants of Plan-Based Awards Table.
For Fiscal 2022, the annual compensation package for the Non-Executive Directors (excluding the Sponsor-affiliated Directors) consists partly of $125,000 in value of RSUs (payable annually and rounded down to the nearest whole share). RSUs vest in full on the first anniversary of the grant date. Please refer to the section entitled “2022 Option Exercises and Stock Vested for certain Non-Executive Directors” for further information.
Payments to Past Directors and Payments for Loss of Office
There were no payments made to past Directors and no payments to Directors for loss of office during Fiscal 2022.
Director Shareholdings and Share Ownership Guidelines
The Company has adopted executive stock ownership guidelines for its Executive Director. As of December 31, 2022, the Executive Director was expected to own ordinary shares in the Company with a market value equal to at least six times his base salary. This target has been met. If the Executive Director falls below the threshold, he will be required to retain 50% of stock acquired through the exercise or vesting of equity awards made by the Company.
The Company has adopted share ownership guidelines for its Non-Executive, non-Sponsor affiliated Directors in order to better align its eligible directors’ financial interests with those of its shareholders. Each of the Non-Executive, non-Sponsor affiliated Directors is expected to own shares with a market value equal to four times his or her annual cash retainer. As of December 31, 2022, Mr. Ireland, and Mr. Klebe held shares in excess of this target. Given their recent appointments to the Board, the other Non-Executive, non-Sponsor affiliated directors have not yet met this goal. Any such director who does not meet the threshold is required to retain 50% of shares acquired through the exercise or vesting of equity awards made by the Company.
The table below sets out the number of vested shares held by the Executive Director and each Non-Executive Director as of December 31, 2022.

Name of Director	Number of shares held in Company as of December 31, 2022
Executive Director
I. Jurek	374,053

Non-Executive Directors
F. Eliasson	—
J. Ireland	30,762
J. Kahr	15,209
T. Klebe(1)	95,108
S. Mains(2)	24,452
W. Neely	29,172
A. Tillman	7,136
M. Zhang(2)	20,997

Non-Executive Director; Sponsor-affiliated Director
N. Simpkins	—

(1)Includes 21,469 ordinary shares that are vested but deferred pursuant to the Supplemental Retirement Plan.
(2)Includes 8,333 ordinary shares that are vested but deferred pursuant to the Supplemental Retirement Plan

(3)Represents 20,997 ordinary shares that are vested but deferred pursuant to the Supplemental Retirement Plan .
Please also refer to the “Outstanding Equity Awards at December 31, 2022” and “Outstanding Equity Awards for certain Non-Executive Directors at December 31, 2022” sections above for information regarding outstanding equity awards held by the Executive Director and Non-Executive Directors as of December 31, 2022.
Performance table and graph
Executive Director Remuneration

	2022	2021
Total remuneration	$5,003,180	$5,316,106
Annual bonus as a percentage of maximum(1)	39%	87%
Equity awards vested as a percentage of maximum(2)	36%	40%

(1)The amount earned by the Executive Director under the Annual Plan equated to 57.75% attainment of the target performance. The Annual Plan does not have a maximum level of attainment; thus, for purposes of this calculation, this assumes a “stretch” level of performance of a 150% payout.
(2)The equity awards that could have vested in the year were options, time-based restricted stock units, and performance-based restricted stock units.
Performance Graph
The below graph shows the value, as of December 31, 2022, of $100 invested in Gates Industrial Corporation plc on January 25, 2018, at the IPO price of $19, compared with the value of $100 invested in each of the S&P Midcap 400 Capital Goods Industry Group index and the Russell 2500 index on a daily basis. The S&P Midcap 400 Capital Goods Industry Group index was selected as it is used by the Company as part of the long-term incentive program (one of the performance measures for PRSUs). The performance graph is based on historical results and is not intended to suggest future performance.
Total shareholder return
Source: S&P Capital IQ

180
160
140
120
100
80
60
40
20
Value ($) (rebased)
1/25/2018
12/31/2022
Gates Industrial Corporation plc
S&P Midcap 400 Capital Goods Industry Group
Russell 2500 Index

Percentage Change in Compensation of Executive Director Compared with Employees
The following table shows the percentage change in salary, all other benefits and annual bonus awards for the Directors and, as described further in note (1) to the table, the corporate employees (excluding the Executive Director) located in the Denver corporate office and the Denver area customer solutions center.

	Percentage change from 2021 to 2022			Percentage change from 2020 to 2021
	Salary/Fees %	All Other Benefits %	Annual Bonus %	Salary/Fees %	All Other Benefits %	Annual Bonus %
Employees(1)	5%	9%	(58)%	2%	16%	31%
Executive Directors(2)
I. Jurek	4%	17%	(54)%	3%	156%	33%
Non-Executive Directors(3)
F. Eliasson	n/a	n/a	n/a	n/a	n/a	n/a
J. Ireland	—%	—%	—%	—%	—%	—%
J. Kahr	—%	—%	—%	—%	—%	—%
T. Klebe	—%	—%	—%	—%	—%	—%
S. Mains	—%	—%	—%	—%	—%	—%
W. Neely	—%	—%	—%	—%	—%	—%
A. Tillman	—%	—%	—%	—%	—%	—%
M. Zhang	—%	—%	—%	—%	—%	—%

(1)Due to the complexity of the Company’s global operations with employees in multiple countries with different currencies, costs of living and work cultures, the Company selected its corporate employees based in its Denver corporate office and its Denver area customer solutions center as the comparator group for the above table. This group of employees is considered an appropriate comparator, as they are compensated in accordance with U.S. customs and standards and participate in similar annual award and benefit programs as the Executive Director who is also based in Denver, Colorado. The percentage changes for salary, all other benefits and annual bonus for the corporate employees were determined by dividing the total annual salary in effect at the end of the year, all other benefits and annual bonus compensated during the year by the total number of corporate employees at the end of each financial year. All other benefits included, but were not limited to: gym reimbursements, tax services reimbursements, and parking reimbursements.
(2)Percentage changes for the Executive Director were calculated based on the Single Figure Total Remuneration Table for Executive Director.
(3)Mr. Neely, Dr. Zhang, Ms. Tillman and Mr. Eliasson were appointed to the Board effective on April 1, 2020, July 1, 2020, April 27, 2021, and October 24, 2022, respectively, and received cash retainers on a pro-rated basis. Ms. Kahr received a cash retainer on a pro-rated basis for her service following her resignation from the Sponsor. Percentage changes for Non-Executive Directors have been calculated based on the fees paid in cash reflected in the Single Figure Total Remuneration Table for Non-Executive Directors, except for Mr. Neely, Dr. Zhang, Ms. Tillman, and Ms. Kahr, whose 2021 and 2022, as applicable, cash retainers are assumed to be on a full-year basis for the purpose of this table to ensure a like-for-like comparison.
Executive Director (CEO) Pay Ratio
The following table sets forth the ratio of the Executive Director’s total compensation to the median, 25th and 75th percentile of total compensation of his full-time equivalent U.K.-based employees for Fiscal 2022, 2021 and 2020. The Executive Director (CEO) single figure used in the calculation of the ratios below reflects the single figure total remuneration (as disclosed in the Single Figure Total Remuneration Table for the Executive Director table above).

Financial Year	Method	25th percentile pay ratio	Median pay ratio	75th percentage pay ratio
2022	C	112 to 1	92 to 1	91 to 1
2021*	C	133 to 1	87 to 1	85 to 1
2020*	C	77 to 1	61 to 1	60 to 1
(*) The 2021 pay ratio has been revised from prior year presentation to reflect the revision to the Executive Director’s total remuneration described in footnote 6 to the Single Figure Total Remuneration Table for the Executive Director table above and an exchange rate conversion correction. The 2020 pay ratio has been revised from prior year presentation to reflect an exchange rate conversion correction.
The changes in the above pay ratios are attributable primarily to the change in the remuneration of the CEO, the reasons for which are set out under the Single Figure Total Remuneration Table for the Executive Director table above.
The calculation methodology used reflects Option C as defined under the relevant regulations. To determine the employees at the three quartiles for 2022, the Company reviewed and analyzed salary data for its permanent employees as of December 31, 2022. Given the variance in pay elements by employee, the Company opted for Method C and selected the annual base salary to identify the best equivalents for the U.K. employees, as base salary represents the single largest component of pay for the majority of employees across the business. The Company then excluded employees whose start dates were after Fiscal 2022 began, as they were not paid for the full year. Once the employees were identified, the Company included benefits and all other relevant compensation elements and converted to U.S. dollars using Fiscal 2022 average exchange rate in order to provide a like comparison to that of the Executive Director. Each employee’s pay and benefits were calculated using each employee’s aggregated remuneration, consistent with the Executive Director’s aggregated remuneration. The Company did not make any adjustments or omit any components of pay.
The 2022, 2021 and 2020 salary and total remuneration for the 25th, 50th and 75th percentile of U.K. employees are as follows:

Financial Year	(dollars)	25th percentile	Median	75th percentile
2022	Salary	42,747	51,493	51,756
	Total remuneration	44,704	54,645	54,864
2021	Salary	33,613	56,592	56,567
	Total remuneration	39,923	61,410	62,708
2020	Salary	36,707	46,876	47,184
	Total remuneration	39,226	49,929	50,959
As of December 31, 2022, the Company’s U.K. workforce is made up of approximately 735 employees, as compared to approximately 7,197 employees in North America and approximately 15,271 employees globally. The Executive Director works in North America and his compensation is benchmarked against companies in an industry peer group that are listed on the New York Stock Exchange or NASDAQ, as described under Role of the Peer Group below. With this perspective, the Company believes the median pay ratio for Fiscal 2022 is consistent with the pay, reward and progression policies for the Company’s U.K. employees taken as a whole.
Relative Importance of Spend on Pay
The table below sets out the remuneration the Company paid to its employees and distributions made to its shareholders in Fiscal 2022 and Fiscal 2021.

(dollars in millions)	2022 financial year	2021 financial year
Employee remuneration	$823.0	$823.5
Dividends	$—	$—
Share buyback	$174.7	$10.6

Statement of Implementation of Remuneration Policy in 2023
For the fiscal year ending December 30, 2023 (“Fiscal 2023”), the Compensation Committee intends to provide remuneration in accordance with the proposed Directors’ Remuneration Policy, as described below.
Executive Director
2023 Long-Term Incentive. In February 2023, the Compensation Committee recommended, and the Board approved, a new award (the “2023 LTI”) for Fiscal 2023 under the 2018 Omnibus Incentive Plan for the Company’s Executive Director. The 2023 LTI is comprised of 50% RSUs and 50% PRSUs. The RSUs will vest in equal annual installments on the first three anniversaries of the grant date, subject to the Executive Director’s continued employment through the vesting date. The PRSUs will vest upon completion of the three-year performance period and will be paid out after certification of results by the Compensation Committee. For 2023 PRSUs, the Board determined that the PRSUs shall provide that 75% of the award will vest if the Company achieves a certain level of Adjusted ROIC and the remaining 25% of the PRSUs will vest if the Company achieves certain Relative TSR goals, in each case, measured over a three year performance period. The total number of PRSUs that vest at the end of the performance period will range from 0% to 200% of the target as determined by measuring actual performance over the performance period for Adjusted ROIC and Relative TSR against the performance goals based on a pre-established scale. The target total grant date value for the Executive Director’s award was approximately $5,366,900 under the 2023 LTI. The award was made based upon the Executive Director’s 2023 LTI target which was determined as a percentage of his 2023 base salary. The number of target PRSUs was calculated on the date of grant, March 1, 2023, based on that day’s closing price of Gates ordinary shares on the New York Stock Exchange.
The performance period applicable to the PRSUs began on January 1, 2023 and will end on January 3, 2026. The performance results will be measured against the specified three-year average Adjusted ROIC and Relative TSR through the period. The target levels for the Adjusted ROIC measure of performance-based compensation have been omitted from the directors’ remuneration report as such targets are considered commercially sensitive. The target levels will be disclosed in the directors’ remuneration report after the completion of the applicable performance period.
2023 Annual Incentive. In February 2023, the Compensation Committee determined that for the annual bonus scheme for Fiscal 2023, Adjusted EBITDA (50%), Free Cash Flow (30%) and Revenue (20%) should be used as the financial performance measures (“Performance Measures”). The Compensation Committee determined that these Performance Measures are critical indicators of the Company’s performance for 2023 and, when combined, contribute to sustainable growth. The Compensation Committee set the minimum achievement threshold at 90% of the Performance Measures to achieve a 50% payout of the annual bonus and the target at 110% to achieve a 200% payout of the annual bonus; provided that threshold and maximum for Revenue are narrower than 90% and 110% to align with the associated Adjusted EBITDA levels. If achievement with respect to any Performance Measure falls between the threshold and target, or between the target and maximum, earned award amounts for that particular Performance Factor will be interpolated on a straight-line mathematical basis (and rounded to the nearest whole number). The Executive Director’s target bonus in 2023 is $1,712,849.
2023 Salary. In February 2023, the Compensation Committee increased the Executive Director’s base salary by 4%, to $1,141,899.
For additional information on the Company’s Long-Term Incentive, Annual Incentive and Base Salary, please see Elements of Compensation in the proxy statement.
Non-Executive Directors
2023 Remuneration.
The compensation program for the other Non-Executive Directors will remain the same in 2023 as it was in 2022, with an increase in the value of the annual equity award by $10,000 from the prior two fiscal years in order to better reflect the market. In October 2022, the Board approved an annual total compensation package of $235,000 for these Non-Executive Directors in 2023, which was allocated with approximately 43% as a cash retainer and 57% as an equity grant of RSUs vesting in one year. On March 1, 2023, the Board approved the 2023 annual equity grants for the Non-Executive Directors. The number of RSUs was calculated on that date, based on the closing price of Gates ordinary shares on the New York Stock Exchange.

Consideration by the Directors of Matters Relating to Directors’ Compensation
The Compensation Committee provides assistance to the Board for oversight of the compensation program for the Executive Director. The Board has historically taken into account multiple factors, such as considering the responsibilities, performance, contributions and experience of the Executive Director and his compensation in relation to other employees and other roles. The Compensation Committee annually reviews the Executive Director’s performance, base salary, annual incentive target opportunity and outstanding long-term incentive awards and approves, or recommends to the Board for approval, any changes to the Executive Director’s compensation package in light of such review. The Executive Director does not participate in deliberations regarding his own compensation. The Compensation Committee held six meetings during 2022.
Pay recommendations for the Company’s high level executive officers, including the Executive Director, are made by the Compensation Committee in February after the Company reports its fourth quarter and year-end financial results for the preceding fiscal year (the “February meeting”). This timing allows the Compensation Committee to have a complete financial performance picture prior to making compensation decisions.
Compensation decisions with respect to prior year performance, as well as annual equity awards and target performance levels under the incentive plans for the current year, are typically made at this February meeting. Annual equity awards to the Company’s executive officers, including the Executive Director, are recommended by the Compensation Committee at this meeting and reviewed by the Board and, if approved by the Board, are dated on the date of such Board approval. An exception to this process is granted to executives who are promoted or hired from outside the Company during the year. These executives may receive compensation changes or equity grants effective or dated, as applicable, as of the date of their promotion, hiring date, or other Board approval date.
Compensation Consultant. The Compensation Committee retains an independent compensation consultant (the “Consultant”) to support the oversight and management of the Company’s executive compensation program. The Consultant has not provided the Company with services other than as described herein. The Compensation Committee retains sole authority to hire or terminate the Consultant, approve its compensation, determine the nature and scope of services, and evaluate performance. The Company selected Aon plc as the Consultant prior to its 2018 IPO and reviews the Consultant’s independence and engagement annually. A representative of the Consultant attends Compensation Committee meetings, as requested, and communicates with the Compensation Committee Chair between meetings. The Compensation Committee makes all final decisions. The Consultant’s specific roles include, but are not limited to:
•advising the Compensation Committee on executive compensation trends and regulatory developments;
•providing a total compensation study for executives, compared against the companies in the peer group and other market data, and recommendations for executive pay;
•working with the Compensation Committee to develop an appropriate peer group of comparable companies to serve as a reference point in executive compensation decision-making;
•providing advice to the Compensation Committee on governance best practices, as well as any other areas of concern or risk;
•serving as a resource to the Compensation Committee Chair for meeting agendas and supporting materials in advance of each meeting;
•reviewing and commenting on proxy disclosure items, including the compensation discussion and analysis;
•reviewing and commenting on the Compensation Committee’s annual compensation risk assessment;
•advising the Compensation Committee on management’s pay recommendations and determining Chief Executive Officer pay;
•providing comprehensive tally sheets for the each Named Executive Officer that encompass two years of all elements of their compensation as well as potential wealth accumulation and retention values; and
•from time to time, reviewing and providing compensation recommendations for non-employee directors to the Nominating and Governance Committee.
The Company paid approximately $193,000 in aggregate to the Consultant and its affiliates for its work during Fiscal 2022. The Company did not pay any other fees to the Consultant or its affiliates.

The Compensation Committee has assessed the independence of the Consultant as required by SEC and NYSE rules. The Compensation Committee reviewed its relationship with the Consultant and considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. Based on this review, the Compensation Committee concluded that the Consultant is independent and there are no conflicts of interest raised by the work performed by the Consultant.
Role of the Peer Group. The Compensation Committee, with the help of the Consultant, conducts an annual review and evaluation of executive and director compensation in comparison to an industry peer group. In establishing the industry peer group, the Compensation Committee targets approximately 15 to 20 companies based on the following selection criteria:
•publicly-traded companies within similar Global Industry Classification Standard (“GICS”) code classifications;
•peer companies used by the potential peer companies (peers of peers) within the similar GICS codes;
•peer companies used by proxy advisory firm Institutional Shareholder Services Inc. (“ISS”) in 2021;
•companies with annual revenues of approximately 0.4x to 3x Gates’ annual revenues; and
•companies with market capitalization and enterprise values within a reasonable ranges of Gates’ values.
For Fiscal 2022, compensation decisions, the Compensation Committee selected the same companies used for Fiscal 2021 compensation decisions. The full list of peers, all of which are in the GICS Industrials Sector and Capital Goods Industry Group, is shown below. Regal Beloit Corporation and Rexnord Corporation merged during 2021, but are listed separately as they were included in the peer group pay study prior to the merger.
1.AMETEK, Inc.
2.Colfax Corporation
3.Crane Co.
4.Donaldson Company, Inc.
5.Dover Corporation
6.Flowserve Corporation
7.Graco Inc.
8.IDEX Corporation
9.Ingersoll Rand Inc.
10.Lincoln Electric Holdings, Inc.
11.Nordson Corporation
12.Pentair plc
13.Regal Beloit Corporation
14.Rexnord Corporation
15.SPX Corporation
16.The Timken Company
17.Xylem Inc.
At the time of the Compensation Committee’s approval, the average and median trailing twelve month revenues of the selected peers, at $3.3 billion and $3.0 billion, respectively, were consistent with the Company’s annual revenues. The Compensation Committee uses competitive compensation data from the annual total compensation study of peer companies as a reference point to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Compensation Committee uses multiple reference points when establishing targeted compensation levels. The Compensation Committee references the 50th to 75th competitive percentile for targeted total compensation as a guide, but does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader U.S. market. Instead, the Compensation Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning.
For Fiscal 2023, the Compensation Committee, in consultation with the Consultant, reviewed the composition of the peer group and, using the same selection criteria, maintained the same peer group as used for Fiscal 2022 compensation decisions, other than (i) the removal of one peer company due its merger into another peer company (Regal Beloit Corporation merged into Regal Rexnord Corporation), with Regal Rexnord Corporation retained in the Company’s peer group, and (ii) the replacement of one peer company, Colfax Corporation, which split into two companies (ESAB Corporation and Enovis Corporation), with ESAB Corporation being retained in the Company’s peer group.
Consideration of Shareholder Views
At the 2022 AGM, the shareholders approved the directors’ remuneration policy (as required under the Companies Act), the Company’s annual remuneration report (as required under the Companies Act) and the compensation of its Named Executive Officers, which includes the Executive Director (on an advisory basis, pursuant to applicable SEC regulations). The voting results were as follows:
Resolution: To approve, on an advisory basis, named executive officer compensation:

Votes For	% of Total	Votes Against	% of Total	Votes Abstain	% of Total
228,299,913	83.13%	46,327,180	16.87%	16,009	0.01%
Resolution: To approve, on an advisory basis, the Company’s directors’ remuneration report (excluding the Company’s directors’ remuneration policy) in accordance with the requirements of the Companies Act.

Votes For	% of Total	Votes Against	% of Total	Votes Abstain	% of Total
231,500,076	84.30%	43,116,573	15.70%	26,453	0.01%
Resolution: To approve the Company’s directors’ remuneration policy in accordance with the requirements of the Companies Act.

Votes For	% of Total	Votes Against	% of Total	Votes Abstain	% of Total
212,624,490	77.43%	61,987,159	22.57%	31,453	0.01%
In light of the voting results on these resolutions and based on the Company’s compensation philosophy and objectives, the Compensation Committee is maintaining its overall compensation program for the Executive Director and the Non-Executive Directors, with certain modifications as described in the Company’s compensation discussion and analysis in the proxy statement.
The Directors’ Remuneration Report was approved by the Board and authorized for issue on April 26, 2023. It was signed on its behalf by:

Ivo Jurek
Director and Chief Executive Officer

GATES INDUSTRIAL CORP PLC
1144 FIFTEENTH ST.
SUITE 1400
DENVER, CO 80202

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GATES INDUSTRIAL CORP PLC

Board of Directors recommends a vote FOR each of the nominees listed in proposal 1 and FOR each of proposals 2 through 6.

1. Election of Directors:

Nominees:

	For	Against	Abstain
1a. Fredrik Eliasson	☐	☐	☐
1b. James W. Ireland, III	☐	☐	☐
1c. Ivo Jurek	☐	☐	☐
1d. Stephanie K. Mains	☐	☐	☐
1e. Seth A. Meisel	☐	☐	☐
1f. Wilson S. Neely	☐	☐	☐
1g. Neil P. Simpkins	☐	☐	☐
1h. Alicia Tillman	☐	☐	☐
1i. Molly P. Zhang	☐	☐	☐
2. To approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐

To ATTEND the virtual Annual General Meeting, please visit www.virtualshareholdermeeting.com/GTES2023. There will be no physical meeting location.

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title. Corporations should provide the full name of the corporation and title of the authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V00137-P89200

Annual General Meeting of Shareholders of Gates Industrial Corporation Plc
to be held on Thursday June 8, 2023
for Shareholders as of April 12, 2023
This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Ivo Jurek, Chief Executive Officer and Chairman of the Annual Meeting, L. Brooks Mallard, Chief Financial Officer, and Cristin Bracken, Chief Legal Officer, and each of them, as proxies for the undersigned, with full power of substitution and hereby authorizes them, and each of them, to vote all the ordinary shares of Gates Industrial Corporation plc that the undersigned is entitled to vote at the Annual General Meeting of Shareholders to be held virtually at 10:00 A.M. Mountain Time on June 8, 2023, or any postponement or adjournment thereof, in the manner indicated on the reverse side of this proxy card and in his or her discretion upon such other matters as may be properly brought before the meeting or any postponement or adjournment thereof, and revoking any proxy previously given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS FOR ALL NOMINEES IN PROPOSAL ONE (FOR ALL NOMINEES 1A THROUGH 1I) AND FOR PROPOSALS 2 THROUGH 6.

All advance votes must be received by 11:59 PM Eastern Time on June 7, 2023.

Continued and to be signed on reverse side